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Wisconsin Electric Power Company

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Gale E. Klappa Chairman and Chief Executive Officer 231 W Michigan Street Milwaukee, WI 53203

March 31, 2016

Dear Preferred Stockholder:

Wisconsin Electric Power Company, which does business under the trade name of We Energies, will hold its Annual Meeting of Stockholders on Thursday, April 28, 2016, at 10:00 a.m., Central time in the Resource Center on the first floor of the Public Service Building, 231 West Michigan Street, Milwaukee, Wisconsin 53203.

We are not soliciting proxies for this meeting, as more than 99% of the voting stock is owned, and will be voted, by Wisconsin Electric’s parent, WEC Energy Group, Inc. If you wish, you may vote your shares of preferred stock in person at the meeting; however, the business session will be very brief.

As an alternative, you might consider attending WEC Energy Group’s Annual Meeting of Stockholders to be held Thursday, May 5, 2016, at 10:00 a.m., Central time, at Concordia University Wisconsin in the R. John Buuck Field House located at 12800 North Lake Shore Drive, Mequon, Wisconsin 53097.

By attending this meeting, you would have the opportunity to meet many of the Wisconsin Electric officers and directors. Although you cannot vote your shares of Wisconsin Electric preferred stock at the WEC Energy Group meeting, you may find the activities worthwhile.

You must pre-register and present photo identification at the door to attend WEC Energy Group’s Annual Meeting. To pre-register for the meeting, please contact WEC Energy Group’s Stockholder Services, 231 West Michigan Street, Milwaukee, Wisconsin 53203, or simply call 800-881-5882 or email WEC.Stockholder-Services.Contact@wisconsinenergy.com and provide proof of your ownership of preferred stock, including a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares.

The annual report of Wisconsin Electric is attached as Appendix B to this information statement. If you have any questions or would like a copy of the WEC Energy Group annual report, please call our toll-free stockholder hotline at 800-881-5882.

Thank you for your support.

Sincerely,

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 31, 2016

To the Stockholders of Wisconsin Electric Power Company:

The 2016 Annual Meeting of Stockholders of Wisconsin Electric Power Company will be held on Thursday, April 28, 2016, at 10:00 a.m., Central time, in the Resource Center on the first floor of the Public Service Building, 231 West Michigan Street, Milwaukee, Wisconsin 53203, for the following purposes:

1.	To elect the five members of the Board of Directors to hold office until the 2017 Annual Meeting of Stockholders; and

2.	To consider any other matters that may properly come before the meeting.

Stockholders of record at the close of business on February 25, 2016, are entitled to vote. The following pages provide additional details about the meeting as well as other useful information.

Important Notice Regarding the Availability of Materials Related to the Stockholder Meeting to Be Held on April 28, 2016 – The Information Statement and 2015 Annual Report to Stockholders are available at:

www.wisconsinelectric.com

By Order of the Board of Directors,

Susan H. Martin

Executive Vice President, General Counsel and Corporate Secretary

We Energies 231 West Michigan Street Milwaukee, Wisconsin 53203

INFORMATION STATEMENT

This information statement is being furnished to stockholders beginning on or about March 31, 2016, in connection with the annual meeting of stockholders of Wisconsin Electric Power Company (“WE” or the “Company”), which does business under the trade name of We Energies, to be held on Thursday, April 28, 2016 (the “Meeting”), at 10:00 a.m., Central time, in the Resource Center on the first floor of the Public Service Building, 231 West Michigan Street, Milwaukee, Wisconsin 53203, and all adjournments or postponements of the Meeting, for the purposes listed in the preceding Notice of Annual Meeting of Stockholders. The WE annual report to stockholders is attached as Appendix B to this information statement.

We are not asking you for a proxy and you are requested not to send us a proxy. However, you may vote your shares of preferred stock at the Meeting.

VOTING SECURITIES

As of February 25, 2016, WE had outstanding 44,498 shares of $100 par value Six Per Cent. Preferred Stock; 260,000 shares of $100 par value 3.60% Serial Preferred Stock; and 33,289,327 shares of common stock. Each outstanding share of each class is entitled to one vote. Stockholders of record at the close of business on February 25, 2016 will be entitled to vote at the Meeting. In order to conduct the Meeting, a majority of the outstanding shares entitled to vote must be represented at the Meeting. This is known as a “quorum.” All of WE’s outstanding common stock, representing more than 99% of its voting securities, is owned by its parent company, WEC Energy Group, Inc. (“WEC Energy Group”), and will be represented at the Meeting. The principal business address of WEC Energy Group is 231 West Michigan Street, Milwaukee, Wisconsin 53203. A list of stockholders of record entitled to vote at the Meeting will be available for inspection by stockholders at WE’s principal business office at 231 West Michigan Street, Milwaukee, Wisconsin 53203, prior to and at the Meeting.

INTERNET AVAILABILITY OF INFORMATION

The following documents can be found at www.wisconsinelectric.com:

–	Notice of Annual Meeting;
–	Information Statement; and
–	2015 Annual Report to Stockholders.

ELECTION OF DIRECTORS

At the Meeting, there will be an election of five directors. Based upon the recommendation of the Corporate Governance Committee of WEC Energy Group’s Board of Directors (the “Corporate Governance Committee”), the individuals named below have been nominated by the WE Board of Directors (the “Board”) to serve a one-year term expiring at the 2017 Annual Meeting of Stockholders and until they are re-elected or until their respective successors are duly elected and qualified.

Directors will be elected by a plurality of the votes cast by the shares entitled to vote, as long as a quorum is present. “Plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen. Therefore, shares not voted, whether by withheld authority or otherwise, have no effect in the election of directors.

Each nominee has consented to being nominated and to serve if elected. In the unlikely event that any nominee becomes unable to serve for any reason, the Board will select a substitute nominee based upon the recommendation of the Corporate Governance Committee of WEC Energy Group’s Board of Directors.

Wisconsin Electric Power Company	1	2016 Annual Meeting Information Statement

Director Nominees

The Company does not have a nominating committee. The Corporate Governance Committee of WEC Energy Group (the “Corporate Governance Committee”) provides oversight for the nominating process on behalf of the Board. Director nominees for the Board are evaluated as a whole with the goal of recommending nominees with diverse backgrounds and experience that, together, can best perpetuate the success of WE’s business and represent stockholder interests. In addition to the specific experiences and skills of the individual director nominees identified below, the Corporate Governance Committee believes that director nominees should generally possess certain characteristics and skills including: proven integrity; mature and independent judgment; vision and imagination; ability to objectively appraise problems; ability to evaluate strategic options and risks; sound business experience and acumen; relevant technological, political, economic, or social/cultural expertise; social consciousness; achievement of prominence in career; and familiarity with issues affecting the Company’s business. After considering the recommendations of the Corporate Governance Committee, the Board selected the nominees listed below.

Board Diversity. The Corporate Governance Committee does not have a specific policy with regards to the consideration of diversity in identifying director nominees. However, the Corporate Governance Committee strives to recommend candidates who each bring a unique perspective to the Board in order to contribute to the collective diversity of the Board. As part of its process in connection with the nomination of new directors to the Board, the Corporate Governance Committee considers several factors to ensure the entire Board collectively embraces a wide variety of characteristics, including professional background, experience, skills, and knowledge, as well as the criteria listed above. Each candidate will generally exhibit different and varying degrees of these characteristics.

Nominees for Election to the Board of Directors. Biographical information regarding each nominee is shown below. Ages are as of March 9, 2016. All nominees are officers of the Company and are not independent.

J. Kevin Fletcher. Age 57.

•	Wisconsin Electric Power Company – Executive Vice President-Customer Service and Operations since June 2015; Senior Vice President-Customer Operations from October 2011 through June 2015.
•	Georgia Power Company – Vice President-Community and Economic Development from 2007 to October 2011. Georgia Power is a utility affiliate of The Southern Company, a public utility holding company serving the southeastern United States.
•	Director of Wisconsin Electric Power Company since June 2015.
•	Mr. Fletcher also serves as an officer and/or director of several other major subsidiaries of WEC Energy Group.

Based primarily upon Mr. Fletcher’s executive management experience in customer service and operations at WEC Energy Group and its utility affiliates, as well as his experience in community and economic development while at Georgia Power Company, the Board concluded that Mr. Fletcher should serve as a director of the Company.

Gale E. Klappa. Age 65.

•	WEC Energy Group, Inc. – Chairman of the Board and Chief Executive Officer since May 2004; President from April 2003 to July 2013.
•	Wisconsin Electric Power Company – Chairman of the Board since May 2004; Chief Executive Officer since August 2003; President from August 2003 to June 2015.
•	Director of Badger Meter, Inc. since 2010; Director of Joy Global Inc. since 2006.
•	Director of WEC Energy Group since 2003; Director of Wisconsin Electric Power Company since 2003.
•	Mr. Klappa also serves as an officer and/or director of several other major subsidiaries of WEC Energy Group.

Based primarily upon Mr. Klappa’s 23 years of executive management, financial and strategic experience as a senior executive in the public utility industry, including serving as Chairman and CEO of WEC Energy Group and its principal utility subsidiaries, as Chief Financial Officer of The Southern Company, a public utility holding company serving the southeastern United States prior to joining WEC Energy Group, and as Chief Strategic Officer / CEO of The Southern Company’s subsidiary in the United Kingdom, the Board concluded that Mr. Klappa should serve as a director of the Company.

Wisconsin Electric Power Company	2	2016 Annual Meeting Information Statement

Scott J. Lauber. Age 50.

•	WEC Energy Group, Inc. – Vice President and Treasurer since February 2013; Assistant Treasurer from March 2011 to January 2013.
•	Wisconsin Electric Power Company – Vice President and Treasurer since February 2013; Assistant Treasurer from March 2011 to January 2013.
•	Mr. Lauber also serves as an officer of several other major subsidiaries of WEC Energy Group.

Based primarily upon Mr. Lauber’s more than 25 years of service at WEC Energy Group, including executive and financial management responsibility of its utility affiliates, with a focus on long-range financial planning and oversight of the treasury function, as well as his experience in risk and insurance matters and knowledge of the financial community, the Board concluded that Mr. Lauber should serve as director of the Company.

Allen L. Leverett. Age 49.

•	WEC Energy Group, Inc. – President since August 2013; Executive Vice President from May 2004 to July 2013; Chief Financial Officer from July 2003 until February 2011. Mr. Leverett has also been serving as the principal executive officer of WEC Energy Group’s generation operations, including the Company’s, since February 2011.
•	Wisconsin Electric Power Company – President since June 2015; Executive Vice President from May 2004 until June 2015; Chief Financial Officer from July 2003 until February 2011.
•	Director of WEC Energy Group since January 2016; Director of Wisconsin Electric Power Company since June 2015.
•	Mr. Leverett also serves as an officer and/or director of several other major subsidiaries of WEC Energy Group.

Based primarily upon Mr. Leverett’s extensive executive management, financial and strategic experience as President of WEC Energy Group with responsibility for the business operations of the Company’s utilities located in Wisconsin, Michigan, and Minnesota, as well as his experience as the principal executive officer of WEC Energy Group’s power generation group, as Chief Financial Officer of the Company and as Executive Vice President and Chief Financial Officer of Georgia Power prior to joining WEC Energy Group, the Board concluded that Mr. Leverett should serve as a director of the Company.

Susan H. Martin. Age 63.

•	WEC Energy Group, Inc. – Executive Vice President and General Counsel since March 2012; Corporate Secretary since December 2007; Vice President and Associate General Counsel from December 2007 to February 2012.
•	Wisconsin Electric Power Company – Executive Vice President and General Counsel since March 2012; Corporate Secretary since December 2007; Vice President and Associate General Counsel from December 2007 to February 2012.
•	Director of Wisconsin Electric Power Company since June 2015.
•	Ms. Martin also serves as an officer and/or director of several other major subsidiaries of WEC Energy Group.

Based primarily upon Ms. Martin’s executive management and strategic experience as Executive Vice President, General Counsel and Corporate Secretary of WEC Energy Group and its utility subsidiaries, as well as her extensive experience in legal, environmental and governance matters, the Board concluded that Ms. Martin should serve as a director of the Company.

COMMITTEES OF THE WEC ENERGY GROUP BOARD OF DIRECTORS

WE is a wholly-owned subsidiary of WEC Energy Group, and the WE Board does not have any committees. The WEC Energy Group Board maintains the following committees which oversee WE operations on behalf of the WEC Energy Group Board: Audit and Oversight, Compensation, Corporate Governance, and Finance. All committees operate under a charter approved by WEC Energy Group’s Board of Directors. A copy of each committee charter is posted in the “Governance” section of WEC Energy Group’s Website at www.wecenergygroup.com and is available in print to any stockholder who requests it in writing from the Corporate Secretary. Members and principal responsibilities of the WEC Energy Group Board committees are provided below.

Wisconsin Electric Power Company	3	2016 Annual Meeting Information Statement

Members	Principal Responsibilities; Meetings

Audit and Oversight Thomas J. Fischer, Chair John F. Bergstrom Barbara L. Bowles Patricia W. Chadwick Paul W. Jones Henry W. Knueppel	•	Oversee the integrity of the financial statements.
	•	Oversee management compliance with legal and regulatory requirements.
	•	Review, approve, and evaluate the independent auditors’ services.
	•	Oversee the performance of the internal audit function and independent auditors.
	•	Discuss risk management and major risk exposures and steps taken to monitor and control such exposures.
	•	Prepare the report required by the Securities and Exchange Commission (“SEC”) for inclusion in the proxy and information statements.
	•	Establish procedures for the submission of complaints and concerns regarding WEC Energy Group’s and its subsidiaries’ accounting or auditing matters.
	•	The Audit and Oversight Committee conducted seven meetings in 2015.

Compensation John F. Bergstrom, Chair Thomas J. Fischer Ulice Payne, Jr.	•	Identify through succession planning potential executive officers.
	•	Provide a competitive, performance-based executive and director compensation program.
	•	Set goals for the CEO, annually evaluate the CEO’s performance against such goals, and determine compensation adjustments based on whether these goals have been achieved.
	•	Prepare the report required by the SEC for inclusion in the proxy and information statements.
	•	The Compensation Committee conducted nine meetings in 2015, and executed two signed, written unanimous consents.

Corporate Governance Barbara L. Bowles, Chair Albert J. Budney, Jr. Curt S. Culver Henry W. Knueppel	•	Establish and annually review the Corporate Governance Guidelines to verify that the Board is effectively performing its fiduciary responsibilities to stockholders.
	•	Establish and annually review director candidate selection criteria.
	•	Identify and recommend candidates to be named as nominees of WEC Energy Group’s Board and the Company’s Board for election as directors.
	•	Lead the WEC Energy Group Board in its annual review of its performance.
	•	The Corporate Governance Committee conducted four meetings in 2015.

Finance Curt S. Culver, Chair William J. Brodsky Patricia W. Chadwick Ulice Payne, Jr. Mary Ellen Stanek	•	Review and monitor WEC Energy Group’s and its subsidiaries’ current and long- range financial policies and strategies, including each company’s capital structure and dividend policy.
	•	Authorize the issuance of corporate debt within limits set by WEC Energy Group’s Board.
	•	Discuss policies with respect to risk assessment and risk management.
	•	Approve WEC Energy Group’s consolidated financial plan, including the capital budget.
	•	The Finance Committee conducted three meetings in 2015.

The WE Board met five times during calendar year 2015 and executed eight signed, written unanimous consents.

Board meeting attendance during the year was 100% for all of the current directors.

Wisconsin Electric Power Company	4	2016 Annual Meeting Information Statement

DIRECTOR COMPENSATION

All of the Company’s current Board members are employees of WE and are not separately compensated as directors. The following table summarizes total compensation awarded to, earned by, or paid to each of WE’s non-employee directors who served as the Company’s directors prior to Wisconsin Energy Corporation’s acquisition of Integrys Energy Group, Inc. on June 29, 2015. Wisconsin Energy Corporation subsequently changed its name to WEC Energy Group. The amounts in the table are annual WEC Energy Group consolidated compensation data and include compensation received by the non-employee directors for the entire 2015 calendar year. Prior to June 29, 2015, fees were allocated among Wisconsin Energy Corporation, WE and Wisconsin Gas LLC, a public utility affiliate of WE, for service on all three boards, as appropriate.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid In Cash ($)	Stock Awards (1)(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (3) ($)	Total ($)
John F. Bergstrom	87,000	100,000	--	--	--	26,394	213,394
Barbara L. Bowles	85,000	100,000	--	--	--	24,354	209,354
Patricia W. Chadwick	75,000	100,000	--	--	--	26,774	201,774
Curt S. Culver	85,000	100,000	--	--	--	18,931	203,931
Thomas J. Fischer	90,000	100,000	--	--	--	30,578	220,578
Henry W. Knueppel	75,000	100,000	--	--	--	--	175,000
Ulice Payne, Jr.	75,000	100,000	--	--	--	13,757	188,757
Mary Ellen Stanek	75,000	100,000	--	--	--	--	175,000

(1)	The amounts reported reflect the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, of restricted stock awards made to the directors in 2015. Each restricted stock award vests in full on the third anniversary of the grant date.

(2)	Other than Mr. Knueppel (6,654 shares), each current director held 6,683 shares of restricted stock as of December 31, 2015.

(3)	All amounts represent costs for the Directors’ Charitable Awards Program. See “Compensation of the Board of Directors” below for additional information regarding this program.

2015 Compensation. Non-employee directors received an annual retainer fee of $75,000. In addition, the non-employee chairs of the WEC Energy Group Finance Committee and the Corporate Governance Committee each received an annual retainer of $10,000, the non-employee Chair of the WEC Energy Group Compensation Committee received an annual retainer of $12,000, and the non-employee Chair of the WEC Energy Group Audit and Oversight Committee received an annual retainer of $15,000. Non-employee directors were reimbursed for all out-of-pocket travel expenses (reimbursed amounts are not reflected in the table above). On January 2, 2015, each non-employee director also received the 2015 annual stock compensation award in the form of Wisconsin Energy Corporation restricted stock equal to a value of $100,000, with all shares vesting three years from the grant date. As noted above, employee directors did not and do not receive these fees. Insurance is also provided for director liability coverage, fiduciary and employee benefit liability coverage, and travel accident coverage for director travel on company business. The premiums paid for this insurance are not included in the amounts reported in the table above.

Deferred Compensation Plan. Non-employee directors may defer all or a portion of director fees pursuant to WEC Energy Group’s Directors’ Deferred Compensation Plan. Deferred amounts can be credited to any of ten measurement funds, including a WEC Energy Group phantom stock account. The value of these accounts will appreciate or depreciate based on market performance, as well as through the accumulation of reinvested dividends. Deferral amounts are credited to accounts in the name of each participating director on the books of WEC Energy Group, are unsecured, and are payable only in cash following termination of the director’s service to WEC Energy Group. The deferred amounts will be paid out of general corporate assets or the assets of the Wisconsin Energy Corporation 2014 Rabbi Trust discussed later in this information statement.

Wisconsin Electric Power Company	5	2016 Annual Meeting Information Statement

Legacy Charitable Awards Program. Directors elected prior to January 1, 2007 participate in a Directors’ Charitable Awards Program under which WEC Energy Group intends to contribute up to $100,000 per year for 10 years to one or more charitable organizations chosen by each director, including employee directors, following the director’s death. Charitable donations under the program will be paid out of general corporate assets. Directors derive no financial benefit from the program, and all income tax deductions accrue solely to WEC Energy Group. The tax deductibility of these charitable donations mitigates the net cost to WEC Energy Group. The Directors’ Charitable Awards Program has been eliminated for any new directors elected after January 1, 2007.

OTHER MATTERS

The WE Board of Directors is not aware of any other matters that may properly come before the Meeting. The WE Bylaws set forth the requirements that must be followed should a stockholder wish to propose any floor nominations for director or floor proposals at annual or special meetings of stockholders. In the case of annual meetings, the Bylaws state, among other things, that notice and certain other documentation must be provided to WE at least 70 days and not more than 100 days before the scheduled date of the annual meeting. No such notices have been received by WE.

CORPORATE GOVERNANCE – FREQUENTLY ASKED QUESTIONS

Does WE have Corporate Governance Guidelines?

The Board follows WEC Energy Group’s Corporate Governance Guidelines that WEC Energy Group has maintained since 1996. WEC Energy Group was one of the earliest adopters of a formal set of Corporate Governance Guidelines. These Guidelines provide a framework under which the WEC Energy Group and WE Boards conduct their business.

To maintain effective Corporate Governance Guidelines, WEC Energy Group’s Corporate Governance Committee annually reviews WEC Energy Group’s and the Company’s governance practices, taking into consideration industry surveys and benchmarking studies, as well as governance guidelines published by proxy advisers.

The Guidelines are available in the “Governance” section of WEC Energy Group’s Website at www.wecenergygroup.com and are available in print to any stockholder who requests them in writing from the Corporate Secretary.

How are directors determined to be independent?

No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company.

What are the WEC Energy Group Board’s standards of independence?

The guidelines the WEC Energy Group and WE Boards of Directors use in determining director independence are located in Appendix A of the WEC Energy Group Corporate Governance Guidelines. The Guidelines are available in the “Governance” section of WEC Energy Group’s Website at www.wecenergygroup.com. These standards of independence include a provision that a director will not be considered independent if he or she has been an employee of the Company for the last five years.

Who are the independent directors?

All of WE’s Board members are employees of the Company and are not independent.

Are the WEC Energy Group Audit and Oversight and Compensation Committees comprised solely of independent directors?

Yes, these committees are comprised solely of independent directors, as determined by the WEC Energy Group Board.

In addition, the WEC Energy Group Audit and Oversight Committee is a separately designated committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Is the office of CEO combined with the office of Chairman of the Board?

Yes, the office of CEO is combined with the office of Chairman of the Board. Consistent with WE’s Bylaws and WEC Energy Group’s Corporate Governance Guidelines, the Board retains the right to exercise its discretion in combining or separating the offices of Chief Executive Officer and Chairman of the Board. Given the complexity of the Company’s

Wisconsin Electric Power Company	6	2016 Annual Meeting Information Statement

industry, operations and regulatory environment, the Board believes that having a combined CEO and Chairman is the appropriate structure for the Company at this time.

What is the Board’s role in risk oversight?

The Board oversees the Company’s risk environment. In addition, the WEC Energy Group Audit and Oversight Committee and the WEC Energy Group Finance Committee provide risk oversight with respect to WEC Energy Group and its subsidiaries, including the Company, on behalf of the WEC Energy Group Board as described in each committee’s charter. The Board periodically receives briefings from management on specific areas of risk as well as emerging risks to the enterprise. The Board’s decision to keep the roles of Chairman and CEO combined was consistent with the Board’s assessment that this structure was appropriate with respect to the Company’s overall risk environment.

Over the course of the year, the WEC Energy Group Audit and Oversight Committee hears reports from management on the Company’s major risk exposures in such areas as compliance, environmental, legal/litigation, cybersecurity, and ethical conduct, as well as steps taken to monitor and control such exposures. The WEC Energy Group Finance Committee discusses the Company’s risk assessment and risk management policies; it also provides oversight of insurance matters to ensure that its risk management program is functioning properly. Both committees have direct access to, and meet as needed with, Company representatives without other management present to discuss matters related to risk management.

The CEO, who is ultimately responsible for managing risk, routinely reports to the full Board, as well as to WEC Energy Group’s Audit and Oversight and Finance Committees, on risk-related matters. As part of this process, the business unit leaders identify existing, new, or emerging issues or changes within their business areas that could have enterprise implications and report them to senior management. Management is tasked with ensuring that these risks and opportunities are appropriately addressed. In addition, WEC Energy Group has established an Enterprise Risk Steering Committee, comprised of senior level management employees, whose purpose is to foster an enterprise-wide approach to managing risk and compliance. The results of each of these risk-management efforts are reported to the CEO, to the Board, and to the WEC Energy Group Board or its appropriate committee.

How can interested parties contact the members of the Board?

Correspondence may be sent to the directors in care of the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P.O. Box 2046, Milwaukee, Wisconsin 53201.

All communications received as set forth above will be opened by the Corporate Secretary for the sole purpose of confirming the contents represent a message to the Company’s directors. All communication, other than advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the addressee.

Does the Company have a written code of ethics?

Yes. All WE and WEC Energy Group directors, executive officers, and employees, including the principal executive, financial, and accounting officers, have a responsibility to comply with WEC Energy Group’s Code of Business Conduct, to seek advice in doubtful situations, and to report suspected violations.

WEC Energy Group’s Code of Business Conduct addresses, among other things: conflicts of interest; confidentiality; fair dealing; protection and proper use of Company assets; and compliance with laws, rules, and regulations (including insider trading laws). The Company has not provided any waiver to the Code for any director, executive officer, or other employee.

The Code of Business Conduct is posted in the “Governance” section of WEC Energy Group’s Website at www.wecenergygroup.com. It is also available in print to any stockholder upon request in writing to the Corporate Secretary.

The Company has several ways employees can raise questions concerning WEC Energy Group’s Code of Business Conduct and other Company policies. As one reporting mechanism, the Company receives independent services under a contract for employees to confidentially and anonymously report suspected violations of the Code of Business Conduct or other concerns, including those regarding accounting, internal accounting controls, or auditing matters.

Wisconsin Electric Power Company	7	2016 Annual Meeting Information Statement

Does the Company have policies and procedures in place to review and approve related party transactions?

All employees of WE and WEC Energy Group, including executive officers, and members of the Board are required to comply with WEC Energy Group’s Code of Business Conduct. The Code of Business Conduct addresses, among other things, what actions are required when potential conflicts of interest may arise, including those from related party transactions. Specifically, executive officers and members of the Board are required to obtain approval of WEC Energy Group’s Audit and Oversight Committee Chair (1) before obtaining any financial interest in or participating in any business relationship with any company, individual, or concern doing business with WEC Energy Group or any of its subsidiaries, including WE; (2) before participating in any joint venture, partnership, or other business relationship with WEC Energy Group or any of its subsidiaries, including WE; and (3) before serving as an officer or member of the board of any substantial outside for-profit organization. Furthermore, before serving as an officer or member of the board of any substantial outside for-profit organization, the Chief Executive Officer must obtain the approval of WEC Energy Group’s full Board of Directors before serving in such a position and members of the WEC Energy Group Board of Directors must obtain the prior approval of the Corporate Governance Committee before serving in such a position. In addition, executive officers must obtain the prior approval of the Chief Executive Officer before accepting a position with a substantial non-profit organization; members of WEC Energy Group’s Board must notify the Compliance Officer when joining the board of a substantial non-profit organization, but do not need to obtain prior approval.

WEC Energy Group’s Code of Business Conduct also requires employees and directors to notify the Compliance Officer of situations where family members are a supplier or significant customer of WEC Energy Group or the Company or employed by one. To the extent the Compliance Officer deems it appropriate, she will consult with WEC Energy Group’s Audit and Oversight Committee Chair in situations involving executive officers and members of the Board.

Are all the members of the WEC Energy Group Audit Committee financially literate and does the committee have an “audit committee financial expert”?

Yes, the WEC Energy Group Board of Directors has determined that all of the members of WEC Energy Group’s Audit and Oversight Committee are financially literate as required by New York Stock Exchange rules and qualify as audit committee financial experts within the meaning of SEC rules.

Director Fischer, who sits on WEC Energy Group’s Audit and Oversight Committee, serves on the audit committee of three other public companies. The WEC Energy Group Board of Directors determined that his service on these other audit committees will not impair Director Fischer’s ability to effectively serve on WEC Energy Group’s Audit and Oversight Committee. No other member of WEC Energy Group’s Audit and Oversight Committee serves as an audit committee member of more than three public companies.

How does WEC Energy Group’s Compensation Committee administer the executive and director compensation programs?

One of the principal responsibilities of WEC Energy Group’s Compensation Committee is to provide competitive, performance-based executive and director compensation programs.

With respect to the executive compensation program, the WEC Energy Group Compensation Committee’s responsibilities include:

•	determining and annually reviewing the WEC Energy Group Compensation Committee’s compensation philosophy;
•	determining and reviewing the compensation paid to executive officers (including base salaries, incentive compensation, and benefits);
•	overseeing the compensation and benefits to be paid to other officers and key employees;
•	establishing and administering the Chief Executive Officer compensation package; and
•	reviewing the results of the most recent stockholder advisory vote on compensation of the Named Executive Officers (“NEOs”).

The WEC Energy Group Compensation Committee is also charged with administering the compensation package of WEC Energy Group’s non-employee directors. The Compensation Committee meets with the Corporate Governance Committee annually to review the compensation package of WEC Energy Group’s non-employee directors and to determine the appropriate amount of such compensation.

Wisconsin Electric Power Company	8	2016 Annual Meeting Information Statement

The WEC Energy Group Compensation Committee, which has authority to retain advisers, including compensation consultants, at WEC Energy Group’s expense, retained Frederic W. Cook & Co. (“Frederic Cook” or the “Consultant”) in January 2015 to analyze the executive compensation program in light of the anticipated acquisition of Integrys Energy Group, and to assess whether the compensation program is competitive and supports the Committee’s objectives. The Compensation Committee also engaged Frederic Cook to provide an independent assessment of any management-recommended changes to the executive compensation program.

Frederic Cook is engaged solely by the WEC Energy Group Compensation Committee to provide executive compensation consulting services, and does not provide any additional services to WEC Energy Group or the Company. In connection with its retention of Frederic Cook, the WEC Energy Group Compensation Committee reviewed Frederic Cook’s independence including: (1) the amount of fees received by Frederic Cook from WEC Energy Group as a percentage of Frederic Cook’s total revenue; (2) Frederic Cook’s policies and procedures designed to prevent conflicts of interest; and (3) the existence of any business or personal relationships that could impact independence. After reviewing these and other factors, the WEC Energy Group Compensation Committee determined that Frederic Cook is independent and the engagement did not present any conflicts of interest. Frederic Cook also determined that it was independent from WEC Energy Group’s and its subsidiaries’ management, which was confirmed in a written statement delivered to the WEC Energy Group Compensation Committee.

For more information regarding the executive compensation processes and procedures, please refer to the “Compensation Discussion and Analysis” later in this information statement.

Does the Board have a nominating committee?

No. Instead as discussed under “Director Nominees” above, WE relies upon WEC Energy Group’s Corporate Governance Committee for, among other things, identifying and evaluating director nominees.

What is the process used to identify director nominees and how do I recommend a nominee to WEC Energy Group’s Corporate Governance Committee?

Please refer to the discussion under the heading “Director Nominees” earlier in this information statement.

WEC Energy Group owns all of the Company’s common stock and, as a result, WEC Energy Group’s affirmative vote is sufficient to elect director nominees. Consequently, the Board does not accept proposals from preferred stockholders regarding potential candidates for director nominees.

What is WE’s policy regarding director attendance at annual meetings?

Directors are not expected to attend the Company’s annual meetings of stockholders, as they are only short business meetings.

Wisconsin Electric Power Company	9	2016 Annual Meeting Information Statement

INDEPENDENT AUDITORS’ FEES AND SERVICES

Deloitte & Touche LLP served as the independent auditors for the Company for the last fourteen fiscal years beginning with the fiscal year ended December 31, 2002. They have been selected by WEC Energy Group’s Audit and Oversight Committee (the “Audit and Oversight Committee”) as independent auditors for WEC Energy Group and its subsidiaries, including the Company, for the fiscal year ending December 31, 2016, subject to ratification by the stockholders of WEC Energy Group at WEC Energy Group’s Annual Meeting of Stockholders on May 5, 2016.

Representatives of Deloitte & Touche LLP are not expected to be present at the Company’s Annual Meeting, but are expected to attend WEC Energy Group’s Annual Meeting of Stockholders on May 5, 2016. They will have an opportunity to make a statement at WEC Energy Group’s Annual Meeting, if they so desire, and are expected to respond to appropriate questions that may be directed to them.

Pre-Approval Policy. The Audit and Oversight Committee has a formal policy delineating its responsibilities for reviewing and approving, in advance, all audit, audit-related, tax, and other services of the independent auditors. As such, the Audit and Oversight Committee is responsible for the audit fee negotiations associated with the Company’s retention of independent auditors.

The Audit and Oversight Committee is committed to ensuring the independence of the auditors, both in appearance as well as in fact. In order to assure continuing auditor independence, the Audit and Oversight Committee periodically considers whether there should be a regular rotation of the independent external audit firm. In addition, the Audit and Oversight Committee and its Chairperson are directly involved in the selection of Deloitte & Touche LLP’s lead engagement partner.

Under the pre-approval policy, before engagement of the independent auditors for the next year’s audit, the independent auditors will submit: (i) a description of all services anticipated to be rendered, as well as an estimate of the fees for each of the services, for the Audit and Oversight Committee to approve, and (ii) written confirmation that the performance of any non-audit services is permissible and will not impact the firm’s independence. Annual pre-approval will be deemed effective for a period of twelve months from the date of pre-approval, unless the Audit and Oversight Committee specifically provides for a different period. A fee level will be established for all permissible, pre-approved non-audit services. Any additional audit service, audit-related service, tax service, and other service must also be pre-approved.

The Audit and Oversight Committee delegated pre-approval authority to the Committee’s Chair. The Audit and Oversight Committee Chair is required to report any pre-approval decisions at the next scheduled Audit and Oversight Committee meeting. Under the pre-approval policy, the Audit and Oversight Committee may not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

Under the pre-approval policy, prohibited non-audit services are services prohibited by the SEC or by the Public Company Accounting Oversight Board (United States) (“PCAOB”) to be performed by the Company’s independent auditors. These services include: bookkeeping or other services related to the accounting records or financial statements of the Company; financial information systems design and implementation; appraisal or valuation services; fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions, or human resources, broker-dealer, investment advisor or investment banking services; legal services and expert services unrelated to the audit; services provided for a contingent fee or commission; and services related to planning, marketing or opining in favor of the tax treatment of a confidential transaction or an aggressive tax position transaction that was initially recommended, directly or indirectly, by the independent auditors. In addition, the Audit and Oversight Committee has determined that the independent auditors may not provide any services, including personal financial counseling and tax services, to any officer or other employee of the Company who serves in a financial reporting oversight role or to the Chair of the Audit and Oversight Committee or to an immediate family member of these individuals, including spouses, spousal equivalents, and dependents.

Fee Table. The following table shows the fees, all of which were pre-approved by the Audit and Oversight Committee, for professional audit services provided by Deloitte & Touche LLP for the audit of the annual financial statements of the Company for fiscal years 2015 and 2014 and fees for other services rendered during those periods. No fees were paid to Deloitte & Touche LLP pursuant to the “de minimus” exception to the pre-approval policy permitted under the Securities Exchange Act of 1934, as amended.

Wisconsin Electric Power Company	10	2016 Annual Meeting Information Statement

	2015	2014
Audit Fees (1)	$1,545,408	$1,503,800
Audit-Related Fees (2)	8,000	--
Tax Fees	--	--
All Other Fees (3)	1,980	2,970
Total	$1,555,388	$1,506,770

(1)	Audit Fees consist of fees for professional services rendered in connection with the audits of the annual financial statements of the Company, other non-recurring audit work, reviews of financial statements included in Form 10-Q filings of the Company, and services normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” These services include the performance of agreed upon audit procedures.

(3)	All Other Fees consist of costs for certain employees to attend accounting/tax seminars hosted by Deloitte & Touche LLP.

AUDIT AND OVERSIGHT COMMITTEE REPORT

The Audit and Oversight Committee, which is comprised solely of independent directors, provides oversight of the financial reporting process of WEC Energy Group and its subsidiaries, including the Company, on behalf of the Board of WEC Energy Group. In addition, the Audit and Oversight Committee oversees compliance with legal and regulatory requirements. The Audit and Oversight Committee operates under a written charter approved by the Board of Directors of WEC Energy Group, which can be found in the “Governance” section of WEC Energy Group’s Website at www.wecenergygroup.com.

The Audit and Oversight Committee is also directly responsible for the appointment, compensation, retention, and oversight of the independent auditors, as well as the oversight of the internal audit function.

In order to assure continuing auditor independence, the Audit and Oversight Committee periodically considers whether there should be a regular rotation of the independent external audit firm. For 2016, the Audit and Oversight Committee has appointed Deloitte & Touche LLP to remain as the independent auditors for WEC Energy Group and its subsidiaries, including the Company, subject to ratification by WEC Energy Group’s stockholders. The members of the Audit and Oversight Committee and other members of WEC Energy Group’s Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent external auditor is in the best interests of the Company and its stockholders.

The Audit and Oversight Committee and its chairperson are directly involved in the selection of Deloitte & Touche LLP’s lead engagement partner in conjunction with a mandated rotation policy and are also responsible for audit fee negotiations with Deloitte & Touche LLP.

Management is responsible for the Company’s financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and the system of internal controls and procedures designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the PCAOB and issuing a report thereon.

The Audit and Oversight Committee held seven meetings during 2015. Meetings are designed to facilitate and encourage open communication among the members of the Audit and Oversight Committee, management, the internal auditors, and the Company’s independent auditors, Deloitte & Touche LLP. During these meetings, we reviewed and discussed with management, among other items, the Company’s unaudited quarterly and audited annual financial statements and the system of internal controls designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws.

We have reviewed and discussed with management and the Company’s independent auditors the Company’s audited consolidated financial statements and related footnotes for the fiscal year ended December 31, 2015, and the independent auditor’s report on those financial statements. Management represented to us that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. Deloitte & Touche LLP presented the matters required to be discussed with the Audit and Oversight Committee by PCAOB Auditing Standard No. 16,

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Communications with Audit Committees. This review included a discussion with management and the independent auditors about the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s financial statements, as well as the disclosures relating to critical accounting policies.

In addition, we received the written disclosures and the letter relative to the auditors’ independence from Deloitte & Touche LLP, as required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit and Oversight Committee concerning independence. The Audit and Oversight Committee discussed with Deloitte & Touche LLP its independence and also considered the compatibility of non-audit services provided by Deloitte & Touche LLP with maintaining its independence.

Based on these reviews and discussions, the Audit and Oversight Committee recommended to the Company’s Board that the audited financial statements be included in Wisconsin Electric Power Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and filed with the Securities and Exchange Commission.

Respectfully submitted to Wisconsin Electric Power Company’s stockholders by the Audit and Oversight Committee.

WEC Energy Group Audit and Oversight Committee

Thomas J. Fischer, Committee Chair
John F. Bergstrom
Barbara L. Bowles
Patricia W. Chadwick
Paul W. Jones
Henry W. Knueppel

Wisconsin Electric Power Company	12	2016 Annual Meeting Information Statement

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides an overview and analysis of our executive compensation program, including the role of WEC Energy Group’s Compensation Committee (the “Compensation Committee”), the elements of our executive compensation program, the purposes and objectives of these elements, and the manner in which we established the compensation of the Company’s named executive officers (“NEOs”) for fiscal year 2015.

References to “we”, “us”, “our” and the “Company” in this discussion and analysis mean Wisconsin Electric Power Company and its management, as applicable, and references to “WEC Energy Group” mean WEC Energy Group, Inc.

The Compensation Committee oversees the compensation program of WEC Energy Group and its subsidiaries, including us, on behalf of WEC Energy Group’s Board of Directors. Therefore, the Compensation Committee has responsibility for making compensation decisions regarding the NEOs of the Company. The NEOs of the Company are the same as the NEOs of WEC Energy Group.

EXECUTIVE SUMMARY

Overview

The primary objective of our executive compensation program is to provide a competitive, performance-based plan that enables the Company to attract and retain key individuals and to reward them for achieving both the Company’s short-term and long-term goals. Our program has been designed to provide a level of compensation that is strongly dependent upon the achievement of short-term and long-term goals that are aligned with the interests of WEC Energy Group stockholders and our customers. To that end, a substantial portion of pay is at risk, and generally, the value will only be realized upon strong corporate performance.

2015 Highlights

WEC Energy Group (formerly known as Wisconsin Energy Corporation) had another exceptional year in 2015, highlighted by the completion of its acquisition of Integrys Energy Group, Inc. (“Integrys”) on June 29, 2015. WEC Energy Group now delivers electricity and natural gas to approximately 4.4 million customers in four states – Wisconsin, Illinois, Michigan, and Minnesota. WEC Energy Group is now the eighth largest natural gas distribution company in the country and one of the fifteen largest investor-owned utility systems in the United States – with significant opportunities for growth. WEC Energy Group believes this transaction will benefit these customers, and its stockholders, for years to come.

Financially, WEC Energy Group again delivered solid earnings growth, generated strong cash flow, and increased the dividend for the 12th consecutive year. In two steps, WEC Energy Group’s Board of Directors raised the quarterly common stock dividend 17.3% in 2015. First, in January 2015, the WEC Energy Group Board of Directors increased the quarterly dividend to $0.4225 per share, raising the annual dividend to $1.69 per share. Then, effective at the closing of the Integrys acquisition, the WEC Energy Group Board increased the quarterly dividend to $0.4575 per share, which equates to an annualized dividend of $1.83. And, in January 2016, the WEC Energy Group Board again raised the quarterly dividend 8.2% to $0.4950 per share, which is equivalent to an annual rate of $1.98 per share. We also achieved milestones in employee safety, customer satisfaction, and diversity during 2015, all of which are components of our short-term incentive compensation program. More specifically, WEC Energy Group’s and our achievements in 2015 included:
•	WEC Energy Group completed the acquisition of Integrys Energy Group approximately 53 weeks from the date the transaction was announced (June 22, 2014).

•	WEC Energy Group returned more than $455 million to its stockholders during 2015 through dividends.

•	Legacy Wisconsin Energy Corporation achieved fully diluted adjusted earnings per share of $2.73, highest in its history. (2) (3)

•	WEC Energy Group’s common stock reached a then all-time high of $58.01 per share on January 28, 2015.

•	We were named the most reliable utility in the Midwest for the fifth year in a row.

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•	We set new records for customer satisfaction in 2015. (3)

•	Achieved best overall employee safety results in legacy Wisconsin Energy Corporation history. (3)

•	We exceeded workforce and supplier diversity targets for 2015. (3)

(1)	Excludes costs of $0.06 per share related to WEC Energy Group’s acquisition of Integrys.
(2)	Excludes the net $0.39 per share impact of the Integrys acquisition. See Appendix A for a full GAAP reconciliation and an explanation of why WEC Energy Group believes the presentation of adjusted earnings is relevant and useful to its investors.
(3)	This measure is a component of WEC Energy Group’s short-term incentive compensation program.

Industry-Leading Stockholder Returns

As the following charts indicate, WEC Energy Group continues to deliver long-term results and value for stockholders year after year, and again delivered industry-leading total stockholder returns for 2015. (4)

Source: Bloomberg; assumes all dividends are reinvested and returns are compounded daily.

(4) The Five-Year Cumulative Return Chart shows a comparison of the cumulative total return, assuming reinvestment of dividends, over the last five years had $100 been invested at the close of business on December 31, 2010. In addition to WEC Energy Group, the Custom Peer Index Group consists of those 21 companies listed under “Competitive Benchmarking.” The Recomprised Custom Peer Index Group consists of the same companies except that it excludes Avista Corporation, Portland General and Teco Energy, Inc. and includes Edison International.

Consideration of 2015 Stockholder Advisory Vote

At WEC Energy Group’s 2015 Annual Meeting of Stockholders, stockholders approved the compensation of the named executive officers with 92.6% of the votes cast. The Compensation Committee considered this outcome and continued to refine the executive compensation

Wisconsin Electric Power Company	14	2016 Annual Meeting Information Statement

program. The Compensation Committee amended and restated WEC Energy Group’s Performance Unit Plan effective January 1, 2016, to provide for short-term dividend equivalents that are paid out depending on WEC Energy Group’s total stockholder return over a three year performance period as compared to the stockholder return of a peer group of companies. Short-term dividend equivalents granted prior to January 1, 2016 were paid out annually on unearned performance units. For additional information on the short-term dividend equivalents, see “Short-Term Dividend Equivalents” below.

Components of Our Executive Compensation Program

We have three primary elements of total direct compensation: (1) base salary; (2) annual incentive awards; and (3) long-term incentive awards consisting of a mix of WEC Energy Group performance units, stock options, and restricted stock. We analyze market data obtained from Willis Towers Watson, a compensation consulting firm utilized by management, to help determine the appropriate level of compensation for each NEO. As shown in the charts below, 88 percent of Mr. Klappa’s 2015 total direct compensation as WEC Energy Group’s CEO and an average of 82 percent of the other WEC Energy Group NEO’s 2015 total direct compensation is tied to performance and is not guaranteed.

In addition to the components of total direct compensation identified above, our retirement programs are another important component of our compensation program.

To the extent feasible, WEC Energy Group believes it is important that the compensation program not dilute the interests of its current stockholders. Therefore, WEC Energy Group currently uses open market purchases of its common stock to satisfy benefit plan obligations, including the exercise of stock options and vesting of restricted stock.

This Compensation Discussion and Analysis contains a more detailed discussion of each of the above components and the extent to which market data was analyzed in establishing each individual component in 2015.

Compensation Governance and Practices

The Compensation Committee annually reviews and considers the Company’s compensation policies and practices to ensure our executive compensation program aligns with our compensation philosophy. Highlighted below is an overview of our current compensation practices.

What We Do
•	Our compensation program focuses on key Company results (financial, safety, customer satisfaction, diversity) that are aligned with WEC Energy Group’s and our strategic goals.

•	A substantial portion of compensation is at risk and tied to WEC Energy Group and Company performance.

•	The compensation program has a long-term orientation aligned with WEC Energy Group stockholder interests.

•	The Compensation Committee reviews competitive employment market data from a wide range of businesses throughout general industry when making compensation decisions.

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What We Do
•	We have implemented a clawback policy that provides for the recoupment of incentive-based compensation.

•	Annual incentive-based compensation contains multiple, pre-established performance metrics aligned with WEC Energy Group stockholder and Company customer interests.

•	The WEC Energy Group Performance Unit Plan award payouts (including dividend equivalents) are based on WEC Energy Group stockholder return as compared to an appropriate peer group.

•	The WEC Energy Group Performance Unit Plan requires a separation from service following a change in control for award vesting to occur.

•	Equity award and other benefit plan obligations are satisfied through open market purchases of WEC Energy Group common stock.

•	Meaningful WEC Energy Group stock ownership levels are required for senior executives.

•	Ongoing engagement with WEC Energy Group investors takes place to ensure that compensation practices are responsive to stockholder interests.

•	We prohibit hedging and pledging of WEC Energy Group common stock.

•	We have a policy that prohibits entry into any new arrangements that obligate WEC Energy Group or the Company to pay directly or reimburse individual tax liability for benefits provided.

•	We prohibit repricing of WEC Energy Group stock options without WEC Energy Group stockholder approval.

•	The Compensation Committee retains a compensation consultant to help design the compensation program.

Competitive Benchmarking

As a general matter, we believe the labor market for WEC Energy Group executive officers is consistent with that of general industry. Although we recognize our business is focused on the energy services industry, our goal is to have an executive compensation program that will allow us to be competitive in recruiting the most qualified candidates to serve as executive officers of WEC Energy Group and the Company, including individuals who may be employed outside of the energy services industry. Further, in order to retain top performing executive officers, we believe our compensation practices must be competitive with those of general industry.

To confirm that our annual executive compensation is competitive with the market, we consider the market data obtained from Willis Towers Watson. For 2015, Willis Towers Watson provided us with compensation data from its 2015 Executive Compensation Data Bank, which contains information obtained from 446 companies of varying sizes in a wide range of businesses throughout general industry.

Instead of the broad group of companies used for general compensation comparisons, for purposes of measuring WEC Energy Group’s total stockholder return with respect to awards under the WEC Energy Group Performance Unit Plan, WEC Energy Group compares itself with the peer group of companies described below. In addition to WEC Energy Group, the 2015 peer group originally included:

• Alliant Energy Corporation	• Consolidated Edison, Inc.	• Great Plains Energy, Inc.	• Portland General Electric
• Ameren Corporation	• DTE Energy Co.	• NiSource Inc.	• SCANA Corporation
• American Electric Power Company, Inc.	• Duke Energy Corp.	• OGE Energy Corp.	• The Southern Company
• Avista Corporation	• Eversource Energy	• PG&E Corporation	• TECO Energy, Inc.
• CMS Energy Corporation	• FirstEnergy Corp.	• Pinnacle West Capital Corp.	• Westar Energy, Inc.
• Xcel Energy Inc.

This peer group was chosen because we believe these companies are similar to WEC Energy Group in terms of business model and long-term strategies, with a focus on regulated utility operations rather than a non-regulated business model. Certain utilities that had a strong regulated business in the past have diversified into master limited partnerships for their natural gas pipeline business and real estate investment trusts to hold their renewable investments. Because this is a different business model than WEC Energy Group’s, these companies have been excluded from the peer group.

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In addition, in December 2015, the Compensation Committee determined that TECO Energy, Inc. (“TECO”) should be removed from the custom peer group for the 2015 awards of performance units and should not be included in any future peer groups. In September 2015, Emera, Inc., headquartered in Halifax, Nova Scotia, announced its acquisition of TECO. Upon this announcement, there was a significant increase in TECO’s stock price which we believe was not the result of ongoing operating performance. TECO’s common stock is expected to stop trading on the New York Stock Exchange (“NYSE”) upon completion of this transaction. This action is consistent with the Compensation Committee’s past decisions to adjust the peer group to account for the impact of mergers and acquisitions.

Based upon management’s recommendation, and with the concurrence of its compensation consultant, Frederic W. Cook & Co. (“Frederic Cook”), effective with the 2016 performance unit awards, the Compensation Committee added Edison International to the peer group and removed Avista Corporation and Portland General Electric.

DETERMINATION OF MARKET MEDIAN

We use the Willis Towers Watson survey data to establish the “market median” for each NEO. For purposes of determining the 2015 compensation of Messrs. Klappa and Keyes, and Ms. Martin, the term “market median” means the median level for an executive officer serving in a comparable position in a comparably sized company to legacy Wisconsin Energy Corporation in general industry based on our analysis of the Willis Towers Watson survey data.

With respect to Mr. Garvin, given the scope of his responsibilities, we considered the average of (1) the median level for an individual serving as the top governmental relations officer of a company comparable in size to legacy Wisconsin Energy Corporation and (2) the median level for a “sector head” of a company comparable in size to legacy Wisconsin Energy Corporation in the energy services industry. We define a “sector head” as an individual in charge of an area of a company that is a significant source of revenue for that company. We determined that Mr. Garvin’s compensation should reflect the complexity of the energy services industry and the significant impact the state and federal regulatory process has on the financial condition of WEC Energy Group and the Company.

There is not a well-defined market median for Mr. Leverett because of his unique role as both the principal executive officer of our electric generation operations and President of the holding company.

Our comparison of each component of compensation with the appropriate market data when setting the compensation levels of the NEOs drives the allocation of cash versus non-cash compensation and short-term versus long-term incentive compensation.

ANNUAL BASE SALARY

Overview

The annual base salary component of our executive compensation program provides each executive officer with a fixed level of annual cash compensation. We believe that providing annual cash compensation through a base salary is an established market practice and is a necessary component of a competitive compensation program.

At the time the NEO’s 2015 base salaries were established in December 2014, we generally targeted base salaries to be within 10% of the market median for each NEO. However, the Compensation Committee may, in its discretion, adjust base salaries outside of this 10% band when the Compensation Committee deems it appropriate. The extent to which the Compensation Committee exercised discretion in establishing 2015 base salaries is set forth below.

Actual salary determinations are made taking into consideration factors such as the relative levels of individual experience, performance, responsibility, and contribution to the results of WEC Energy Group’s and the Company’s operations. At the beginning of each year, Mr. Klappa develops a list of goals for WEC Energy Group and the Company and their employees to achieve during the upcoming year. At the end of the year, Mr. Klappa measures the performance of WEC Energy Group and the Company against each stated goal and reports the results to the Board. The Compensation Committee then takes WEC Energy Group’s and the Company’s performance into consideration when establishing Mr. Klappa’s compensation for the upcoming year. Mr. Klappa undertakes a similar process with the NEOs, who develop individual goals related to the achievement of WEC Energy Group’s and the Company’s goals developed by Mr. Klappa. At the end of the year, each officer’s performance is measured against these goals. Compensation recommendations and determinations for the upcoming year for each executive officer take into consideration the level of such performance.

The Compensation Committee also believes that Mr. Klappa’s compensation should reflect the fact that his tenure of 12 years as CEO is longer than many of those in the traditional market median. As a complement to the Willis Towers

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Watson data, we conducted an analysis of compensation data from the twenty most valuable electric utility companies by market capitalization (5) in order to calibrate the effect on base salaries of longer service in the CEO position. The Compensation Committee discussed the results of this analysis and determined that the data indicated a distinction in the median salary for those CEOs who had served as a CEO for more than five years. Based upon all of the factors described above and the results of the Board’s annual CEO evaluation, the Compensation Committee determined it was appropriate to revise the market median for Mr. Klappa and to set his 2015 annual base salary at $1,324,739, approximately 4% outside this target range. This represents a 3.25% increase over Mr. Klappa’s 2014 base salary.

Based upon Mr. Leverett’s significant contributions to the success of WEC Energy Group and the Company, the Compensation Committee increased Mr. Leverett’s base salary approximately 3.25% over his 2014 base salary.

With respect to each other NEO, Mr. Klappa recommended an annual base salary to the Compensation Committee based upon a review of the market compensation data provided by Willis Towers Watson and the factors described above. The Compensation Committee approved Mr. Klappa’s recommendations, which represented an average increase in annual base salary of just over 4% for Messrs. Keyes and Garvin, and Ms. Martin. The annual base salaries of Messrs. Keyes and Garvin, and Ms. Martin, were within 10% of the appropriate market median discussed above.

Impact of Integrys Acquisition on Base Salary

In anticipation of the completion of the Integrys acquisition, the Compensation Committee retained the Consultant in 2015 to help design the compensation program for the combined company in light of WEC Energy Group’s increased size, geographic scope and complexity. Based upon the market data reviewed by the Compensation Committee and the Consultant, the Compensation Committee changed its target range for base salaries to plus or minus 15% of the market median for companies of comparable size to the combined company. The Compensation Committee then reviewed the annual base salaries of the NEOs to determine whether their annual pay was in line with the new target range. As a result of this review, Ms. Martin was the only NEO to receive an increase. Ms. Martin’s base salary increased by 11.1%. Mr. Garvin was promoted to Executive Vice President – External Affairs from Senior Vice President – External Affairs, but did not receive an increase in base pay. Messrs. Klappa, Keyes and Leverett did not receive an increase. All of the NEOs annual base salaries were within the new target range.

(5) The 20 most valuable electric utility companies by market capitalization, as determined by publicly available data, were AES Corp.; American Electric Power Co.; CenterPoint Energy; Consolidated Edison; Dominion Resources; DTE Energy Co.; Duke Energy Corp.; Edison International; Entergy Corp.; Eversource Energy; Exelon Corp.; FirstEnergy Corp.; NextEra Energy; PG&E Corp.; PPL Corp.; Public Service Enterprise Group; Sempra Energy; The Southern Company; WEC Energy Group; and Xcel Energy.

ANNUAL CASH INCENTIVE COMPENSATION

We provide annual cash incentive compensation through WEC Energy Group’s Short-Term Performance Plan (“STPP”). The STPP provides for annual cash awards to NEOs based upon the achievement of pre-established stockholder, customer, and employee focused objectives. All payments under the STPP are at risk. Payments are made only if performance goals are achieved, and awards may be less or greater than targeted amounts based on actual performance. Payments under the STPP are intended to reward achievement of short-term goals that contribute to WEC Energy Group stockholder and customer (including our customers) value, as well as individual contributions to successful operations.

For purposes of the annual cash incentive compensation discussion that follows, the term “Wisconsin Energy” refers to WEC Energy Group and its financial performance excluding all impacts related to the acquisition of Integrys.

2015 Target Awards. Each year, the Compensation Committee approves a target level of compensation under the STPP for each of the NEOs. This target level of compensation is expressed as a percentage of base salary. Each of Messrs. Klappa, Leverett and Garvin has an employment agreement with WEC Energy Group that specifies a target level of compensation under the STPP based on a percentage of such executive officer’s annual base salary. The terms of Messrs. Klappa’s and Leverett’s employment agreements provide that the target award may not be adjusted below these levels unless the WEC Energy Group Board of Directors or the Compensation Committee takes action resulting in the lowering of target awards for the entire senior executive group. The target levels contained in the employment agreements were negotiated and, we believe, consistent with market practice at the time the agreements were entered into.

The target award levels of Messrs. Klappa, Keyes and Garvin, and Ms. Martin, reflect median incentive compensation practices as indicated by the market data. We believe Mr. Leverett’s target award level reflects market competitive practices given his unique position at WEC Energy Group and demonstrated leadership.

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The 2015 target awards for each NEO were as follows:

Target STPP
Award
Executive	as a Percentage
Officer	of Base Salary
Mr. Klappa	110%
Mr. Keyes	75%
Mr. Leverett	90%
Ms. Martin	70%
Mr. Garvin	60%

For 2015, the possible payout for any NEO ranged from 0% of the target award to 210% of the target award, based on performance.

2015 Financial Goals under the STPP. The Compensation Committee adopted the 2015 STPP with a continued principal focus on financial results. In December 2014, the Compensation Committee approved Wisconsin Energy’s earnings per share (75% weight) and cash flow (25% weight) as the primary performance measures to be used in 2015. We believe these financial measures are key indicators of financial strength and performance and are recognized as such by the investment community.

The Compensation Committee established the performance targets for earnings per share and cash flow based upon Wisconsin Energy’s stand-alone financial performance as we could not predict when or if its acquisition of Integrys would close.

In January 2015, the Compensation Committee approved the performance goals under the STPP for Wisconsin Energy’s earnings per share as follows:

Earnings Per Share	Earnings
Performance Goal	Per Share CAGR	Payout Level
$2.63	4.8%	25%
$2.65	5.0%	50%
$2.67	5.2%	100%
$2.69	5.4%	125%
$2.72	5.7%	200%

If Wisconsin Energy’s performance falls between these levels, the payout level with respect to earnings per share is determined by interpolating on a straight line basis the appropriate payout level.

Prior to the acquisition of Integrys, Wisconsin Energy’s growth plan, which had been communicated to the public, called for a compound annual growth rate (“CAGR”) in earnings per share of 4.0% to 6.0% starting with Wisconsin Energy’s 2011 earnings per share from continuing operations of $2.18. At the time the Compensation Committee was establishing targets for 2015, we believed that this CAGR plus the continued industry-leading growth in Wisconsin Energy’s dividend would support a premium valuation as compared to Wisconsin Energy’s peers. Rather than provide for a payout at a 4.0% CAGR, the Compensation Committee determined that Wisconsin Energy would need to achieve a CAGR of 4.8%, which would result in 2015 adjusted earnings per share of $2.63, to reach the minimum payout level. The Compensation Committee then tied achievement of the below target, target, and above target payout levels to adjusted earnings per share corresponding to incremental increases of 0.2% in the CAGR or two cents per share. In order to achieve the maximum payout level, the Compensation Committee determined that achievement of the maximum payout level should require more of an increase. Therefore, an incremental increase in Wisconsin Energy’s CAGR of 0.3%, or three cents per share, would be required to achieve the maximum payout level.

Wisconsin Electric Power Company	19	2016 Annual Meeting Information Statement

In January 2015, the Compensation Committee approved the performance goals under the STPP for Wisconsin Energy’s cash flow as follows ($ in millions):

Minimum	Maximum
Cash Flow	Cash Flow	Payout Level
$10	$99	25%
$100	$109	50%
$110	$119	100%
$120	$134	125%
$135	--	200%

Once the Compensation Committee established the earnings per share performance level goals, it set the cash flow performance levels at the amount of cash flow estimated to be necessary to achieve the corresponding earnings per share performance level. In the judgment of the Compensation Committee, these cash flow targets reasonably represented the amount of cash flow necessary to achieve a combination of earnings per share performance and appropriate capital spending levels given the scope of Wisconsin Energy’s construction program.

2015 Financial Performance under the STPP. In January 2016, the Compensation Committee reviewed Wisconsin Energy’s actual performance for 2015 against the financial and operational performance goals established under the STPP, subject to final audit. The Compensation Committee measured Wisconsin Energy’s stand-alone performance against the financial and operational goals established under the STPP. Although Wisconsin Energy completed its acquisition of Integrys on June 29, 2015, because the financial and operational goals established in January 2015 were based upon Wisconsin Energy’s stand-alone performance, the Compensation Committee determined that final payout levels should be based upon the same stand-alone performance. And the Compensation Committee determined that it would be inappropriate to reset goals mid-year to account for the acquisition.

In 2015, Wisconsin Energy’s stand-alone financial performance satisfied the maximum payout level established for earnings per share and cash flow. Wisconsin Energy’s stand-alone adjusted earnings per share were $2.73 for 2015, highest in Wisconsin Energy’s history. This earnings level equates to a CAGR of 5.8% from Wisconsin Energy’s 2011 earnings per share. For an explanation of how Wisconsin Energy’s stand-alone adjusted earnings per share were calculated, see Appendix A at the end of this information statement. Wisconsin Energy’s cash flow was $435 million. Cash flow is measured by subtracting Wisconsin Energy stand-alone cash used in investing activities from Wisconsin Energy stand-alone cash provided by operations. Our stand-alone adjusted earnings per share and cash flow are not measures of financial performance under generally accepted accounting principles.

By satisfying the maximum payout level with respect to earnings per share and cash flow, the NEOs earned 200% of the target award from the financial goal component of the STPP.

2015 Operational Goals and Performance under the STPP. Similar to prior years, in December 2014 and January 2015, the Compensation Committee also approved operational performance measures and targets under the annual incentive plan. Annual incentive awards could be increased or decreased by up to 10% of the target award based upon Wisconsin Energy’s and the Company’s performance in the operational areas of customer satisfaction (5% weight), supplier and workforce diversity (2.5%), and safety (2.5%). The following table provides the operational goals approved by the Compensation Committee for 2015, as well as Wisconsin Energy’s performance (which includes the Company’s performance) against these goals:

Operational Measure	Below Goal	Goal	Above Goal	Final Result
Customer Satisfaction:	-5.00%	0.00%	+5.00%
Percentage of “Highly Satisfied” - Company	<76.1%	76.1% - 79.3%	>79.3%	81.4%
Transaction	<86.1%	86.1% - 88.8%	>88.8%	90.1%

Safety:	-2.50%	0.00%	+2.50%
LTI - Incidents	>17	15 – 17	<15	8
OSHA Recordable Incidents	>68	55 – 68	<55	41

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Operational Measure	Below Goal	Goal	Above Goal	Final Result
Diversity:	-2.50%	0.00%	+2.50%
Supplier ($ in Millions)	<150.0	150.0 – 153.0	>153.0	159.5
Workforce – Assessment	Not Met	Met	Exceeded	Exceeded

The Compensation Committee recognizes the importance of strong operational results to the success of WEC Energy Group and the Company and has identified these three operational areas in particular as being critical to that success.

As the table above indicates, Wisconsin Energy’s performance, with respect to operational goals generated a 10% increase to the compensation awarded under the STPP for 2015. The Compensation Committee measured customer satisfaction levels based on the results of surveys that an independent third party conducted of customers who had direct contact with We Energies during the year, which measured (1) customers’ satisfaction with We Energies overall and (2) customers’ satisfaction with respect to their particular transactions with We Energies. In addition, We Energies achieved the best overall safety performance in its history in 2015. Wisconsin Energy exceeded target level performance with respect to both supplier and workforce diversity.

The Compensation Committee retains the right to exercise discretion in adjusting awards under the STPP when it deems appropriate, but did not factor individual contributions into determining the amount of the awards for the NEOs for 2015. Because Wisconsin Energy’s performance (which includes the Company’s performance) against the financial and operational goals resulted in significant STPP awards in 2015, the Compensation Committee determined that no further adjustments based upon individual contributions or otherwise were appropriate.

Based on performance measured against the financial and operational goals established by the Compensation Committee, Mr. Klappa received annual incentive cash compensation under the STPP of $3,060,147 for 2015. This represented 231% of his annual base salary. Messrs. Keyes, Leverett and Garvin, and Ms. Martin, received annual cash incentive compensation for 2015 under the STPP equal to 158%, 189%, 126% and 147% of their respective annual base salaries, representing 210% of the target award for each officer.

Short-Term Dividend Equivalents. Prior to January 1, 2016, certain officers, including the NEOs, and employees were eligible to receive dividend equivalents under the STPP in an amount equal to the number of Wisconsin Energy Corporation performance units at the target 100% rate held by each such officer and employee on the dividend declaration date multiplied by the amount of cash dividends paid by Wisconsin Energy Corporation on a share of its common stock on such date. The short-term dividend equivalents vest at the end of each year only if Wisconsin Energy Corporation achieves the performance target or targets for that year established by the Compensation Committee in the same manner as the performance targets are established under the STPP for the annual incentive awards. For 2015, the Compensation Committee determined that the short-term dividend equivalents would be dependent upon Wisconsin Energy’s performance against a target for adjusted earnings per share. The Compensation Committee established $2.67 per share, which was the adjusted earnings per share necessary to achieve a 5.2% CAGR, as the target, and Wisconsin Energy achieved $2.73 per share.

The Compensation Committee determined that short-term dividend equivalents should no longer vest annually on unearned performance units and, therefore, will no longer be issued under the STPP. Therefore, on December 3, 2015, the Compensation Committee amended and restated WEC Energy Group’s Performance Unit Plan effective January 1, 2016, to provide for short-term dividend equivalents. A performance unit granted under this plan entitles the grantee to receive a cash payment based upon WEC Energy Group’s total stockholder return (stock price appreciation plus dividends) over a three-year performance period as compared to the total stockholder return of a custom peer group of companies. Performance units may vest in an amount between 0% and 175% of the target award. Pursuant to the amendments to the WEC Energy Group Performance Unit Plan, beginning with the 2016 awards of performance units, WEC Energy Group will increase the number of unvested performance units as of any date that it declares a cash dividend on its common stock by the amount of the short-term dividend equivalents. Short-term dividend equivalents are calculated by multiplying (a) the number of unvested performance units held by a plan participant as of the related dividend declaration date by (b) the number of shares of WEC Energy Group common stock that represent an amount equal to the cash dividend paid on a share of common stock. In effect, short-term dividend equivalents will be credited and accumulated as reinvested dividends on each performance unit so that the performance units and accumulated dividends will be paid out at the end of the three year performance period, rather than paying out the dividend equivalents annually on unearned performance units.

Short-term dividend equivalents will be treated as additional unvested performance units and will be subject to the same vesting, forfeiture, payment, termination and other terms and conditions as the original performance units to which they

Wisconsin Electric Power Company	21	2016 Annual Meeting Information Statement

relate. In addition, outstanding short-term dividend equivalents will be treated as unvested performance units for purposes of calculating future short-term dividend equivalents.

LONG-TERM INCENTIVE COMPENSATION

The Compensation Committee administers WEC Energy Group’s 1993 Omnibus Stock Incentive Plan, amended and restated effective January 1, 2016, which is a WEC Energy Group stockholder-approved, long-term incentive plan designed to link the interests of executives and other key employees of WEC Energy Group and the Company to creating long-term stockholder value. It allows for various types of awards tied to the performance of WEC Energy Group’s common stock, including stock options, stock appreciation rights, and restricted stock. The Compensation Committee also administers the WEC Energy Group Performance Unit Plan, under which the Compensation Committee may award performance units. The Compensation Committee primarily uses (1) performance units, (2) stock options, and (3) restricted stock to deliver long-term incentive opportunities.

Performance Units. Each year, the Compensation Committee makes annual grants of performance units under the Performance Unit Plan. The performance units are designed to provide a form of long-term incentive compensation that aligns the interests of management with those of a typical utility stockholder who is focused not only on stock price appreciation but also on dividends. Under the terms of the performance units, payouts are based on WEC Energy Group’s level of “total stockholder return” (stock price appreciation plus reinvested dividends) in comparison to a peer group of companies over a three-year performance period. The performance units are settled in cash.

Stock Options. Each year, the Compensation Committee also makes annual stock option grants as part of the long-term incentive program. These stock options have an exercise price equal to the fair market value of WEC Energy Group’s common stock on the date of grant and expire on the 10th anniversary of the grant date. Since management benefits from a stock option award only to the extent WEC Energy Group’s stock price appreciates above the exercise price of the stock option, stock options align the interests of management with those of WEC Energy Group stockholders in attaining long-term stock price appreciation.

Restricted Stock. The Compensation Committee also awards restricted stock as part of the long-term incentive plan, consistent with market practice. Similar to performance units, restricted stock aligns the interests of management with a typical utility stockholder who is focused on stock price appreciation and dividends.

Aggregate 2015 Long-Term Incentive Awards. In establishing the target value of long-term incentive awards for each NEO in 2015, we analyzed the market compensation data included in the Willis Towers Watson survey. For Messrs. Klappa, Keyes and Garvin, and Ms. Martin, we determined the ratio of (1) the market median value of long-term incentive compensation to (2) the market median level of annual base salary, and multiplied each annual base salary by the applicable market ratio to determine the value of long-term incentive awards to be granted. These target values were presented to and approved by the Compensation Committee. We also calculated a target value of long-term incentive awards for Mr. Leverett using this method. However, because of Mr. Leverett’s role in WEC Energy Group’s succession plan, we recommended, and the Compensation Committee approved, a higher target value.

For 2015, the Compensation Committee approved a long-term incentive award consisting of performance units, stock options, and restricted stock. Performance units are the largest component of the long-term incentive award. The Compensation Committee continues to believe that the long-term award must be tied to WEC Energy Group performance and stockholder value and that performance units are an effective tool to achieve this goal.

2015 Stock Option Grants. In December 2014, the Compensation Committee approved the grant of stock options to each of the NEOs and established an overall pool of options that were granted to approximately 100 other employees. These option grants were made effective January 2, 2015, the first trading day of 2015. The options were granted with an exercise price equal to the average of the high and low prices reported on the NYSE for shares of WEC Energy Group common stock on the grant date. The options were granted in accordance with WEC Energy Group’s standard practice of making annual stock option grants effective on the first trading day of each year, and the timing of the grants was not tied to the timing of any release of material information. These stock options have a term of 10 years and vest 100% on the third anniversary of the date of grant. The vesting of the stock options may be accelerated in connection with a change in control or an executive officer’s termination of employment. Subject to the limitations of WEC Energy Group’s 1993 Omnibus Stock Incentive Plan, the Compensation Committee has the power to amend the terms of any option (with the participant’s consent). See “Potential Payments upon Termination or Change in Control” in this information statement for additional information.

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For purposes of determining the appropriate number of options to grant to a particular NEO, the value of an option was determined based on the Black-Scholes option pricing model. We use the Black-Scholes option pricing model for purposes of the compensation valuation. This valuation approach is consistent with the market information we review from Willis Towers Watson. The following table provides the number of options granted to each NEO in 2015.

Executive	Options	Executive	Options
Officer	Granted	Officer	Granted
Mr. Klappa	176,010	Ms. Martin	18,920
Mr. Keyes	32,685	Mr. Garvin	14,270
Mr. Leverett	77,955

For financial reporting purposes, the stock options granted in 2015 had a grant date fair value of $4.60 per option for Mr. Klappa and Ms. Martin, and a grant date fair value of $6.18 for Messrs. Keyes, Leverett and Garvin. Mr. Klappa and Ms. Martin are considered to be “retirement eligible.” Therefore, their options are presumed to have a shorter expected life, which results in a lower option value.

2015 Restricted Stock Awards. In December 2014, the Compensation Committee also approved the grant of restricted stock to each of the NEOs and established an overall pool of restricted stock that was granted to approximately 100 other employees. These grants were also made effective January 2, 2015. The restricted stock vests in three equal annual installments beginning on January 2, 2016. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability or by action of the Compensation Committee. See “Potential Payments upon Termination or Change in Control” in this information statement for additional information. Tax withholding obligations related to vesting may be satisfied, at the option of the executive officer, by withholding shares otherwise deliverable upon vesting or by cash. The NEOs have the right to vote the restricted stock and to receive cash dividends when WEC Energy Group pays a dividend to its stockholders.

For purposes of determining the appropriate number of shares of restricted stock to grant to a particular NEO, the Compensation Committee used a value of $51.09 per share. This value was based on the volume weighted price of WEC Energy Group’s common stock for the ten trading days beginning on December 8, 2014 and ending on December 19, 2014. The Compensation Committee uses the volume weighted price in order to minimize the impact of day to day volatility in the stock market. The measurement period is customarily early to mid-December to shorten the timeframe between the calculation of the awards and the actual grant date. The following table provides the number of shares of restricted stock granted to each NEO in 2015.

Executive	Restricted Stock
Officer	Granted
Mr. Klappa	15,363
Mr. Keyes	2,853
Mr. Leverett	6,804
Ms. Martin	1,650
Mr. Garvin	1,245

In addition, on July 31, 2015, the Compensation Committee awarded certain officers, including the NEOs, and other employees of WEC Energy Group and the Company shares of restricted stock for the key role each played in closing the acquisition of Integrys, and to provide additional incentive for these key individuals to remain with WEC Energy Group and the Company. The restricted stock vests in three equal installments on January 29, 2016, January 31, 2017 and July 31, 2018. The following table provides the number of shares of restricted stock granted to each NEO.

Wisconsin Electric Power Company	23	2016 Annual Meeting Information Statement

Executive	Restricted Stock
Officer	Granted
Mr. Klappa	21,432
Mr. Keyes	6,429
Mr. Leverett	17,145
Ms. Martin	7,287
Mr. Garvin	7,287

2015 Performance Units. In 2015, the Compensation Committee granted performance units to each of the NEOs and approved a pool of performance units that were granted to approximately 100 other employees. With respect to the 2015 performance units, the amount of the benefit that ultimately vests will be dependent upon WEC Energy Group’s total stockholder return over a three-year period ending December 31, 2017, as compared to the total stockholder return of the custom peer group previously described under “Competitive Benchmarking,” again excluding TECO. Total stockholder return is the calculation of total return (stock price appreciation plus reinvestment of dividends) based upon an initial investment of $100 and subsequent $100 investments at the end of each quarter during the three-year performance period.

Upon vesting, the performance units will be settled in cash in an amount determined by multiplying the number of performance units that have vested by the closing price of WEC Energy Group’s common stock on the last trading day of the performance period.

The required percentile ranking for total stockholder return and the applicable vesting percentage are set forth in the chart below.

Performance	Vesting
Percentile Rank	Percent
< 25th Percentile	0%
25th Percentile	25%
Target (50th Percentile)	100%
75th Percentile	125%
90th Percentile	175%

If WEC Energy Group’s rank is between the benchmarks identified above, the vesting percentage will be determined by interpolating on a straight line basis the appropriate vesting percentage. Unvested performance units generally are immediately forfeited upon a NEO’s cessation of employment with WEC Energy Group prior to completion of the three-year performance period. However, the performance units will vest immediately at the target 100% rate upon the termination of the NEO’s employment (1) by reason of disability or death or (2) after a change in control of WEC Energy Group. In addition, a prorated number of performance units (based upon the target 100% rate) will vest upon the termination of employment of the NEO by reason of retirement prior to the end of the three-year performance period.

For purposes of determining the appropriate number of performance units to grant to a particular NEO, the Compensation Committee used a value of $51.09 per unit, the same value used for the restricted stock. The following table provides the number of units granted to each NEO at the 100% target level.

Performance
Executive	Units
Officer	Granted
Mr. Klappa	66,570
Mr. Keyes	12,365
Mr. Leverett	29,485
Ms. Martin	7,155
Mr. Garvin	5,395

2015 Payouts under Previously Granted Long-Term Incentive Awards. In 2013, the Compensation Committee granted performance unit awards to participants in the WEC Energy Group Performance Unit Plan, including the NEOs. The terms of the performance units granted in 2013 were substantially similar to those of the performance units

Wisconsin Electric Power Company	24	2016 Annual Meeting Information Statement

granted in 2015 described above, and the required performance percentile ranks and related vesting schedule were identical to that of the 2015 units.

Payouts under the 2013 performance units were based on WEC Energy Group’s total stockholder return for the three-year performance period ended December 31, 2015 against the same group of peer companies used for the 2015 performance unit awards, other than TECO. One of the companies in the peer group is NiSource, Inc. To calculate the total stockholder return of NiSource, we used the stockholder return of NiSource from January 1, 2013 through June 30, 2015, and the combined stockholder return of NiSource and Columbia Pipeline Group from July 1, 2015 to December 31, 2015. On July 1, 2015, NiSource completed its spin-off of its natural gas pipeline and related businesses into Columbia Pipeline Group, and then distributed the shares of Columbia Pipeline to its shareholders. NiSource restructured its balance sheet by reducing debt with the proceeds from debt issued by Columbia Pipeline. Immediately following this restructuring, the combined market capitalization of the two companies was essentially the same as the market capitalization of NiSource prior to the spin-off. Similar to its treatment of significant transactions in the past, the Compensation Committee determined that NiSource’s restructuring should be taken into account when measuring WEC Energy Group’s performance against that of the peer group.

Accounting for these changes, WEC Energy Group’s total stockholder return was at the 65th percentile of the peer group for the three-year performance period ended December 31, 2015, resulting in the performance units vesting at a level of 115.0%. The actual payouts were determined by multiplying the number of vested performance units by the closing price of WEC Energy Group’s common stock ($51.31) on December 31, 2015, the last trading day of the performance period. The actual payout to each NEO is reflected in the “Option Exercises and Stock Vested for Fiscal Year 2015” table.

COMPENSATION RECOUPMENT POLICY

Accountability is a fundamental value of WEC Energy Group and the Company. To reinforce this value through the executive compensation program, the Compensation Committee adopted a clawback policy that provides for the recoupment of incentive-based compensation in the event WEC Energy Group is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws (other than restatements permitted as a result of changes in accounting principles or interpretation). Pursuant to the policy, the Compensation Committee will recover from any current or former executive officer who has received incentive-based compensation during the three year period preceding the date on which WEC Energy Group is required to prepare the accounting restatement, any portion of the incentive-based compensation paid in excess of what would have been paid to the executive officer under the restated financial results. WEC Energy Group may also recover incentive-based compensation if an executive officer’s employment is terminated for cause, or the executive officer violates a noncompetition or other restrictive covenant.

STOCK OWNERSHIP GUIDELINES

The Compensation Committee believes that an important adjunct to the long-term incentive program is significant stock ownership by officers who participate in the program, including the NEOs. Accordingly, the Compensation Committee has implemented WEC Energy Group stock ownership guidelines for officers of WEC Energy Group and the Company. These guidelines provide that each executive officer, including the NEOs, should, over time (generally within five years of appointment as an executive officer), acquire and hold WEC Energy Group common stock having a minimum fair market value ranging from 250% to 500% of base salary. In addition to shares owned outright, holdings of each of the following are included in determining compliance with the stock ownership guidelines: WEC Energy Group restricted stock; WEC Energy Group phantom stock units held in the Executive Deferred Compensation Plan; WEC Energy Group stock held in the 401(k) plan; WEC Energy Group performance units at target; and WEC Energy Group shares held by a brokerage account, jointly with an immediate family member or in a trust.

The Compensation Committee annually reviews whether executive officers are in compliance with these guidelines. The last review was completed in July 2015. The Compensation Committee determined that all of the NEOs satisfied, or were making appropriate progress to satisfy, these guidelines.

PROHIBITION ON HEDGING AND PLEDGING

WEC Energy Group’s Corporate Securities Trading Policy prohibits the use of any strategies or products, including derivatives and short-selling techniques, to hedge against potential changes in the value of WEC Energy Group’s common stock. The policy also prohibits the holding of WEC Energy Group securities in a margin account, as well as the pledging of WEC Energy Group securities as collateral for a loan.

Wisconsin Electric Power Company	25	2016 Annual Meeting Information Statement

LIMITED TRADING WINDOWS

Officers, including the NEOs, other key employees, and the directors of WEC Energy Group may only transact in WEC Energy Group securities during approved trading windows after satisfying mandatory pre-clearance requirements.

RETIREMENT PROGRAMS

WEC Energy Group also maintains retirement plans in which the NEOs participate: a defined benefit pension plan of the cash balance type, a supplemental executive retirement plan, and individual letter agreements with some of the NEOs. We believe our retirement plans are a valuable benefit in the attraction and retention of our employees, including the NEOs. We believe that providing a foundation for long-term financial security for our employees, beyond their employment with the Company, is a valuable component of our overall compensation program which will inspire increased loyalty and improved performance. For more information about our retirement plans, see “Pension Benefits at Fiscal Year-End 2015” and “Retirement Plans.”

OTHER BENEFITS, INCLUDING PERQUISITES

The Company provides its executive officers, including the NEOs, with employee benefits and a limited number of perquisites. Except as specifically noted elsewhere in this information statement, the employee benefits programs in which executive officers participate (which provide benefits such as medical coverage, retirement benefits, and annual contributions to a qualified savings plan) are generally the same programs offered to substantially all of the Company’s salaried employees.

The perquisites made available to executive officers include financial planning, membership in a service that provides health care and safety management when traveling outside the United States, payment of the cost of a mandatory physical exam that the WEC Energy Group Board requires annually, limited spousal travel for business purposes, and monitoring costs related to a residential security system. The Company also pays periodic dues and fees for club memberships for certain of the NEOs and other designated officers.

We customarily review market data regarding executive perquisite practices on an annual basis. However, in anticipation of WEC Energy Group’s acquisition of Integrys, we decided to hold off on undertaking a thorough review of the Company’s perquisite practices until after the transaction was completed and we could look at the combined company’s practices holistically. To that end, the Compensation Committee intends to review WEC Energy Group’s perquisite practices with the Consultant in 2016. In 2015, the Consultant recommended to the Compensation Committee that WEC Energy Group retain its current package of perquisites. We have a legacy group of executives who are still eligible for gross-ups. We reimburse those executives for taxes paid on income attributable to the financial planning benefits provided to the executives only if the executive uses the Company’s identified preferred provider, AYCO. We believe the use of the preferred financial adviser provides administrative benefits and eases communication between Company personnel and the financial adviser.

We pay periodic dues and fees for certain club memberships as we have found that the use of these facilities helps foster better customer relationships. Officers, including the NEOs, are expected to use clubs for which the Company pays dues primarily for business purposes. We do not pay any additional expenses incurred for personal use of these facilities, and officers are required to reimburse the Company to the extent that it pays for any such personal use. The total annual club dues are included in the Summary Compensation Table. We do not permit personal use of the airplane utilized by WEC Energy Group. We do allow spousal travel if an executive’s spouse is accompanying the executive on business travel and the airplane is not fully utilized by WEC Energy Group personnel. There is no incremental cost to WEC Energy Group or the Company for this travel, other than the reimbursement for taxes paid on imputed income attributable to the executives for this perquisite, as the airplane cost is the same regardless of whether an executive’s spouse travels.

In addition, each of the executive officers participates in a death benefit only plan. Under the terms of the plan, upon an executive officer’s death while employed by WEC Energy Group or the Company, a benefit is paid to his or her designated beneficiary in an amount equal to the after-tax value of three times the officer’s base salary at the time of death.

TAX GROSS-UP POLICY

The Compensation Committee adopted a formal policy that prohibits entry into any contract, agreement, or arrangement with any officer of WEC Energy Group or its subsidiaries, including the Company, that obligates the Company to pay directly or reimburse the officer for any portion of the officer’s individual tax liability for benefits provided by the Company. Excluded from this policy are (i) agreements or arrangements entered into prior to December 2014 when the policy was

Wisconsin Electric Power Company	26	2016 Annual Meeting Information Statement

adopted, (ii) agreements or arrangements entered into prior to, and assumed by WEC Energy Group or the Company in connection with, any merger or acquisition, or (iii) plans or policies applicable to Company employees generally.

This policy formalizes WEC Energy Group’s and the Company’s practice since the beginning of 2006 to not include any provisions requiring a gross-up for excise tax in any new executive employment agreement, as well as the Compensation Committee’s policy since July 2011 to eliminate tax gross-ups on perquisites provided by WEC Energy Group or the Company to its officers (except to officers who were already receiving gross-ups as of July 2011). Of the NEOs, Messrs. Klappa, Leverett and Garvin, and Ms. Martin, were receiving gross-ups prior to July 2011.

SEVERANCE BENEFITS AND CHANGE IN CONTROL

Several years ago, the Compensation Committee determined that it would no longer offer severance and change in control benefits in employment agreements. Therefore, Messrs. Keyes and Garvin, and Ms. Martin, have not entered into an employment agreement that provides for these benefits. However, they are eligible to participate in the Company’s Severance Pay Plan. Prior to that time, each of Messrs. Klappa and Leverett entered into an employment agreement with WEC Energy Group which includes severance and change in control provisions. For a discussion of the severance and change in control benefits available under these agreements, and to the executive officers generally, see “Potential Payments upon Termination or Change in Control.”

In addition, WEC Energy Group’s supplemental pension plan provides that in the event of a change in control of WEC Energy Group, each NEO will be entitled to a lump sum payment of amounts due under the plan if employment is terminated within 18 months of the change in control.

IMPACT OF PRIOR COMPENSATION

The Compensation Committee does not believe it is appropriate to consider the amounts realized or realizable from prior incentive compensation awards when establishing future levels of short-term and long-term incentive compensation.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

Section 162(m) of the Internal Revenue Code limits the deductibility of certain executives’ compensation that exceeds $1 million per year, unless the compensation is performance-based under Section 162(m) and is issued through a plan that has been approved by stockholders. Although the Compensation Committee takes into consideration the provisions of Section 162(m), it believes that maintaining tax deductibility is only one consideration among many in the design of an effective executive compensation program.

With respect to 2015 compensation for the NEOs, the stock option grants under the 1993 Omnibus Stock Incentive Plan have been structured to qualify as performance-based compensation under Section 162(m). The remaining components of the 2015 compensation program do not qualify for tax deductibility under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this information statement.

WEC Energy Group Compensation Committee

John F. Bergstrom, Committee Chair
Thomas J. Fischer
Ulice Payne, Jr.

Wisconsin Electric Power Company	27	2016 Annual Meeting Information Statement

EXECUTIVE COMPENSATION

The following table summarizes total compensation awarded to, earned by, or paid to the Company’s Chief Executive Officer, Chief Financial Officer, and each of the Company’s other three most highly compensated executive officers as of December 31, 2015 (the “NEOs”). The amounts shown in this and all subsequent tables in this information statement are WEC Energy Group consolidated compensation data.

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
Name and				Stock	Option	Plan	Compensation	All Other
Principal Position	Year	Salary	Bonus	Awards (2)	Awards (3)	Compensation (4)	Earnings (5)	Compensation (6)(7)	Total
		($)	($)	($)	($)	($)	($)	($)	($)

Gale E. Klappa
Chairman of the Board and	2015	1,324,739	--	5,388,193	809,646	3,454,116	2,573,492	276,582	13,826,768
Chief Executive Officer	2014	1,283,040	--	3,969,744	1,061,898	3,289,058	2,647,425	246,641	12,497,806
	2013	1,243,256	--	3,727,719	1,443,747	3,097,587	29,170	229,347	9,770,826

J. Patrick Keyes
Executive Vice President	2015	531,002	--	1,121,231	201,993	911,839	90,080	71,410	2,927,555
and Chief Financial Officer	2014	515,536	--	752,317	287,248	846,957	105,365	70,153	2,577,576
	2013	500,520	--	740,397	380,107	798,334	55,712	48,771	2,523,841

Allen L. Leverett
President	2015	799,155	--	2,762,955	481,762	1,680,500	925,639	132,014	6,782,025
	2014	774,000	--	1,759,152	671,616	1,598,927	1,578,300	125,250	6,507,245
	2013	705,139	--	1,533,874	787,466	1,446,375	11,124	103,074	4,587,052

Susan H. Martin
Executive Vice President,	2015	475,000	--	824,278	87,032	741,831	86,748	58,343	2,273,232
General Counsel and	2014	430,499	--	429,204	114,795	649,371	79,808	110,671	1,814,348
Corporate Secretary	2013	417,960	--	431,052	166,965	621,419	72,942	87,549	1,797,887

Robert M. Garvin
Executive Vice President -	2015	404,000	--	709,707	88,189	539,575	60,584	62,499	1,864,554
External Affairs	2014	386,548	30,000(1)	323,646	123,572	505,437	72,709	61,126	1,503,038
	2013	374,562	20,000(1)	263,531	135,301	479,221	50,059	62,456	1,385,130

(1)	Constitutes discretionary bonuses paid to Mr. Garvin for exceptional work on legislative and regulatory matters during 2014 and 2013.

(2)	The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of performance units and restricted stock awarded to each NEO in the respective year for which such amounts are reported. The 2015 award of restricted stock is higher than the awards in prior years as it consists of the normally scheduled January 2015 award and a special award granted on July 31, 2015 to certain officers and other employees for the key role each played in closing WEC Energy Group’s acquisition of Integrys Energy Group. The amounts reported for the performance units are based upon the probable outcome as of the grant date of associated performance and market conditions, and are consistent with our estimate, as of the grant date, of aggregate compensation cost to be recognized over the three-year performance period. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon WEC Energy Group’s performance and the executive’s number of additional years of service with the Company.

The value of the performance unit awards as of the grant date, assuming achievement of the highest level of performance, for each of Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, is $6,162,162, $1,144,595, $2,729,329, $499,382 and $662,298, respectively, for the 2015 awards. The value of the performance unit awards as of the grant date, assuming achievement of the highest level of performance, for each of Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, is $5,644,425, $1,069,727, $2,501,294, $460,218 and $610,247, respectively, for the 2014 awards. See “Option Exercises and Stock Vested For Fiscal Year 2015” for the amount of the actual payout with respect to the 2013 award of performance units.

(3)	The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of options awarded to each NEO in the respective year for which such amounts are reported. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon

Wisconsin Electric Power Company	28	2016 Annual Meeting Information Statement

WEC Energy Group performance. In accordance with FASB ASC Topic 718, we made certain assumptions in our calculation of the grant date fair value of the stock options. See “Stock Options” in Note 1(m) -- Stock-Based Compensation, in the Notes to Consolidated Financial Statements in our 2015 Annual Report on Form 10-K for a description of these assumptions. For 2015, the assumptions made in connection with the valuation of the stock options are the same as described in Note 1(m), except that the expected life of the options is 4.2 years for Mr. Klappa and Ms. Martin, and 7.8 years for Messrs. Keyes, Leverett and Garvin, and the expected forfeiture rate is 0%. The change in the expected life of the options as set forth in Note 1(m) resulted from the fact that Mr. Klappa and Ms. Martin were “retirement eligible” as of December 31, 2015, and Messrs. Keyes, Leverett and Garvin were not, whereas the assumption described in Note 1(m) is a weighted average of all option holders. The change in the expected forfeiture rate to 0% from 2.0%, as set forth in Note 1(m), is due to the assumption that the NEOs will not forfeit any of their stock options.

(4)	Consists of the annual incentive compensation and short-term dividend equivalents earned under WEC Energy Group’s STPP. The amounts earned for each award for 2015 are shown below.

	Annual Incentive	Short-Term Dividend
Name	Award ($)	Equivalents ($)	Total ($)
Gale E. Klappa	3,060,147	393,969	3,454,116
J. Patrick Keyes	836,329	75,510	911,839
Allen L. Leverett	1,510,404	170,096	1,680,500
Susan H. Martin	698,250	43,581	741,831
Robert M. Garvin	509,040	30,535	539,575

(5)	The amounts reported for 2015, 2014 and 2013 reflect the aggregate change in the actuarial present value of each applicable NEO’s accumulated benefit under all defined benefit plans from December 31, 2014 to December 31, 2015, December 31, 2013 to December 31, 2014 and December 31, 2012 to December 31, 2013, respectively. For 2015 and 2013, the amounts reported also include above-market earnings on compensation that is deferred by the NEOs into the Prime Rate Fund under WEC Energy Group’s Executive Deferred Compensation Plan. Above-market earnings represent the difference between the interest rate used to calculate earnings under the Plan and 120% of the applicable federal long-term rate prescribed by the Internal Revenue Code.

	Change in Pension	Non-Qualified Deferred
Name	Value ($)	Compensation Earnings ($)	Total ($)
Gale E. Klappa	2,566,655	6,837	2,573,492
J. Patrick Keyes	90,016	64	90,080
Allen L. Leverett	923,435	2,204	925,639
Susan H. Martin	86,554	194	86,748
Robert M. Garvin	60,535	49	60,584

For 2015, 2014 and 2013, the applicable discount rate used to value pension plan liabilities moved from 4.15% to 4.45%, 5.00% to 4.15% and 4.10% to 5.00%, respectively. As the discount rate decreases, the Company’s pension funding obligation increases, and vice versa. The changes in the actuarial present values of the NEOs’ pension benefits do not constitute cash payments to the NEOs.

The pension values reported represent only WEC Energy Group’s obligation of the aggregate change in the actuarial present value of each NEO’s accumulated benefit under all defined benefit plans. Messrs. Klappa and Leverett are entitled to receive pension benefits from prior employers. To the extent such prior employers are unable to pay their pension obligations, WEC Energy Group may be obligated to pay the total amount.

(6)	During 2015, each NEO received financial planning services and the cost of an annual physical exam; Messrs. Klappa, Leverett and Garvin received reimbursement for club dues; Messrs. Klappa, Keyes and Leverett were provided with membership in a service that provides healthcare and safety management when traveling outside the United States; and Mr. Klappa received reimbursement for monitoring costs related to a home security system. In addition, the NEOs were eligible to receive reimbursement for taxes paid on imputed income attributable to certain perquisites including spousal travel and related costs for industry events where it is customary and expected that officers attend with their spouses. During 2015, Mr. Klappa utilized the benefit of spousal travel for business purposes with the associated tax reimbursement. These tax reimbursements are reflected in the Summary Compensation Table (see the third bullet point in Note 7 below). Other than the tax reimbursement, there is no incremental cost to the Company related to this spousal travel.

(7)	For Mr. Klappa, the amount reported in All Other Compensation for 2015 includes $20,516 attributable to WEC Energy Group’s Directors’ Charitable Awards Program in connection with Mr. Klappa’s service on WEC Energy Group’s Board. See “Director Compensation” for a description of the Directors’ Charitable Awards Program.

All Other Compensation for Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, for 2015 also consists of:

•	Employer matching of contributions into WEC Energy Group’s 401(k) plan in the amount of $10,600 for Mr. Klappa, $10,325 for Mr. Keyes, Leverett and Garvin, and $6,669 for Ms. Martin;

Wisconsin Electric Power Company	29	2016 Annual Meeting Information Statement

•	“Make-whole” payments under WEC Energy Group’s Executive Deferred Compensation Plan that provides a match at the same level as the 401(k) plan (4% for up to 7% of wages) for all deferred salary and bonus not otherwise eligible for a match in the amounts of $158,434, $42,660, $78,801, $24,892 and $33,425, respectively; and

•	Tax reimbursements or “gross-ups” for all applicable perquisites in the amounts of $44,192, $20,436 and $9,561 for Messrs. Klappa, Leverett and Garvin, respectively.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2015

The following table shows additional data regarding incentive plan awards to the NEOs in 2015.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)		(l)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock	All Other Option Awards (5)			Grant
									Awards:				Date Fair
									Number	Number of			Value of
									of Shares	Securities	Exercise	Closing	Stock and
	Grant	Action							of Stock	Underlying	or Base	Market	Option
Name	Date	Date (1)	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units(4)	Options	Price (6)	Price	Awards
			($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($/Sh)	($)

Gale E.	1/15/15	--	364,303	1,457,213	3,060,147	--	--	--	--	--	--	--	--
Klappa	1/15/15	--	--	393,969	--	--	--	--	--	--	--	--	--
	1/02/15	12/4/14	--	--	--	16,643	66,570	116,498	--	--	--	--	3,521,220
	1/02/15	12/4/14	--	--	--	--	--	--	15,363	--	--	--	812,626
	1/02/15	12/4/14	--	--	--	--	--	--	--	176,010	52.895	53.19	809,646
	7/31/15	--	--	--	--	--	--	--	21,432	--	--	--	1,054,347

J. Patrick	1/15/15	--	99,563	398,252	836,329	--	--	--	--	--	--	--	--
Keyes	1/15/15	--	--	75,510	--	--	--	--	--	--	--	--	--
	1/02/15	12/4/14	--	--	--	3,091	12,365	21,639	--	--	--	--	654,047
	1/02/15	12/4/14	--	--	--	--	--	--	2,853	--	--	--	150,909
	1/02/15	12/4/14	--	--	--	--	--	--	--	32,685	52.895	53.19	201,993
	7/31/15	--	--	--	--	--	--	--	6,429	--	--	--	316,275

Allen L.	1/15/15	--	179,810	719,240	1,510,240	--	--	--	--	--	--	--	--
Leverett	1/15/15	--	--	170,096	--	--	--	--	--	--	--	--	--
	1/02/15	12/4/14	--	--	--	7,371	29,485	51,599	--	--	--	--	1,559,609
	1/02/15	12/4/14	--	--	--	--	--	--	6,804	--	--	--	359,898
	1/02/15	12/4/14	--	--	--	--	--	--	--	77,955	52.895	53.19	481,762
	7/31/15	--	--	--	--	--	--	--	17,145	--	--	--	843,448

Susan H.	1/15/15	--	83,125	332,500	698,250	--	--	--	--	--	--	--	--
Martin	1/15/15	--	--	43,581	--	--	--	--	--	--	--	--	--
	1/02/15	12/4/14	--	--	--	1,789	7,155	12,521	--	--	--	--	378,464
	1/02/15	12/4/14	--	--	--	--	--	--	1,650	--	--	--	87,277
	1/02/15	12/4/14	--	--	--	--	--	--	--	18,920	52.895	53.19	87,032
	7/31/15	--	--	--	--	--	--	--	7,287	--	--	--	358,484

Robert M.	1/15/15	--	60,600	242,400	509,040	--	--	--	--	--	--	--	--
Garvin	1/15/15	--	--	30,535	--	--	--	--	--	--	--	--	--
	1/02/15	12/4/14	--	--	--	1,349	5,395	9,441	--	--	--	--	285,369
	1/02/15	12/4/14	--	--	--	--	--	--	1,245	--	--	--	65,854
	1/02/15	12/4/14	--	--	--	--	--	--	--	14,270	52.895	53.19	88,189
	7/31/15	--	--	--	--	--	--	--	7,287	--	--	--	358,484

(1)	On December 4, 2014, the Compensation Committee awarded the 2015 option, restricted stock, and performance unit grants effective the first trading day of 2015 (January 2, 2015). On July 31, 2015, the Compensation Committee awarded shares of restricted stock to certain officers, including the NEO’s, and other employees for the key role each played in closing WEC Energy Group’s acquisition of Integrys Energy Group.

(2)	Non-equity incentive plan awards consist of annual incentive awards under WEC Energy Group’s STPP (reported on the first line) and short-term dividend equivalents (reported on the second line). The short-term dividend equivalents only vest upon WEC Energy Group’s achievement of the established performance target; otherwise, no dividend equivalents vest. For a more detailed description of WEC Energy Group’s STPP and short-term dividend equivalents, see the Compensation Discussion and Analysis.

(3)	Consists of performance units awarded under the WEC Energy Group Performance Unit Plan. For a more detailed description of the terms of the performance units, see the Compensation Discussion and Analysis.

(4)	Consists of restricted stock awarded under WEC Energy Group’s 1993 Omnibus Stock Incentive Plan. For a more detailed description of the terms of the restricted stock, see the Compensation Discussion and Analysis.

Wisconsin Electric Power Company	30	2016 Annual Meeting Information Statement

(5)	Consists of non-qualified stock options to purchase shares of WEC Energy Group common stock pursuant to WEC Energy Group’s 1993 Omnibus Stock Incentive Plan. For a more detailed description of the terms of the options, see the Compensation Discussion and Analysis.

(6)	The exercise price of the option awards is equal to the fair market value of WEC Energy Group’s common stock on the date of grant, January 2, 2015. Fair market value is the average of the high and low prices of WEC Energy Group common stock reported in the New York Stock Exchange Composite Transaction Report on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2015

The following table reflects the number and value of exercisable and unexercisable options as well as the number and value of other equity awards held by the NEOs at fiscal year-end 2015.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2) (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (3) ($)

Gale E.	551,960	--	--	21.1075	1/02/19	--	--	--	--
Klappa	131,060	--	--	24.92	1/04/20	--	--	--	--
	122,610	--	--	29.3475	1/03/21	--	--	--	--
	255,280	--	--	34.875	1/03/22	--	--	--	--
	--	479,650	--	37.46	1/02/23	--	--	--	--
	--	302,535	--	41.025	1/02/24	--	--	--	--
	--	176,010	--	52.895	1/02/25	--	--	--	--
	--	--	--	--	--	55,110	2,827,694	--	--
	--	--	--	--	--	--	--	137,585	7,059,486
	--	--	--	--	--	--	--	116,498	5,977,512

J. Patrick	10,460	--	--	34.875	1/03/22	--	--	--	--
Keyes	--	95,265	--	37.46	1/02/23	--	--	--	--
	--	57,335	--	41.025	1/02/24	--	--	--	--
	--	32,685	--	52.895	1/02/25	--	--	--	--
	--	--	--	--	--	12,809	657,230	--	--
	--	--	--	--	--	--	--	26,075	1,337,908
	--	--	--	--	--	--	--	21,639	1,110,297

Allen L.	106,000	--	--	21.1075	1/02/19	--	--	--	--
Leverett	68,210	--	--	24.92	1/04/20	--	--	--	--
	56,540	--	--	29.3475	1/03/21	--	--	--	--
	112,250	--	--	34.875	1/03/22	--	--	--	--
	--	197,360	--	37.46	1/02/23	--	--	--	--
	--	134,055	--	41.025	1/02/24	--	--	--	--
	--	77,955	--	52.895	1/02/25	--	--	--	--
	--	--	--	--	--	31,868	1,635,147	--	--
	--	--	--	--	--	--	--	60,970	3,128,371
	--	--	--	--	--	--	--	51,599	2,647,545

Susan H.	3,690	--	--	24.92	1/04/20	--	--	--	--
Martin	3,390	--	--	29.3475	1/03/21	--	--	--	--
	6,530	--	--	34.875	1/03/22	--	--	--	--
	--	55,470	--	37.46	1/02/23	--	--	--	--
	--	32,705	--	41.025	1/02/24	--	--	--	--
	--	18,920	--	52.895	1/02/25	--	--	--	--
	--	--	--	--	--	10,964	562,563	--	--
	--	--	--	--	--	--	--	14,875	763,236
	--	--	--	--	--	--	--	12,521	642,453

Wisconsin Electric Power Company	31	2016 Annual Meeting Information Statement

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2) (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (3) ($)

Robert M.	19,225	--	--	34.875	1/03/22	--	--	--	--
Garvin	--	33,910	--	37.46	1/02/23	--	--	--	--
	--	24,665	--	41.025	1/02/24	--	--	--	--
	--	14,270	--	52.895	1/02/25	--	--	--	--
	--	--	--	--	--	9,958	510,945	--	--
	--	--	--	--	--	--	--	11,218	575,596
	--	--	--	--	--	--	--	9,441	484,418

(1)	All options reported in this column were granted ten years prior to their respective expiration date and vest 100% on the third anniversary of the grant date.

(2)	Effective January 2, 2013, Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, were granted restricted stock awards of 18,657, 3,705, 7,677, 1,320 and 2,157 shares, respectively, which began vesting in three equal annual installments on January 2, 2014. Effective January 2, 2014, Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, were granted restricted stock awards of 18,144, 3,438, 8,040, 1,479 and 1,962 shares, respectively, which began vesting in three equal annual installments on January 2, 2015. Effective January 2, 2015, Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, were granted restricted stock awards of 15,363, 2,853, 6,804, 1,245 and 1,650 shares, respectively, which began vesting in three equal annual installments on January 2, 2016. On July 31, 2015, Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, were granted restricted stock awards of 21,432, 6,429, 17,145, 7,287 and 7,287 shares, respectively, for the key role each played in closing WEC Energy Group’s acquisition of Integrys Energy Group. These shares vest in three equal installments on January 29, 2016, January 31, 2017, and July 31, 2018. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death, or disability or by action of the Compensation Committee.

(3)	The number of performance units reported were awarded in 2014 (first line) and 2015 (second line) and vest at the end of the three-year performance period ending December 31, 2016 and December 31, 2017, respectively. The number of performance units reported and their corresponding value are based upon a payout at the maximum amount for 2014 and for 2015.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2015

This table shows the number and value of (1) stock options that were exercised by the NEOs, (2) restricted stock awards that vested and (3) performance units that vested in 2015.

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise (1)	Acquired on Vesting (2)	on Vesting (3)(4)
	(#)	($)	(#)	($)
Gale E. Klappa	471,790	12,325,368	18,998	1,004,866
	--	--	92,983	4,770,971
J. Patrick Keyes	--	--	2,657	140,541
	--	--	18,469	947,644
Allen L. Leverett	379,683	10,432,323	8,199	433,671
	--	--	38,261	1,963,146
Susan H. Martin	6,530	191,938	1,545	81,722
	--	--	10,753	551,711
Robert M. Garvin	--	--	1,440	76,166
	--	--	6,572	337,222

(1)	Value realized upon the exercise of options is determined by multiplying the number of shares received upon exercise by the difference between the market price of WEC Energy Group common stock at the time of exercise and the exercise price.

Wisconsin Electric Power Company	32	2016 Annual Meeting Information Statement

(2)	Reflects the number of shares of restricted stock that vested in 2015 (first line) and the number of performance units that vested as of December 31, 2015, the end of the applicable three-year performance period (second line). The performance units were settled in cash.

(3)	Restricted stock value realized is determined by multiplying the number of shares of restricted stock that vested by the fair market value of WEC Energy Group common stock on the date of vesting. We compute fair market value as the average of the high and low prices of WEC Energy Group common stock reported in the New York Stock Exchange Composite Transaction Report on the vesting date.

(4)	Performance units value realized is determined by multiplying the number of performance units that vested by the closing market price of WEC Energy Group common stock on December 31, 2015.

PENSION BENEFITS AT FISCAL YEAR-END 2015

The following table sets forth information for each NEO regarding their pension benefits at fiscal year-end 2015 under WEC Energy Group’s three different retirement plans discussed below.

(a)	(b)	(c)	(d)	(e)
			Present Value
		Number of Years	of Accumulated	Payments During
Name	Plan Name	Credited Service (1)	Benefit (2)(3)	Last Fiscal Year
		(#)	($)	($)
Gale E. Klappa	WEC Plan	12.67	264,808	--
	SERP	12.67	3,143,742	--
	Individual Letter Agreement	38.33	24,240,645	--
J. Patrick Keyes	WEC Plan	4.67	84,441	--
	SERP	4.67	199,161	--
	Individual Letter Agreement	4.67	131,650	--
Allen L. Leverett	WEC Plan	12.50	254,238	--
	SERP	12.50	1,547,319	--
	Individual Letter Agreement	27.00	4,117,808	--
Susan H. Martin	WEC Plan	15.75	238,359	--
	SERP	15.75	267,969	--
	Individual Letter Agreement	--	--	--
Robert M. Garvin	WEC Plan	4.67	89,595	--
	SERP	4.67	149,562	--
	Individual Letter Agreement	4.67	65,826	--

(1)	Years of service are computed as of December 31, 2015, the pension plan measurement date used for financial statement reporting purposes. Messrs. Klappa and Leverett have been credited with 25.66 and 14.5 years of service, respectively, pursuant to the terms of their Individual Letter Agreements (“ILA”s). The increase in the aggregate amount of each of Messrs. Klappa’s and Leverett’s accumulated benefit under all of WEC Energy Group’s retirement plans resulting from the additional years of credited service is $20,914,040 and $3,508,667, respectively.

(2)	The key assumptions used in calculating the actuarial present values reflected in this column are:

•	First projected unreduced retirement age based on current service:
	–	For Mr. Klappa, age 65.33.
	–	For Mr. Keyes, age 55.58.
	–	For Mr. Leverett, age 65.
	–	For Ms. Martin, age 63.67.
	–	For Mr. Garvin, age 54.75.
•	Discount rate of 4.45%.
•	Cash balance interest crediting rate of 5.0%.
•	Form of payment:
	–	Messrs. Klappa and Leverett: WEC Energy Group Plan and SERP - Lump sum; ILA - Life annuity.
	–	Messrs. Keyes and Garvin, and Ms. Martin: WEC Energy Group Plan, SERP and ILA - Lump sum.
•	Mortality Table, for Messrs. Klappa’s and Leverett’s life annuity - RP2014/Male/White Collar with modified MP2014 projection.

(3)	WEC Energy Group’s pension benefit obligations to Messrs. Klappa and Leverett will be partially offset by pension benefits Messrs. Klappa and Leverett are entitled to receive from their former employers. The amounts reported for Messrs. Klappa and Leverett represent only WEC Energy Group’s obligation of the aggregate actuarial present value of each of their accumulated benefit under all of the plans. The total aggregate actuarial present value of each of Messrs. Klappa’s and Leverett’s accumulated

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benefit under all of the plans is $32,716,733 and $6,421,470 respectively, $5,067,538 and $502,105 of which we estimate the prior employer is obligated to pay. If Mr. Klappa’s or Mr. Leverett’s former employer becomes unable to pay its portion of his respective accumulated pension benefit, WEC Energy Group may be obligated to pay the total amount.

RETIREMENT PLANS

WEC Energy Group maintains three different plans providing for retirement payments and benefits for the NEOs: a defined benefit pension plan of the cash balance type (“WEC Energy Group Plan”); a supplemental executive retirement plan (“SERP”); and ILAs. The compensation currently considered for purposes of the retirement plans (other than the WEC Energy Group Plan) for Messrs. Klappa and Leverett is $3,986,708 and $2,021,286, respectively. These amounts represent the average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months. For Messrs. Keyes and Garvin, and Ms. Martin, the compensation considered for purposes of the retirement plans (other than the WEC Energy Group Plan) is $1,323,639, $879,454 and $1,092,765, respectively. These amounts represent their 2015 base salary, plus their 2014 STPP award paid in 2015. As of December 31, 2015, Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, currently have or are considered to have 38.33, 4.67, 27.00, 4.67 and 15.75 credited years of service, respectively, under the various supplemental plans described below. Messrs. Keyes and Garvin, and Ms. Martin, were not granted additional years of credited service.

The WEC Energy Group Plan

Most regular full-time and part-time employees, including the NEOs, participate in the WEC Energy Group Plan. The WEC Energy Group Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the WEC Energy Group Plan as of December 31, 1995, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1994, under the plan benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months, with an adjustment to reflect the Social Security integrated benefit. In addition, individuals participating in the WEC Energy Group Plan as of December 31, 1995, received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and 1994 base pay.

The present value of the accrued benefit as of December 31, 1994, plus the transition credit, was also credited with interest at a stated rate. For 1996 through 2007, a participant received annual credits to the account equal to 5% of base pay (including WEC Energy Group 401(k) plan pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus 75% of the annual time-weighted trust investment return for the year in excess of 4%. From 2008 through 2013, the interest credit percentage was set at either the long-term corporate bond third segment rate, published by the Internal Revenue Service, or 4%, whichever was greater.

Effective January 1, 2014, participants receive an annual credit to the account equal to 6% of base pay (including WEC Energy Group 401(k) plan pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to a 5% fixed rate. For participants in the WEC Energy Group Plan on December 31, 2007 and December 31, 2013, their WEC Energy Group Plan benefit will never be less than the benefit accrued as of December 31, 2007 and December 31, 2013, respectively. The WEC Energy Group Plan benefit will be calculated under all three formulas to provide participants with the greater benefit; however, in calculating a participant’s benefit accrued as of December 31, 2007 and December 31, 2013, interest credits as defined under each of the prior WEC Energy Group Plan formulas will be taken into account but not any additional pay credits.

Participants who were “grandfathered” as of December 31, 1995, as discussed below, will still receive the greater of the grandfathered benefit or the cash balance benefit.

The life annuity payable under the WEC Energy Group Plan is determined by converting the hypothetical account balance credits into annuity form.

Individuals who were participants in the WEC Energy Group Plan on December 31, 1995 were “grandfathered” so that they will not receive any lower retirement benefit than would have been provided under the formula in effect through December 31, 1995, had it continued. This amount continued to increase until December 31, 2010, at which time it was frozen. Upon retirement, participants will receive the greater of this frozen amount or the accumulated cash balance.

For Messrs. Klappa and Leverett, estimated benefits under the grandfathered formula are higher than under the cash balance plan formula. Messrs. Keyes and Garvin, and Ms. Martin, do not participate in the grandfathered formula. Although all of the NEOs participate in the cash balance plan formula, pursuant to the agreements discussed below, Messrs. Klappa’s and Leverett’s total retirement benefits would be determined by the prior plan benefit formula if they

Wisconsin Electric Power Company	34	2016 Annual Meeting Information Statement

were to retire at or after age 60.These benefits are payable under the ILAs, not the WEC Energy Group Plan. These agreements also provide that the prior plan benefit formula will continue to be applied until retirement, with no amounts frozen as of December 31, 2010. Mr. Leverett would receive the cash balance in his account if he was to terminate employment prior to attaining the age of 60.

Under the WEC Energy Group Plan, participants receive unreduced pension benefits upon reaching one of the following three thresholds: (1) age 65; (2) age 62 with 30 years of service; or (3) age 60 with 35 years of service.

Pursuant to the Internal Revenue Code, only $265,000 of pension eligible earnings (base pay and annual incentive compensation) may be considered for purposes of the WEC Energy Group Plan.

Supplemental Executive Retirement Plans and Individual Letter Agreements

Designated officers of WEC Energy Group and the Company, including all of the NEOs, participate in the SERP, which is part of the Supplemental Pension Plan (the “SPP”) adopted to comply with Section 409A of the Internal Revenue Code. The SERP provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, in an amount equal to the difference between the actual pension benefit payable under the WEC Energy Group Plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation, including amounts deferred to the WEC Energy Group Executive Deferred Compensation Plan. Except for a “change in control” of WEC Energy Group, as defined in the SPP, and pursuant to the terms of the ILAs discussed below, no payments are made until after the participant’s retirement at or after age 60 or death. If a participant in the SERP dies prior to age 60, his or her beneficiary is entitled to receive retirement benefits under the SERP.

WEC Energy Group entered into agreements with Messrs. Klappa and Leverett to provide them with supplemental retirement benefits upon retirement at or after age 60. The supplemental retirement payments are intended to make the total retirement benefits payable to the executive comparable to that which would have been received under the WEC Energy Group Plan as in effect on December 31, 1995, had the defined benefit formula then in effect continued until the executive’s retirement, calculated without regard to Internal Revenue Code limits, and as if the executive had started participation in the WEC Plan at age 27 for Mr. Klappa and on January 1, 1989 for Mr. Leverett. The retirement benefits payable to Messrs. Klappa and Leverett will be offset by the value of any qualified or non-qualified defined benefit pension plans of prior employers.

Messrs. Klappa’s and Leverett’s agreements also provide for a pre-retirement spousal benefit to be paid to their spouses in the event of the executive’s death while employed by WEC Energy Group or its subsidiaries, including the Company. The benefit payable is equal to the amount which would have been received by the executive’s spouse under the WEC Energy Group Plan as in effect on December 31, 1995, had the benefit formula then in effect continued until the executive’s death, calculated without regard to Internal Revenue Code limits, and as if the executive had started at the ages or dates indicated above for each executive. The spousal benefit payable would be offset by one-half of the value of any qualified or non-qualified deferred benefit pension plans of Messrs. Klappa’s and Leverett’s prior employers.

WEC Energy Group entered into an agreement with Mr. Keyes when he was hired as Vice President and Treasurer that provides for a supplemental pension benefit account, which was credited with $100,000. This account will be credited with interest annually at the same rate as the WEC Energy Group Plan. The account balance will vest at the earliest to occur of Mr. Keyes attaining age 60 or completion of 10 years of service.

Mr. Garvin’s agreement also provides for a supplemental pension benefit account, which was credited with $50,000. This account will be credited with interest annually at the same rate as the WEC Energy Group Plan. The account balance will vest at the earliest to occur of Mr. Garvin attaining age 60 or completion of 10 years of service.

The purpose of these agreements was to ensure that Messrs. Klappa, Keyes, Leverett and Garvin did not lose pension earnings by joining the executive management team at WEC Energy Group they otherwise would have received from their former employers. Without providing a means to retain these pension benefits, it would have been difficult for WEC Energy Group to attract these officers.

The SPP provides for a mandatory lump sum payment upon a change in control of WEC Energy Group if the executive’s employment is terminated within 18 months after the change in control. The Wisconsin Energy Corporation 2014 Rabbi Trust, a grantor trust, funds certain non-qualified benefits, including the SPP and the ILAs, as well as the Executive Deferred Compensation Plan and the Directors’ Deferred Compensation Plan. See “Potential Payments upon Termination or Change in Control” later in this information statement for additional information.

Wisconsin Electric Power Company	35	2016 Annual Meeting Information Statement

Effective January 1, 2015, all newly hired management employees, including executive officers, will receive a 6% contribution annually from the Company into WEC Energy Group’s 401(k) plan rather than participate in the WEC Energy Group Plan. In connection with this new plan, the Compensation Committee adopted the WEC Energy Group Non-Qualified Retirement Savings Plan which provides “make-whole” benefits to address Internal Revenue Code limits on the amount of money that can be contributed to a 401(k) plan. The NEOs do not participate in these plans as they are grandfathered under the WEC Energy Group Plan.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2015

The following table reflects activity by the NEOs during 2015 in WEC Energy Group’s Executive Deferred Compensation Plan discussed below.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year (1) ($)	Aggregate Earnings In Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End (2) ($)
Gale E. Klappa	602,528	158,434	236,460	--	7,833,550
J. Patrick Keyes	751,809	42,660	18,095	--	1,750,231
Allen L. Leverett	155,903	78,801	94,617	--	3,960,006
Susan H. Martin	299,277	33,425	12,830	--	1,418,880
Robert M. Garvin	61,562	24,892	1,855	--	319,750

(1)	All of the amounts are reported as compensation in the Summary Compensation Table of this information statement.

(2)	$5,666,609, $826,051, $2,418,916, $202,452 and $240,824 of the reported amounts were reported as compensation in the Summary Compensation Tables in prior information statements for Messrs. Klappa, Keyes, Leverett and Garvin, and Ms. Martin, respectively.

Executive Deferred Compensation Plan

WEC Energy Group maintains two executive deferred compensation plans in which the NEOs participate, the Legacy WEC Energy Group Executive Deferred Compensation Plan (the “Legacy EDCP”) and the WEC Energy Group Executive Deferred Compensation Plan (the “EDCP”), adopted effective January 1, 2005 to comply with Section 409A of the Internal Revenue Code. The Legacy EDCP provides that (i) amounts earned, deferred, vested, credited, and/or accrued as of December 31, 2004 are preserved and frozen so that these amounts are exempt from Section 409A and (ii) no new employees may participate in the Legacy EDCP as of January 1, 2005. Since January 1, 2005, all deferrals have been made to the EDCP. The provisions of the EDCP as in effect on December 31, 2015, are described below, as are the payout provisions of the Legacy EDCP.

The EDCP. Under the plan, a participant may defer up to 50% of his or her base salary, annual incentive compensation and vested awards of performance units. Stock option gains, vested restricted stock and short-term dividend equivalents may not be deferred into the EDCP.

Generally, deferral elections are made annually by each participant for the upcoming plan year. WEC Energy Group maintains detailed records tracking each participant’s “account balance.” In addition to deferrals made by the participants, WEC Energy Group may also credit each participant’s account balance by matching a certain portion of each participant’s deferral. Such deferral matching is determined by a formula taking into account the matching rate applicable under WEC Energy Group’s 401(k) plan, the percentage of compensation subject to such matching rate, the participant’s gross compensation eligible for matching, and the amount of eligible compensation actually deferred. Also, WEC Energy Group, in its discretion, may credit any other amounts, as appropriate, to each participant’s account.

Participants may elect to participate in the WEC Energy Group stock measurement fund and/or the Prime Rate Fund. WEC Energy Group tracks each participant’s account balance as though the balance was actually invested in these funds. Fund elections are not actual investments, but are elections chosen only for purposes of calculating market gain or loss on deferred amounts for the duration of the deferral period. Each participant may select the amount of deferred compensation to be allocated among the two measurement funds. Contributions and deductions may be made to each participant’s account based on the performance of the measurement fund(s) elected.

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The annual rate of return for the calendar year ended December 31, 2015 for the WEC Energy Group Common Stock Fund and the Prime Rate Fund was 0.79% and 3.25%, respectively.

Each participant’s account balance is debited or credited periodically based on the performance of the measurement fund(s) elected by the participant. Subject to certain restrictions, participants may make changes to their measurement fund elections by notice to the committee administering the plan.

At the time of his or her deferral election, each participant may designate a prospective payout date for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout date. Amounts deferred into the EDCP may not be withdrawn at the discretion of the participant and a change to the designated payout date delays the initial payment five years beyond the originally designated payout date. In addition, payout amounts may not be limited in order to deduct such amounts under Section 162(m) of the Internal Revenue Code.

The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Disability is not itself a payment event until the participant terminates employment with WEC Energy Group or its subsidiaries, including the Company. A participant’s account balance will be paid out in a lump sum if the participant separates from service with WEC Energy Group or its subsidiaries, including the Company, within 18 months after a change in control of WEC Energy Group, as defined in the plan. The deferred amounts will be paid out of the general corporate assets or the assets of the Wisconsin Energy Corporation 2014 Rabbi Trust.

The Legacy EDCP. At the time of his or her deferral election, each participant designated a prospective payout date for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout date. A participant may elect, at any time, to withdraw part (a minimum of $25,000) or all of his or her account balance, subject to a withdrawal penalty of 10%. Payout amounts may be limited to the extent to which they are deductible under Section 162(m) of the Internal Revenue Code.

The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Any participant who suffers from a continued disability will be entitled to the benefits of plan participation unless and until the committee administering the plan determines that the participant has been terminated for purposes of continued participation in the plan. Upon any such determination, the disabled participant is paid out as though the participant had retired. Except in certain limited circumstances, participants’ account balances will be paid out in a lump sum (1) upon the occurrence of a change in control, as defined in the plan, or (2) upon any downgrade of WEC Energy Group’s senior debt obligations to less than “investment grade.” The deferred amounts will be paid out of the general corporate assets or the assets of the Wisconsin Energy Corporation 2014 Rabbi Trust.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation payable to each of the NEOs in the event of termination of each executive’s employment. These amounts are in addition to each NEO’s aggregate balance in the EDCP at fiscal year-end 2015, as reported in column (f) under “Nonqualified Deferred Compensation for Fiscal Year 2015.” The amount of compensation payable to each NEO upon voluntary termination, normal retirement, for-cause termination, involuntary termination (by WEC Energy Group for any reason other than cause, death or disability or by the executive for “good reason”), termination following a “change in control,” disability, and death are set forth below. The amounts shown assume that such termination was effective as of December 31, 2015 and include amounts earned through that date, and are estimates of the amounts which would be paid out to the NEOs upon termination. The amounts shown under “Normal Retirement” assume the NEOs were retirement eligible with no reduction of retirement benefits. The amounts shown under “Termination Upon a Change in Control” assume the NEOs terminated employment as of December 31, 2015, which was within 18 months of a change in control of WEC Energy Group. The amounts reported in the row titled “Retirement Plans” in each table below are not in addition to the amounts reflected under “Pension Benefits at Fiscal Year-End 2015.” The actual amounts to be paid out can only be determined at the time of an officer’s termination of employment.

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Payments Made Upon Voluntary Termination or Termination for Cause, Death or Disability

In the event a NEO voluntarily terminates employment or is terminated for cause, death, or disability, the officer will receive:

•	accrued but unpaid base salary and, for termination by death or disability, prorated annual incentive compensation;
•	WEC Energy Group 401(k) plan and EDCP account balances;
•	the WEC Energy Group Plan cash balance;
•	in the case of death or disability, full vesting in all outstanding stock options, restricted stock, and performance units (otherwise, the ability to exercise already vested options within three months of termination) as well as vesting in the SERP and ILAs; and
•	if voluntary termination occurs after age 60, such termination is treated as a normal retirement.

NEOs are also entitled to the value of unused vacation days, if any, and for termination by death, benefits payable under the death benefit only plan.

Payments Made Upon Normal Retirement

In the event of the retirement of a NEO, the officer will receive:

•	accrued but unpaid base salary and prorated annual incentive compensation;
•	full vesting in all outstanding stock options and a prorated amount of performance units;
•	full vesting in all retirement plans, including the WEC Energy Group Plan, SERP, and ILAs; and
•	WEC Energy Group 401(k) plan and EDCP account balances.

NEOs are also entitled to the value of unused vacation days, if any.

Payments Made Under Employment Agreements Upon a Change in Control or Involuntary Termination

WEC Energy Group has entered into written employment agreements with Messrs. Klappa and Leverett, which provide for certain severance benefits as described below.

Under the agreement with Mr. Klappa, severance benefits are provided if his employment is terminated:

•	in anticipation of or following a change in control by WEC Energy Group for any reason, other than cause, death, or disability;
•	by Mr. Klappa for good reason in anticipation of or following a change in control of WEC Energy Group;
•	by Mr. Klappa within six months after completing one year of service following a change in control of WEC Energy Group; or
•	in the absence of a change in control of WEC Energy Group, by WEC Energy Group for any reason other than cause, death, or disability or by Mr. Klappa for good reason.

Upon the occurrence of one of these events, Mr. Klappa’s agreement provides for:

•	a lump sum severance payment equal to three times the sum of Mr. Klappa’s highest annual base salary in effect in the last three years and highest bonus amount;
•	three years continuation of health and certain other welfare benefit coverage and eligibility for retiree health coverage thereafter;
•	a payment equal to the value of three additional years of participation in the applicable qualified and non-qualified retirement plans based upon the higher of (1) the annual base salary in effect at the time of termination, and (2) any salary in effect during the 180 day period preceding termination, plus the highest bonus amount;
•	a payment equal to the value of three additional years of WEC Energy Group match in the 401(k) plan and the EDCP;
•	full vesting in all outstanding stock options, restricted stock, and other equity awards;
•	WEC Energy Group 401(k) plan and EDCP account balances;
•	certain financial planning services and other benefits; and
•	in the event of a change in control of WEC Energy Group, a “gross-up” payment should any payments or benefits under the agreements trigger federal excise taxes under the “parachute payment” provisions of the tax law.

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The highest bonus amount would be calculated as the largest of (1) the current target bonus for the fiscal year in which employment termination occurs, or (2) the highest bonus paid in any of the last three fiscal years prior to termination or the change in control of WEC Energy Group. The agreement contains a one-year non-compete provision applicable on termination of employment.

Mr. Leverett’s agreement is substantially similar to Mr. Klappa’s, except that if his employment is terminated by WEC Energy Group for any reason other than cause, death or disability or by him for good reason in the absence of a change in control of WEC Energy Group:

•	the special lump sum severance benefit is two times the sum of his highest annual base salary in effect for the three years preceding his termination and highest bonus amount;
•	health and certain other welfare benefits are provided for a two-year period;
•	the special retirement plan lump sum is calculated as if his employment continued for a two-year period following termination of employment; and
•	the payment for 401(k) plan and EDCP match is equal to two years of WEC Energy Group match.

Mr. Leverett’s agreement contains a one-year non-compete provision applicable on termination of employment.

Pursuant to the terms of the SPP and ILAs, retirement benefits are paid to the NEOs upon termination of employment within 18 months of a change in control of WEC Energy Group. Participants in the SERP, including the NEOs, are also eligible to receive a supplemental disability benefit in an amount equal to the difference between the actual amount of the benefit payable under the long-term disability plan applicable to all employees and what such disability benefit would have been if calculated without regard to any limitation imposed by the broad-based plan on annual compensation recognized thereunder.

Generally, pursuant to Messrs. Klappa’s and Leverett’s agreements, a change in control of WEC Energy Group is deemed to occur:

(1)	if any person or group acquires WEC Energy Group common stock that constitutes more than 50% of the total fair market value or total voting power of WEC Energy Group;
(2)	if any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) WEC Energy Group common stock that constitutes 30% or more of the total voting power of WEC Energy Group;
(3)	if a majority of the members of WEC Energy Group’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of WEC Energy Group’s Board of Directors before the date of appointment or election; or
(4)	if any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from WEC Energy Group that have a total gross fair market value equal to or more than 40% of the total gross value of all the assets of WEC Energy Group immediately before such acquisition or acquisitions, unless the assets are transferred to:
•	an entity that is controlled by the stockholders of the transferring corporation;
•	a stockholder of WEC Energy Group in exchange for or with respect to its stock;
•	an entity of which WEC Energy Group owns, directly or indirectly, 50% or more of its total value or voting power; or
•	a person or group (or an entity of which such person or group owns, directly or indirectly, 50% or more of its total value or voting power) that owns, directly or indirectly, 50% or more of the total value or voting power of WEC Energy Group.

Generally, pursuant to Messrs. Klappa’s and Leverett’s ILAs, good reason means:

(1)	solely in the context of a change in control of WEC Energy Group, a material reduction of the executive’s duties and responsibilities;
(2)	a material reduction in the executive’s base compensation;
(3)	a material change in the geographic location at which the executive must perform services; or
(4)	a material breach of the agreement by WEC Energy Group.

Wisconsin Electric Power Company	39	2016 Annual Meeting Information Statement

Payments under the Severance Pay Plan

Messrs. Keyes and Garvin, and Ms. Martin, have not entered into any agreement that provides for severance benefits upon a change in control of WEC Energy Group or otherwise. All three officers are eligible to participate in the Company’s Severance Pay Plan, in which all management employees are eligible to participate. In the event a participant is involuntarily terminated, other than for cause, death, disability, retirement, or resignation, the participant is entitled to receive severance pay in an amount equal to the sum of (i) 4% of the participant’s annual base salary and target bonus, plus (ii) 4% of the participant’s annual base salary and target bonus multiplied by his or her completed years of service with the Company. The maximum amount of severance pay that can be received under the plan is twelve months of a participant’s annual base salary and target bonus.

Potential Payments to Named Executive Officers Upon Termination or Change in Control of WEC Energy Group

The following tables show the potential payments upon termination or a change in control of WEC Energy Group for:

Gale E. Klappa

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon a Change in Control ($)	Disability ($)	Death ($)
Compensation:
Cash Severance	--	--	--	12,653,982	12,653,982	--	--
Additional Pension
Credited Service	--	--	--	3,413,462	3,413,462	--	--
Additional 401(k)
and EDCP Match	--	--	--	506,159	506,159	--	--

Long-Term Incentive Compensation:
Performance Units	3,827,880	3,827,880	--	7,449,699	7,449,699	7,449,699	7,449,699
Restricted Stock	--	--	--	2,827,694	2,827,694	2,827,694	2,827,694
Options	9,753,212	9,753,212	--	9,753,212	9,753,212	9,753,212	9,753,212

Benefits & Perquisites:
Retirement Plans	27,649,195	27,649,195	27,649,195	22,410,129	22,410,129	27,649,195	13,910,407
Health and Welfare Benefits	--	--	--	61,754	61,754	--	--
Excise Tax Gross-Up	--	--	--	--	--	--	--
Financial Planning	--	--	--	54,000	54,000	--	--
Outplacement	--	--	--	30,000	30,000	--	--
Death Benefit Only Plan	--	--	--	--	--	--	3,974,217

Total	41,230,287	41,230,287	27,649,195	59,160,091	59,160,091	47,679,800	37,915,229

Wisconsin Electric Power Company	40	2016 Annual Meeting Information Statement

J. Patrick Keyes

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon a Change in Control ($)	Disability ($)	Death ($)
Compensation:
Cash Severance	--	--	--	183,531	183,531	--	--
Additional Pension Credited Service	--	--	--	--	--	--	--
Additional 401(k) and EDCP Match	--	--	--	--	--	--	--

Long-Term Incentive Compensation:
Performance Units	--	721,162	--	--	1,398,967	1,398,967	1,398,967
Restricted Stock	--	--	--	--	657,230	657,230	657,230
Options	--	1,856,855	--	--	1,856,855	1,856,855	1,856,855

Benefits & Perquisites:
Retirement Plans	84,441	415,252	84,441	415,252	415,252	415,252	403,790
Health and Welfare Benefits	--	--	--	10,292	10,292	--	--
Excise Tax Gross-Up	--	--	--	--	--	--	--
Financial Planning	--	--	--	--	--	--	--
Outplacement	--	--	--	--	--	--	--
Death Benefit Only Plan	--	--	--	--	--	--	1,593,006

Total	84,441	2,993,269	84,441	609,075	4,522,127	4,328,304	5,909,848

Allen L. Leverett

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon a Change in Control ($)	Disability ($)	Death ($)
Compensation:
Cash Severance	--	--	--	4,454,370	6,681,555	--	--
Additional Pension Credited Service	--	--	--	2,053,049	2,506,449	--	--
Additional 401(k) and EDCP Match	--	--	--	178,175	267,262	--	--

Long-Term Incentive Compensation:
Performance Units	--	1,696,052	--	3,300,516	3,300,516	3,300,516	3,300,516
Restricted Stock	--	--	--	1,635,147	1,635,147	1,635,147	1,635,147
Options	--	4,111,521	--	4,111,521	4,111,521	4,111,521	4,111,521

Benefits & Perquisites:
Retirement Plans	254,238	5,919,365	254,238	5,461,878	5,469,459	5,919,365	3,387,979
Health and Welfare Benefits	--	--	--	41,169	61,754	--	--
Excise Tax Gross-Up	--	--	--	--	--	--	--
Financial Planning	--	--	--	54,000	54,000	--	--
Outplacement	--	--	--	30,000	30,000	--	--
Death Benefit Only Plan	--	--	--	--	--	--	2,397,465

Total	254,238	11,726,938	254,238	21,319,825	24,117,663	14,966,549	14,832,628

Wisconsin Electric Power Company	41	2016 Annual Meeting Information Statement

Susan H. Martin

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon a Change in Control ($)	Disability ($)	Death ($)
Compensation:
Cash Severance	--	--	--	512,863	512,863	--	--
Additional Pension Credited Service	--	--	--	--	--	--	--
Additional 401(k) and EDCP Match	--	--	--	--	--	--	--

Long-Term Incentive Compensation:
Performance Units	413,148	413,148	--	413,148	803,258	803,258	803,258
Restricted Stock	--	--	--	--	562,563	562,563	562,563
Options	1,104,467	1,104,467	--	1,104,467	1,104,467	1,104,467	1,104,467

Benefits & Perquisites:
Retirement Plans	506,328	506,328	506,328	506,328	506,328	506,328	506,328
Health and Welfare Benefits	--	--	--	10,292	10,292	--	--
Excise Tax Gross-Up	--	--	--	--	--	--	--
Financial Planning	--	--	--	--	--	--	--
Outplacement	--	--	--	--	--	--	--
Death Benefit Only Plan	--	--	--	--	--	--	1,500,000

Total	2,023,943	2,023,943	506,328	2,547,098	3,499,771	2,976,616	4,476,616

Robert M. Garvin

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon a Change in Control ($)	Disability ($)	Death ($)
Compensation:
Cash Severance	--	--	--	127,186	127,186	--	--
Additional Pension Credited Service	--	--	--	--	--	--	--
Additional 401(k) and EDCP Match	--	--	--	--	--	--	--

Long-Term Incentive Compensation:
Performance Units	--	311,503	--	--	605,715	605,715	605,715
Restricted Stock	--	--	--	--	510,945	510,945	510,945
Options	--	723,210	--	--	723,210	723,210	723,210

Benefits & Perquisites:
Retirement Plans	89,595	304,983	89,595	304,983	304,983	304,983	296,559
Health and Welfare Benefits	--	--	--	10,292	10,292	--	--
Excise Tax Gross-Up	--	--	--	--	--	--	--
Financial Planning	--	--	--	--	--	--	--
Outplacement	--	--	--	--	--	--	--
Death Benefit Only Plan	--	--	--	--	--	--	1,212,000

Total	89,595	1,339,696	89,595	442,461	2,282,331	2,144,853	3,348,429

RISK ANALYSIS OF COMPENSATION POLICIES AND PRACTICES

As part of its process to determine the 2015 compensation of the NEOs, the Compensation Committee analyzed whether the compensation program of WEC Energy Group and its subsidiaries taken as a whole creates risks that are reasonably likely to have a material adverse effect on WEC Energy Group and its subsidiaries, including the Company. The Compensation Committee concluded it does not. This analysis applies generally to the compensation program for WEC Energy Group’s and the Company’s employees since all management employees (both officers and non-officers) above a certain level are provided with substantially the same mix of compensation as the NEOs. The compensation

Wisconsin Electric Power Company	42	2016 Annual Meeting Information Statement

package provided to employees below this level is not applicable to this analysis as such compensation package does not provide sufficient incentive to take risks that could materially affect WEC Energy Group or the Company.

There is no objective way to measure risk resulting from a corporation’s compensation program; therefore, this analysis is subjective in nature. We believe that the only elements of the compensation program that could incentivize risk-taking by the employees of WEC Energy Group or the Company, and therefore have a reasonable likelihood of materially adversely affecting WEC Energy Group or the Company, are the annual cash incentive compensation and the long-term incentive compensation, the payout of which is dependent on the achievement of certain performance levels by WEC Energy Group and its subsidiaries, including the Company. Based upon the value of each of these elements to the overall compensation mix and the relative value each has to the other, we believe the compensation program is appropriately balanced. We believe that the mix of short- and long-term awards minimizes risks that may be taken, as any risks taken for short-term gains could ultimately jeopardize WEC Energy Group’s or the Company’s ability to meet the long-term performance objectives. Given the current balance of compensation elements, we do not believe the compensation program incentivizes unreasonable risk-taking by management.

The Compensation Committee’s stock ownership guidelines require officers who participate in the long-term incentive compensation program to hold an amount of WEC Energy Group common stock and other equity-related WEC Energy Group securities that varies depending upon such officers’ level. The guidelines require executive officers to hold common stock and other equity-related securities of WEC Energy Group having a minimum fair market value ranging from 250% to 500% of base salary. The Compensation Committee believes these stock ownership guidelines further discourage unreasonable risk taking by the officers of WEC Energy Group or the Company.

As part of this analysis, we also considered the nature of WEC Energy Group’s business as a public utility holding company and the fact that substantially all of its earnings and other financial results are generated by, or relate to, regulated public utilities, including the Company. The highly regulated nature of WEC Energy Group’s business, including limits on the amount of profit the Company (and therefore, WEC Energy Group) may earn, significantly reduces any incentive to engage in conduct that would be reasonably likely to have a material adverse effect on WEC Energy Group or the Company.

STOCK OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

None of the Company’s directors, nominees or executive officers own any WE stock, but do beneficially own shares of its parent company, WEC Energy Group, Inc. The following table lists the beneficial ownership of WEC Energy Group common stock of each WE director, nominee, NEO, and of all of the directors and executive officers as a group as of February 29, 2016. In general, “beneficial ownership” includes those shares as to which the indicated persons have voting power or investment power and WEC Energy Group stock options that are exercisable currently or within 60 days of February 29, 2016. Included are shares owned by each individual’s spouse, minor children, or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC Energy Group’s Stock Plus Investment Plan, WEC Energy Group’s 401(k) plan, and the Integrys Energy Group Employee Stock Ownership Plan. The shares beneficially owned by all directors, nominees and executive officers as a group consist of less than 1% of WEC Energy Group’s outstanding common stock.

	Shares Beneficially Owned (1)
Name	Shares Owned (2) (3) (4)		Option Shares Exercisable Within 60 Days	Total
J. Kevin Fletcher	7,593		51,930	59,523
Robert M. Garvin	10,064		53,135	63,199
J. Patrick Keyes	19,986		105,725	125,711
Gale E. Klappa	172,586		1,201,335	1,373,921
Scott J. Lauber	13,171		19,400	32,571
Allen L. Leverett	71,113		434,360	505,473
Susan H. Martin	19,177		65,390	84,567

All directors and executive officers as a group (9 persons)	333,610	(5)	1,970,035	2,303,645

(1)	Information on beneficially owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as required for purposes of this information statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

Wisconsin Electric Power Company	43	2016 Annual Meeting Information Statement

(2)	Certain directors, nominees, NEOs and other executive officers also hold share units in the WEC Energy Group phantom common stock account under WEC Energy Group’s EDCP as indicated: Mr. Garvin (35), Mr. Keyes (1,039), Mr. Lauber (976), Ms. Martin (792) and all directors and executive officers as a group (8,430). Share units are intended to reflect the performance of WEC Energy Group common stock and are payable in cash. While these units do not represent a right to acquire WEC Energy Group common stock, have no voting rights, and are not included in the number of shares reflected in the “Shares Owned” column in the table above, the Company listed them in this footnote because they represent an additional economic interest of the directors, nominees, NEOs, and other executive officers that is tied to the performance of WEC Energy Group common stock.

(3)	Each individual has sole voting and investment power as to all shares listed for such individual, except the following individuals have shared voting and/or investment power (included in the table above) as indicated: Mr. Klappa (5,000), Mr. Leverett (42,412), Ms. Martin (454) and all directors and executive officers as a group (47,866).

(4)	The directors, nominees, NEOs and other executive officers hold shares of restricted stock (included in the table above) over which the holders have sole voting but no investment power: Mr. Fletcher (4,539), Mr. Garvin (7,679), Mr. Keyes (10,611), Mr. Klappa (47,181), Mr. Lauber (3,587), Mr. Leverett (25,820), Ms. Martin (8,773), and all directors and executive officers as a group (112,510).

(5)	None of the shares beneficially owned by the directors, nominees, NEOs, or all directors and executive officers as a group are pledged as security.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons owning more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership of equity and derivative securities of WE with the SEC. Specific due dates for those reports have been established by the SEC, and the Company is required to disclose in this information statement any failure to file by those dates during the 2015 fiscal year. To the Company’s knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2015 were complied with in a timely manner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company provides to and receives from WEC Energy Group and its other subsidiaries, including WEC Business Services LLC (“WBS”), a centralized service company, services, property and other items of value.

Following the acquisition of Integrys by Wisconsin Energy Corporation on June 29, 2015, an affiliated interest agreement (the “Non-WBS AIA”) went into effect. The Non-WBS AIA governs the provision and receipt of services by WEC Energy Group’s subsidiaries such as the Company. Services under the Non-WBS AIA are subject to various pricing methodologies. All services provided by any regulated subsidiary to another regulated subsidiary are priced at cost. All services provided by any regulated subsidiary to any nonregulated subsidiary are priced at the greater of cost or fair market value. All services provided by any nonregulated subsidiary to any regulated subsidiary are priced at the lesser of cost or fair market value. All services provided by any regulated or nonregulated subsidiary to WBS are priced at cost.

WBS provides services to the Company pursuant to new interim affiliated interest agreements (the “Interim WBS AIAs”). WBS renders these services at cost.

The PSCW and all other relevant state commissions have approved the Non-WBS AIA and the Interim WBS AIAs.

Compensation Committee Interlocks and Insider Participation. None of the persons who served as members of the WEC Energy Group Compensation Committee during 2015 was an officer or employee of the Company during 2015 or at any time in the past nor had reportable transactions with the Company.

Wisconsin Electric Power Company	44	2016 Annual Meeting Information Statement

AVAILABILITY OF FORM 10-K

A copy (without exhibits) of Wisconsin Electric Power Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC, is available without charge to any stockholder of record or beneficial owner of Wisconsin Electric preferred stock by writing to the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, Milwaukee, Wisconsin 53203. The Wisconsin Electric consolidated financial statements and certain other information found in the Form 10-K are included in the Wisconsin Electric Power Company 2015 Annual Financial Statements and Review of Operations, attached hereto as Appendix B.

Wisconsin Electric Power Company	45	2016 Annual Meeting Information Statement

APPENDIX A – 2015 EARNINGS PER SHARE GAAP RECONCILIATION

2015
WEC Energy Group GAAP EPS	$2.34
Acquisition costs (post-tax)	$0.39
Integrys earnings	$(0.47)
Impact of additional shares	$0.47
Wisconsin Energy adjusted EPS	$2.73

WEC Energy Group provided 2015 adjusted earnings per share (non-GAAP earnings) as a complement to, and not as an alternative to, reported earnings presented in accordance with GAAP. The adjusted stand-alone earnings of legacy Wisconsin Energy Corporation exclude the results of operations of post-merger Integrys Energy Group and its subsidiaries and costs related to the acquisition of Integrys, as well as the additional WEC Energy Group shares of common stock that were issued as part of the acquisition. WEC Energy Group believes that costs related to the acquisition of Integrys are not indicative of its ongoing operating performance.

Institutional investors informed WEC Energy Group management on several occasions that, for 2015, they were interested in, and focused on, the performance of legacy Wisconsin Energy Corporation and subsidiaries, including the Company, excluding the impact of the Integrys acquisition. In addition, the earnings guidance and performance expectations previously provided by WEC Energy Group were based upon legacy Wisconsin Energy’s operations. Therefore, WEC Energy Group believes that the presentation of adjusted earnings per share is relevant and useful to investors. WEC Energy Group management also used such measures internally to evaluate WEC Energy Group’s performance for 2015.

Wisconsin Electric Power Company	A-1	2016 Annual Meeting Information Statement

APPENDIX B

WISCONSIN ELECTRIC POWER COMPANY

2015 ANNUAL REPORT TO STOCKHOLDERS

2015 ANNUAL FINANCIAL STATEMENTS

AND

REVIEW OF OPERATIONS

Wisconsin Electric Power Company	B-1	2015 Annual Financial Statements

GLOSSARY OF TERMS AND ABBREVIATIONS

The abbreviations and terms set forth below are used throughout this report and have the meanings assigned to them below:

Subsidiaries and Affiliates
ATC	American Transmission Company LLC
Bostco	Bostco LLC
DATC	Duke-American Transmission Company
Integrys	Integrys Holding, Inc. (previously known as Integrys Energy Group, Inc.)
WBS	WEC Business Services LLC
We Power	W.E. Power, LLC
WEC Energy Group	WEC Energy Group, Inc. (previously known as Wisconsin Energy Corporation)
Wisconsin Gas	Wisconsin Gas LLC

Certain Assets
MCPP	Milwaukee County Power Plant
OC 1	Oak Creek Expansion Unit 1
OC 2	Oak Creek Expansion Unit 2
PIPP	Presque Isle Power Plant
PSGS	Paris Generating Station
PWGS	Port Washington Generating Station
PWGS 1	Port Washington Generating Station Unit 1
PWGS 2	Port Washington Generating Station Unit 2
VAPP	Valley Power Plant

Federal and State Regulatory Agencies
EPA	United States Environmental Protection Agency
FERC	Federal Energy Regulatory Commission
MDEQ	Michigan Department of Environmental Quality
MPSC	Michigan Public Service Commission
PSCW	Public Service Commission of Wisconsin
SEC	Securities and Exchange Commission
WDNR	Wisconsin Department of Natural Resources

Accounting Terms
AFUDC	Allowance for Funds Used During Construction
ARO	Asset Retirement Obligation
ASC	Accounting Standards Codification
ASU	Accounting Standards Update
FASB	Financial Accounting Standards Board
GAAP	Generally Accepted Accounting Principles
OPEB	Other Postretirement Employee Benefits

Environmental Terms
Act 141	2005 Wisconsin Act 141
CAA	Clean Air Act
CO2	Carbon Dioxide
CSAPR	Cross-State Air Pollution Rule
GHG	Greenhouse Gas
MATS	Mercury and Air Toxics Standards

Wisconsin Electric Power Company	B-2	2015 Annual Financial Statements

NAAQS	National Ambient Air Quality Standards
NOx	Nitrogen Oxide
SO2	Sulfur Dioxide
WPDES	Wisconsin Pollutant Discharge Elimination System

Measurements
Btu	British Thermal Unit(s)
Dth	Dekatherm(s) (One Dth equals one million Btu)
kW	Kilowatt(s) (One kW equals one thousand Watts)
kWh	Kilowatt-hour(s)
MW	Megawatt(s) (One MW equals one million Watts)
MWh	Megawatt-hour(s)

Other Terms and Abbreviations
ARRs	Auction Revenue Rights
Compensation Committee	Compensation Committee of the Board of Directors of WEC Energy Group
CPCN	Certificate of Public Convenience and Necessity
Exchange Act	Securities Exchange Act of 1934, as amended
FTRs	Financial Transmission Rights
GCRM	Gas Cost Recovery Mechanism
LMP	Locational Marginal Price
Merger Agreement	Agreement and Plan of Merger, dated as of June 22, 2014, between Integrys Energy Group, Inc. and Wisconsin Energy Corporation
MISO	Midcontinent Independent System Operator, Inc.
MISO Energy Markets	MISO Energy and Operating Reserves Market
N/A	Not Applicable
NYMEX	New York Mercantile Exchange
Point Beach	Point Beach Nuclear Power Plant
PTF	Power the Future
ROE	Return on Equity
RTO	Regional Transmission Organization
SSR	System Support Resource
Treasury Grant	Section 1603 Renewable Energy Treasury Grant

Wisconsin Electric Power Company	B-3	2015 Annual Financial Statements

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

In this report, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. These statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements may be identified by reference to a future period or periods or by the use of terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goals,” “guidance,” “intends,” “may,” “objectives,” “plans,” “possible,” “potential,” “projects,” “seeks,” “should,” “targets,” “will,” or variations of these terms.

Forward-looking statements include, among other things, statements concerning management’s expectations and projections regarding earnings, completion of capital projects, sales and customer growth, rate actions and related filings with regulatory authorities, environmental and other regulations and associated compliance costs, legal proceedings, effective tax rate, pension and OPEB plans, fuel costs, sources of electric energy supply, coal and natural gas deliveries, remediation costs, liquidity and capital resources, and other matters.

Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include those identified below:

•	Factors affecting utility operations such as catastrophic weather-related damage, environmental incidents, unplanned facility outages and repairs and maintenance, and electric transmission or natural gas pipeline system constraints;

•	Factors affecting the demand for electricity and natural gas, including political developments, unusual weather, changes in economic conditions, customer growth and declines, commodity prices, energy conservation efforts, and continued adoption of distributed generation by customers;

•	The timing, resolution, and impact of rate cases and negotiations, including recovery of deferred and current costs and the ability to earn a reasonable return on investment, and other regulatory decisions impacting our regulated businesses;

•	The ability to obtain and retain customers, including wholesale customers, due to increased competition in our electric and natural gas markets from retail choice and alternative electric suppliers, and continued industry consolidation;

•	The timely completion of capital projects within budgets, as well as the recovery of the related costs through rates;

•	The impact of federal, state, and local legislative and regulatory changes, including changes in rate-setting policies or procedures, tax law changes, including the extension of bonus depreciation, deregulation and restructuring of the electric and/or natural gas utility industries, transmission or distribution system operation, the approval process for new construction, reliability standards, pipeline integrity and safety standards, allocation of energy assistance, and energy efficiency mandates;

•	Federal and state legislative and regulatory changes relating to the environment, including climate change and other environmental regulations impacting generation facilities and renewable energy standards, the enforcement of these laws and regulations, changes in the interpretation of permit conditions by regulatory agencies, and the recovery of associated remediation and compliance costs;

•	The risks associated with changing commodity prices, particularly natural gas and electricity, and the availability of sources of fossil fuel, natural gas, purchased power, materials needed to operate environmental controls at our electric generating facilities, or water supply due to high demand, shortages, transportation problems, nonperformance by electric energy or natural gas suppliers under existing power purchase or natural gas supply contracts, or other developments;

•	Changes in credit ratings, interest rates, and our ability to access the capital markets, caused by volatility in the global credit markets, our capitalization structure, and market perceptions of the utility industry or us;

•	Costs and effects of litigation, administrative proceedings, investigations, settlements, claims, and inquiries;

Wisconsin Electric Power Company	B-4	2015 Annual Financial Statements

•	The risk of financial loss, including increases in bad debt expense, associated with the inability of our customers, counterparties, and affiliates to meet their obligations;

•	Changes in the creditworthiness of the counterparties with whom we have contractual arrangements, including participants in the energy trading markets and fuel suppliers and transporters;

•	The direct or indirect effect on our business resulting from terrorist incidents, the threat of terrorist incidents, and cyber intrusion, including the failure to maintain the security of personally identifiable information, the associated costs to protect our assets and personal information, and the costs to notify affected persons to mitigate their information security concerns;

•	The financial performance of ATC and its corresponding contribution to our earnings, as well as the ability of ATC and DATC to obtain the required approvals for their transmission projects;

•	The investment performance of WEC Energy Group’s employee benefit plan assets, as well as unanticipated changes in related actuarial assumptions, which could impact future funding requirements;

•	Factors affecting the employee workforce, including loss of key personnel, internal restructuring, work stoppages, and collective bargaining agreements and negotiations with union employees;

•	Advances in technology that result in competitive disadvantages and create the potential for impairment of existing assets;

•	The terms and conditions of the governmental and regulatory approvals of WEC Energy Group’s acquisition of Integrys that could reduce anticipated benefits and the ability to successfully integrate the operations of the combined company;

•	The timing and outcome of any audits, disputes, and other proceedings related to taxes;

•	The effect of accounting pronouncements issued periodically by standard-setting bodies; and

•	Other considerations disclosed elsewhere herein and in other reports we file with the SEC or in other publicly disseminated written documents.

We expressly disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Wisconsin Electric Power Company	B-5	2015 Annual Financial Statements

BUSINESS OF THE COMPANY

In this report, when we refer to “us,” “we,” “our,” or “ours,” we are referring to Wisconsin Electric Power Company and our subsidiary, Bostco. References to “Notes” are to the Notes to the Consolidated Financial Statements included in this report.

We are a subsidiary of WEC Energy Group and were incorporated in the state of Wisconsin in 1896. We maintain our principal executive offices in Milwaukee, Wisconsin and service customers in Wisconsin and Michigan’s Upper Peninsula. Our three reportable segments are electric utility, natural gas utility, and steam utility, which accounted for 89%, 10%, and 1% of total utility revenues, respectively, in 2015. Bostco is our non-utility subsidiary that develops and invests in real estate.

ELECTRIC UTILITY SEGMENT

We are the largest electric utility in the state of Wisconsin. We generate and distribute electric energy to approximately 1,140,100 customers located in southeastern Wisconsin (including the metropolitan Milwaukee area), east central Wisconsin, northern Wisconsin, and Michigan’s Upper Peninsula.

NATURAL GAS UTILITY SEGMENT

We are authorized to provide retail natural gas distribution service in designated territories in the state of Wisconsin, as established by indeterminate permits and boundary agreements with other utilities. We also transport customer-owned natural gas. We serve approximately 478,500 customers in three distinct service areas including west and south of the City of Milwaukee, the Appleton area, and areas within Iron and Vilas Counties, Wisconsin.

STEAM UTILITY SEGMENT

We have a steam utility that generates, distributes, and sells steam supplied by VAPP and MCPP to customers in metropolitan Milwaukee, Wisconsin. Steam is used by approximately 430 customers for processing, space heating, domestic hot water, and humidification. We operate a district steam system in downtown Milwaukee and the near south side of Milwaukee, and steam is supplied to this system from VAPP. We also operate the steam production and distribution facilities of the MCPP located on the Milwaukee County Grounds in Wauwatosa, Wisconsin. In 2015, we entered into an agreement to sell the MCPP, which is expected to close during the first half of 2016.

For additional financial information about our business segments, see Results of Operations in Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note 21, Segment Information, in the Notes to Consolidated Financial Statements.

Wisconsin Electric Power Company	B-6	2015 Annual Financial Statements

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CORPORATE DEVELOPMENTS

INTRODUCTION

We are a wholly owned subsidiary of WEC Energy Group, and are primarily engaged in the business of generating and distributing electricity in Wisconsin and the Upper Peninsula of Michigan, and distributing natural gas in Wisconsin. We have combined common functions with Wisconsin Gas and operate under the trade name of “We Energies.” We conduct our business primarily in three reportable segments, an electric utility segment, a natural gas utility segment, and a steam utility segment. See Note 21, Segment Information, for more information on our reportable business segments.

CORPORATE STRATEGY

Our goal is to create long-term value for WEC Energy Group’s stockholders and our customers by focusing on the following:

Reliability

We have made significant reliability related investments in recent years, and plan to continue making significant capital investments to strengthen and modernize the reliability of our generation and distribution network.

Our investment in reliability related projects has been very successful. In October 2015, We Energies was named the most reliable utility in the Midwest by PA Consulting Group for the fifth year in a row. We Energies received the ReliabilityOneTM Award, an annual award that recognizes utilities that excel in delivering reliable electric service.

Operating Efficiency

We continually look for ways to optimize the operating efficiency of our company. We have provided some examples from our generating fleet.

•	VAPP is a co-generation plant in Milwaukee that was constructed in 1968. The plant originally utilized coal to produce electricity and steam; however, the plant’s fuel source was converted to natural gas with construction completed in November 2015. Changing the fuel source is expected to reduce operating costs and enhance environmental performance without decreasing the plant’s capacity.

•	We received approval from the PSCW to make changes at the Oak Creek Expansion units to enable them to burn coal from the Powder River Basin (PRB) in the Western United States. The coal plant was originally designed to burn coal mined from the Eastern United States, but the price of that coal increased relative to the PRB coal in recent years. This project is expected to create flexibility and enable the plant to operate at lower costs, placing it in a better position to be called upon in the MISO Energy Markets, resulting in lower fuel costs for our customers.

Financial Discipline

A strong adherence to financial discipline is essential to earning our authorized ROE and maintaining a strong balance sheet, stable cash flows, and quality credit ratings.

We follow an asset management strategy that focuses on investing in and acquiring assets consistent with our strategic plans, as well as disposing of assets, including property, plant, and equipment that are no longer performing as intended, or have an unacceptable risk profile.

Wisconsin Electric Power Company	B-7	2015 Annual Financial Statements

Exceptional Customer Care

Our approach is driven by an intense focus on delivering exceptional customer care every day. We strive to provide the best value for our customers by embracing constructive change, leveraging our capabilities and expertise, and using creative solutions to meet or exceed our customers’ expectations.

RESULTS OF OPERATIONS

CONSOLIDATED EARNINGS

The following table compares our consolidated results:

	Year Ended December 31
(in millions)	2015	2014	2013
Electric utility segment	$582.7	$565.6	$533.2
Natural gas utility segment	60.6	77.2	69.8
Steam utility segment	5.6	7.6	2.9
Total operating income	648.9	650.4	605.9
Equity in earnings of transmission affiliate	47.8	57.9	60.2
Other income, net	11.2	8.7	17.4
Interest expense	119.0	116.5	121.4
Income before income taxes	588.9	600.5	562.1
Income tax expense	212.0	222.6	200.9
Preferred stock dividend requirements	1.2	1.2	1.2
Net income attributed to common shareholder	$375.7	$376.7	$360.0

ELECTRIC UTILITY SEGMENT CONTRIBUTION TO OPERATING INCOME

Electric utility margins are defined as electric revenues less fuel and purchased power costs. We believe that electric utility margins provide a more meaningful basis for evaluating electric utility operations than electric revenues since the majority of prudently incurred fuel and purchased power costs are passed through to customers in current rates under enacted fuel rules.

	Year Ended December 31
(in millions)	2015	2014	2013
Electric revenues	$3,413.4	$3,401.1	$3,308.7
Fuel and purchased power	1,141.4	1,214.0	1,144.5
Total electric margins	2,272.0	2,187.1	2,164.2

Other operation and maintenance	1,309.1	1,268.9	1,323.8
Depreciation and amortization	270.4	244.1	201.5
Property and revenue taxes	109.8	108.5	105.7
Operating income	$582.7	$565.6	$533.2

Wisconsin Electric Power Company	B-8	2015 Annual Financial Statements

The following tables provide information on delivered volumes by customer class and weather statistics:

	Year Ended December 31
	MWh (in thousands)
Electric Sales Volumes	2015	2014	2013
Customer class
Residential	7,789.3	7,946.3	8,141.9
Small commercial and industrial	8,797.0	8,805.1	8,860.4
Large commercial and industrial	9,085.7	7,393.3	8,673.4
Other	147.7	148.7	152.3
Total retail	25,819.7	24,293.4	25,828.0
Wholesale	1,234.0	1,852.8	1,953.5
Resale	8,577.6	6,497.9	4,382.7
Total sales in MWh	35,631.3	32,644.1	32,164.2
Electric customer choice*	445.2	2,440.0	813.0

*	Represents distribution sales for customers who have purchased power from an alternative electric supplier in Michigan.

	Year Ended December 31
	Degree Days
Weather *	2015	2014	2013
Heating (6,659 normal)	6,468	7,616	7,233
Cooling (712 normal)	622	464	688

*	Normal heating and cooling degree days are based on a 20-year moving average of monthly temperatures from Mitchell International Airport in Milwaukee, Wisconsin.

2015 Compared with 2014

Operating Income

Operating income at the electric utility segment increased $17.1 million and was driven by an $84.9 million increase in electric margins. The increase in electric margins resulted from:

•	A $38.4 million increase as a result of the PSCW rate order, effective January 1, 2015. See Note 19, Regulatory Environment, for more information.

•	A $35.0 million increase driven by the escrow accounting treatment of the SSR revenues in the PSCW rate order, effective January 1, 2015. See Note 19, Regulatory Environment, for more information.

•	A $24.2 million increase due to the return of the iron ore mines as customers in February 2015. The two iron ore mines, which we served on an interruptible tariff rate, switched to an alternative electric supplier effective September 1, 2013. Effective February 1, 2015, the owner of the two mines returned them as retail customers. In 2015, we deferred, and expect to continue to defer, the margin from those sales and apply these amounts for the benefit of Wisconsin retail electric customers in a future rate proceeding. Michigan state law allows the mines to switch to an alternative electric supplier after sufficient notice. See Note 20, Michigan Settlement, for more information. A large portion of this increase in margins was offset by higher transmission expense included in other operation and maintenance expense.

•	A $10.4 million increase in positive collections of fuel and purchased power costs as compared with costs approved in rates in 2015, as compared with 2014. Under the fuel rule, we defer under or over-collections of certain fuel and purchased power costs that exceed a 2% price variance from the costs included in rates, and the remaining variance impacts margins.

•	A $6.2 million increase primarily due to lower fly ash removal costs in 2015. These costs are not included in the fuel rule recovery mechanism.

•	A partially offsetting $22.3 million decrease in electric margins related to sales volume variances in 2015. This decrease was driven by lower margins from residential customers in 2015, primarily due to lower weather-normalized use per customer and warmer weather during the heating season.

Wisconsin Electric Power Company	B-9	2015 Annual Financial Statements

•	A partially offsetting $10.8 million decrease in wholesale margins driven by a reduction in sales volumes in 2015. Certain wholesale customers have provisions in their contracts which allow them to reduce the amount of energy we provide to them.

These increases in operating income were partially offset by:

•	A $40.2 million increase in other operation and maintenance expense, driven by:

o	A $48.6 million increase from higher PTF lease expense and associated operating and maintenance expenses as approved in our PSCW rate order, effective January 1, 2015.

o	A $16.0 million increase in transmission expense from MISO and ATC related to the iron ore mines returning as customers in February 2015.

o	These increases in other operation and maintenance expenses were partially offset by:

•	A $7.4 million decrease in electric distribution costs and amortization of design software, partially offset by higher electric maintenance costs.

•	A $5.8 million decrease in employee benefits in 2015 driven by lower performance units share-based compensation, deferred compensation, and medical costs.

•	Other decreases in other operation and maintenance expenses that were not individually significant.

•	A $26.3 million increase in other depreciation and amortization expense, driven by:

o	An overall increase in utility plant in service in 2015. During 2015, we completed the conversion of the fuel source for VAPP from coal to natural gas.

•	A new depreciation study approved by the PSCW, effective January 1, 2015.

o	A $7.7 million reduction in income received in 2015 from a Treasury Grant associated with the completion of our biomass plant in 2013. The lower grant income corresponds to lower bill credits provided to our retail electric customers in Wisconsin.

2014 Compared with 2013

Operating Income

Operating income at the electric utility segment increased $32.4 million, driven by:

•	A $120.9 million increase in sales for resale in 2014 due to higher sales into the MISO Energy Markets as a result of Michigan’s alternative electric supplier program and increased availability of our generating units. The margins on these sales are used to reduce fuel costs for our retail customers.

•	A $59.4 million increase in other operating revenues in 2014, primarily driven by the recognition of $56.4 million related to revenues under the SSR agreement with MISO. See Note 20, Michigan Settlement, for more information.

•	A $54.9 million decrease in other operation and maintenance expense in 2014. This decrease was primarily driven by lower benefit costs related to pension, postretirement, and medical costs. Our operation and maintenance expenses are influenced by, among other things, labor costs, employee benefit costs, plant outages, and amortization of regulatory assets.

•	A $38.3 million increase in Wisconsin net retail pricing in 2014, primarily related to our PSCW rate order, effective January 1, 2013.

Wisconsin Electric Power Company	B-10	2015 Annual Financial Statements

These increases in operating income were partially offset by:

•	A $78.4 million decrease in large commercial and industrial sales in 2014 due to the two iron ore mines switching to an alternative electric supplier in September 2013.

•	A $69.5 million increase in electric fuel and purchased power costs in 2014. This increase was primarily driven by a 1.5% increase in total MWh sales and higher generating costs due to an increase in natural gas prices.

•	A $42.6 million increase in depreciation and amortization expense in 2014. The increase was partially driven by lower income received from a Treasury Grant in 2014. During 2014, we recognized $17.4 million of income related to a Treasury Grant associated with the completion of the biomass plant, compared to $48.0 million in 2013. The lower grant income corresponds to the lower bill credits provided to our retail electric customers in Wisconsin in 2014. In addition, an overall increase in utility plant in service as a result of the biomass plant that went into service in November 2013 contributed to the increase in depreciation and amortization expense.

•	A $45.8 million decrease in electric revenues related to unseasonably cool summer weather in 2014. As measured by cooling degree days, 2014 was 36.6% cooler than normal and 32.6% cooler than 2013 due to mild second and third quarters. The unfavorable impact of the cool summer weather was partially offset by the cold winter weather.

o	Residential sales decreased 2.4%, primarily due to the weather.

o	Sales to our large commercial and industrial customers decreased 14.8% primarily due to the loss of the two iron ore mines in Michigan. If the mines were excluded, sales to our large commercial and industrial customers would have decreased 1.1%.

NATURAL GAS UTILITY SEGMENT CONTRIBUTION TO OPERATING INCOME

Natural gas utility margins are defined as natural gas revenues less the cost of natural gas sold. Management believes that natural gas utility margins provide a more meaningful basis for evaluating natural gas utility operations than natural gas utility revenues, since prudently incurred natural gas commodity costs are passed through to our customers in current rates. The average per-unit cost of natural gas sold decreased 32.4% in 2015 and increased 44.7% in 2014, neither of which had an impact on margins.

	Year Ended December 31
(in millions)	2015	2014	2013
Natural gas revenues	399.7	614.2	451.9
Cost of natural gas sold	244.6	432.6	278.3
Total natural gas margins	155.1	181.6	173.6

Other operation and maintenance	59.2	70.0	75.0
Depreciation and amortization	29.1	30.5	25.5
Property and revenue taxes	6.2	3.9	3.3
Operating income	$60.6	$77.2	$69.8

The following tables provide information on delivered volumes by customer class and weather statistics:

	Year Ended December 31
	Therms (in millions)
Natural Gas Sales Volumes	2015	2014	2013
Customer class
Residential	341.2	399.3	380.8
Commercial and industrial	194.5	240.4	215.7
Other	0.6	0.7	0.6
Total retail	536.3	640.4	597.1
Transport	342.8	343.1	327.6
Total sales in therms	879.1	983.5	924.7

Wisconsin Electric Power Company	B-11	2015 Annual Financial Statements

	Year Ended December 31
	Degree Days
Weather *	2015	2014	2013
Heating (6,659 normal)	6,468	7,616	7,233

*	Normal heating degree days are based on a 20-year moving average of monthly temperatures from Mitchell International Airport in Milwaukee, Wisconsin.

2015 Compared with 2014

Operating Income

Operating income at the natural gas utility segment decreased $16.6 million, driven by:

•	A $26.5 million decrease in natural gas margins in 2015 resulting from:

	o	A $14.9 million decrease from sales volume variances largely related to warmer weather during the heating season as well as lower weather-normalized use per customer. As measured by heating degree days, 2015 was 15.1% warmer than 2014.

	o	A $10.7 million decrease in margins as a result of the impact of the PSCW rate order, effective January 1, 2015. See Note 19, Regulatory Environment, for more information.

These decreases in operating income were partially offset by $10.8 million of lower other operation and maintenance expense in 2015, primarily driven by lower amortizations related to energy conservation programs as approved in the PSCW rate order, effective January 1, 2015.

2014 Compared with 2013

Operating Income

Operating income at the natural gas utility segment increased $7.4 million, driven by:

•	An $8.0 million increase in natural gas margins, primarily due to colder winter weather in 2014. We estimate that colder winter weather increased natural gas margins by approximately $5.0 million. As measured by heating degree days, 2014 was 5.3% colder than 2013 and 15.4% colder than normal.

•	A $5.0 million decrease in other operation and maintenance expense, primarily driven by lower benefit costs related to pensions, postretirement, and medical costs. Our operation and maintenance expenses are influenced by, among other things, labor costs, employee benefit costs, plant outages, and amortization of regulatory assets.

These increases in operating income were partially offset by a $5.0 million increase in depreciation and amortization expense, primarily due to an overall increase in utility plant in service.

Wisconsin Electric Power Company	B-12	2015 Annual Financial Statements

STEAM UTILITY SEGMENT CONTRIBUTION TO OPERATING INCOME

Steam utility margins are defined as steam revenues less fuel costs. We believe that steam utility margins provide a more meaningful basis for evaluating steam utility operations than steam revenues since the majority of prudently incurred fuel costs are passed through to customers in current rates under enacted fuel rules.

	Year Ended December 31
(in millions)	2015	2014	2013
Steam revenues	$41.0	$44.1	$39.6
Fuel costs	13.0	14.1	13.6
Total steam margins	28.0	30.0	26.0

Other operation and maintenance	16.6	17.5	18.5
Depreciation and amortization	4.5	3.7	3.6
Property and revenue taxes	1.3	1.2	1.0
Operating income	$5.6	$7.6	$2.9

	Year Ended December 31
(in millions)	2015	2014	2013
Pounds of steam sales	2,515	2,865	2,750

2015 Compared with 2014

Operating Income

There was no material change in operating income for steam utility segment operations in 2015.

2014 Compared with 2013

Operating Income

There was no material change in operating income for steam utility segment operations in 2014.

EQUITY IN EARNINGS OF TRANSMISSION AFFILIATE

	Year Ended December 31
(in millions)	2015	2014	2013
Earnings from ATC	$47.8	$57.9	$60.2

2015 Compared with 2014

Earnings from our ownership interest in ATC decreased $10.1 million when compared to 2014, driven by lower earnings recognized by ATC, as ATC further reduced earnings in 2015 related to an anticipated refund to customers resulting from a complaint filed with the FERC requesting a lower ROE for certain transmission owners. See Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors Affecting Results, Liquidity, and Capital Resources – Other Matters – ATC Allowed ROE Complaint, for more information.

2014 Compared with 2013

Earnings from our ownership interest in ATC decreased $2.3 million when compared to 2013. ATC reduced its earnings in 2014, driven by a potential refund to customers related to a complaint filed with the FERC requesting lower ROE for certain transmission owners.

Wisconsin Electric Power Company	B-13	2015 Annual Financial Statements

CONSOLIDATED OTHER INCOME, NET

	Year Ended December 31
(in millions)	2015	2014	2013
AFUDC – Equity	$5.7	$4.4	$17.6
Gain on asset sales	—	4.3	0.8
Other, net	5.5	—	(1.0)
Other income, net	$11.2	$8.7	$17.4

2015 Compared with 2014

Other income, net increased by $2.5 million when compared to 2014. This increase was not significant.

2014 Compared with 2013

Other income, net decreased by $8.7 million when compared to 2013. This decrease primarily relates to lower AFUDC –Equity related to the biomass plant going into service in November 2013, partially offset by an increased gain on asset sales.

CONSOLIDATED INTEREST EXPENSE

	Year Ended December 31
(in millions)	2015	2014	2013
Interest expense	$119.0	$116.5	$121.4

2015 Compared with 2014

Interest expense increased by $2.5 million, or 2.1%, when compared to 2014. This increase was not significant.

2014 Compared with 2013

Our interest expense decreased by $4.9 million, or 4.0%, as compared to 2013 primarily because of lower average interest rates on long-term debt.

CONSOLIDATED INCOME TAX EXPENSE

	Year Ended December 31
	2015	2014	2013
Effective tax rate	36.0%	37.1%	35.7%

2015 Compared with 2014

Our effective tax rate was 36.0% in 2015 compared with 37.1% in 2014. This decrease in our effective tax rate was primarily due to increased production activities deductions. See Note 13, Income Taxes, for more information. We expect our 2016 annual effective tax rate to be between 36.0% and 37.0%.

2014 Compared with 2013

Our effective tax rate was 37.1% in 2014 compared with 35.7% in 2013. This increase in our effective tax rate was due to reduced tax benefits associated with Treasury Grant income and decreased AFUDC – Equity.

Wisconsin Electric Power Company	B-14	2015 Annual Financial Statements

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

The following table summarizes our cash flows during 2015, 2014, and 2013:

(in millions)	2015	2014	2013	Change in 2015 Over 2014	Change in 2014 Over 2013
Cash provided by (used in)
Operating activities	$674.4	$862.8	$862.6	$(188.4)	$0.2
Investing activities	(520.2)	(567.5)	(560.1)	47.3	(7.4)
Financing activities	(151.1)	(296.4)	(311.5)	145.3	15.1

Operating Activities

2015 Compared with 2014

Net cash provided by operating activities decreased $188.4 million in 2015, primarily driven by:

•	A $97.2 million increase in contributions to our pension and OPEB plans in 2015.

•	A $76.2 million decrease in cash in 2015 from the Treasury Grant received in 2014 associated with the completion of our biomass plant in November 2013.

•	A $37.7 million decrease in cash related to higher cash paid for income taxes, net of refunds, in 2015.

2014 Compared with 2013

Net cash provided by operating activities increased $0.2 million in 2014. The increase was related to higher net income, non-cash charges related to depreciation expense, and favorable cash flows from accounts receivable, primarily because of the timing of the Treasury Grant. Partially offsetting these favorable items were increases in working capital related to natural gas in storage and increases in regulatory assets.

Investing Activities

2015 Compared with 2014

Net cash used in investing activities decreased $47.3 million in 2015, driven by a decrease in capital expenditures (discussed below), primarily at the electric utility segment, related to the conversion of the fuel source for VAPP from coal to natural gas. Most of the capital expenditures related to this project were incurred in 2014.

2014 Compared with 2013

Net cash used in investing activities increased $7.4 million in 2014, primarily due to a $22.9 million increase in capital expenditures (discussed below), primarily at the electric utility segment, related to the conversion of the fuel source for VAPP from coal to natural gas in 2014. Partially offsetting this increase was a decrease in customer advances for construction projects in 2014.

Wisconsin Electric Power Company	B-15	2015 Annual Financial Statements

Capital Expenditures

Capital expenditures by business segment for the year ended December 31 were as follows:

Reportable Segment (in millions)	2015	2014	2013	Change in 2015 Over 2014	Change in 2014 Over 2013
Electric utility	$444.6	$489.3	$467.8	$(44.7)	$21.5
Natural gas utility	71.7	69.3	60.0	2.4	9.3
Steam utility	2.9	3.2	11.1	(0.3)	(7.9)
WEPCO consolidated	$519.2	$561.8	$538.9	$(42.6)	$22.9

See Capital Expenditures and Significant Projects below for more information.

Financing Activities

2015 Compared with 2014

Net cash used in financing activities decreased $145.3 million in 2015, driven by:

•	A $250.0 million increase in the issuance of long-term debt in 2015.

•	A $150.0 million decrease in dividends paid on common stock in 2015. In 2014, we paid $150.0 million of special dividends to Wisconsin Energy Corporation to balance our capital structure.

•	A $50.0 million decrease in the retirement of long-term debt in 2015.

These increases in cash were partially offset by a $294.7 million net decrease in cash related to $162.8 million of net repayments of commercial paper in 2015, compared with $131.9 million of net borrowings in 2014.

2014 Compared with 2013

Net cash used in financing activities decreased $15.1 million in 2014, primarily due to a $63.5 million increase in short-term debt in 2014, partially offset by a $50.0 million increase in special dividends paid to legacy Wisconsin Energy Corporation to balance our capital structure in 2014.

Significant Financing Activities

For information on our short-term debt, see Note 11, Short-Term Debt and Lines of Credit.

For information on our long-term debt, see Note 12, Long-Term Debt and Capital Lease Obligations.

CAPITAL RESOURCES AND REQUIREMENTS

Capital Resources

Liquidity

We anticipate meeting our capital requirements for our existing operations through internally generated funds and short-term borrowings, supplemented by the issuance of intermediate or long-term debt securities, depending on market conditions and other factors, and equity contributions from our parent.

We currently have access to the capital markets and have been able to generate funds internally and externally to meet our capital requirements. Our ability to attract the necessary financial capital at reasonable terms is critical to our overall strategic plan. We currently believe that we have adequate capacity to fund our operations for the foreseeable future through our existing borrowing arrangement, access to capital markets, and internally generated cash.

We maintain a bank back-up credit facility, which provides liquidity support for our obligations with respect to commercial paper and for general corporate purposes. We review our bank back-up credit facility needs on an ongoing basis and

Wisconsin Electric Power Company	B-16	2015 Annual Financial Statements

expect to be able to maintain adequate credit facilities to support our operations. See Note 11, Short-Term Debt and Lines of Credit, for more information about our credit facility and other short-term credit agreements.

The following table shows our capitalization structure as of December 31:

(in millions)	2015		2014
Common equity	$3,564.0	38.6%	$3,412.8	37.9%
Preferred stock	30.4	0.3%	30.4	0.3%
Long-term debt	2,658.8	28.8%	2,412.7	26.8%
Capital lease obligations (1)	2,816.1	30.5%	2,818.1	31.3%
Short-term debt (2)	163.6	1.8%	329.2	3.7%
Total	$9,232.9	100.0%	$9,003.2	100.0%

(1)	Includes current maturities.

(2)	Includes subsidiary note payable to WEC Energy Group.

For a summary of the interest rate, maturity, and amount outstanding of each series of our long-term debt on a consolidated basis, see our capitalization statements.

At December 31, 2015, we were in compliance with all covenants related to outstanding short-term and long-term debt. We expect to be in compliance with all such debt covenants for the foreseeable future. See Note 11, Short-Term Debt and Lines of Credit, for more information on our credit facility and other short-term credit agreements. See Note 12, Long-Term Debt and Capital Lease Obligations, for more information on our long-term debt.

Capital Requirements

Contractual Obligations

We have the following contractual obligations and other commercial commitments as of December 31, 2015:

	Payments Due by Period (1)
(in millions)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt obligations (2)	$5,104.2	$115.9	$477.8	$460.8	$4,049.7
Capital lease obligations (3)	9,422.5	459.5	858.2	861.5	7,243.3
Operating lease obligations (4)	37.8	4.9	7.1	2.7	23.1
Energy and transportation purchase obligations (5)	10,775.5	713.4	1,168.5	1,000.0	7,893.6
Purchase orders (6)	103.5	44.2	31.7	17.6	10.0
Pension and OPEB funding obligations (7)	20.5	6.7	13.8	—	—
Capital contributions to equity method investments	3.4	3.4	—	—	—
Total contractual obligations	$25,467.4	$1,348.0	$2,557.1	$2,342.6	$19,219.7

(1)	The amounts included in the table are calculated using current market prices, forward curves, and other estimates.

(2)	Principal and interest payments on long-term debt (excluding capital lease obligations).

(3)	Capital lease obligations for power purchase commitments and the PTF leases.

(4)	Operating lease obligations for power purchase commitments and rail car leases.

(5)	Energy and transportation purchase obligations under various contracts for the procurement of fuel, power, gas supply, and associated transportation related to utility operations.

(6)	Purchase obligations related to normal business operations, information technology, and other services.

(7)	Obligations for pension and OPEB plans cannot reasonably be estimated beyond 2018.

The table above does not include liabilities related to the accounting treatment for uncertainty in income taxes because we are not able to make a reasonably reliable estimate as to the amount and period of related future payments at this time. For additional information regarding these liabilities, refer to Note 13, Income Taxes.

Wisconsin Electric Power Company	B-17	2015 Annual Financial Statements

AROs in the amount of $58.7 million are not included in the above table. Settlement of these liabilities cannot be determined with certainty, but we believe the majority of these liabilities will be settled in more than five years.

Our obligations for utility operations have historically been included as part of the rate-making process and therefore are generally recoverable from customers.

Capital Expenditures and Significant Capital Projects

We have several capital projects that will require significant capital expenditures over the next three years and beyond. All projected capital requirements are subject to periodic review and may vary significantly from estimates, depending on a number of factors. These factors include environmental requirements, regulatory restraints and requirements, changes in tax laws and regulations, acquisition and development opportunities, market volatility, and economic trends. Our estimated capital expenditures for the next three years are as follows:

(in millions)
2016	$495.7
2017	532.3
2018	608.9
Total	$1,636.9

The majority of spending consists of upgrading our electric and natural gas distribution systems.

We expect to provide capital contributions to ATC (not included in the above table) of approximately $121 million from 2016 through 2018.

Common Stock Matters

For information related to our common stock matters, see Note 9, Common Equity.

Investments in Outside Trusts

We use outside trusts to fund our pension and certain OPEB obligations. These trusts had investments of approximately $1.4 billion as of December 31, 2015. These trusts hold investments that are subject to the volatility of the stock market and interest rates. We contributed $107.6 million, $10.4 million, and $17.6 million to our pension and OPEB plans in 2015, 2014, and 2013, respectively. Future contributions to the plans will be dependent upon many factors, including the performance of existing plan assets and long-term discount rates. For additional information, see Note 14, Employee Benefits.

Off-Balance Sheet Arrangements

We are a party to various financial instruments with off-balance sheet risk as a part of our normal course of business, including letters of credit which primarily support our commodity contracts. We believe that these agreements do not have, and are not reasonably likely to have, a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. For additional information, see Note 18, Variable Interest Entities, and Note 11, Short-Term Debt and Lines of Credit.

FACTORS AFFECTING RESULTS, LIQUIDITY, AND CAPITAL RESOURCES

MARKET RISKS AND OTHER SIGNIFICANT RISKS

We are exposed to market and other significant risks as a result of the nature of our businesses and the environment in which those businesses operate. These risks, described in further detail below, include but are not limited to:

Regulatory Recovery

We account for our regulated operations in accordance with accounting guidance under the Regulated Operations Topic of the FASB ASC. Our rates are determined by various regulatory authorities. Our primary regulator is the PSCW. See Note 19, Regulatory Environment, for additional information regarding recent rate proceedings and orders.

Wisconsin Electric Power Company	B-18	2015 Annual Financial Statements

Regulated entities are allowed to defer certain costs that would otherwise be charged to expense, if the regulated entity believes the recovery of these costs is probable. We record regulatory assets pursuant to specific orders or by a generic order issued by our regulators, and recovery of these deferred costs in future rates is subject to the review and approval of those regulators. We assume the risks and benefits of ultimate recovery of these items in future rates. If the recovery of these costs is not approved by our regulators, the costs are charged to income in the current period. In general, our regulatory assets are recovered in a period between one to six years. Regulators can impose liabilities on a prospective basis for amounts previously collected from customers and for amounts that are expected to be refunded to customers. We record these items as regulatory liabilities. As of December 31, 2015, our regulatory assets totaled $1,855.9 million and our regulatory liabilities totaled $741.2 million.

Commodity Costs

In the normal course of providing energy, we are subject to market fluctuations in the costs of coal, natural gas, purchased power, and fuel oil used in the delivery of coal. We manage our fuel and natural gas supply costs through a portfolio of short and long-term procurement contracts with various suppliers for the purchase of coal, natural gas, and fuel oil. In addition, we manage the risk of price volatility through natural gas and electric hedging programs.

Embedded within our rates are amounts to recover fuel, natural gas, and purchased power costs. We have recovery mechanisms in place that allow us to recover or refund all or a portion of the changes in prudently incurred fuel, natural gas, and purchased power costs from rate case-approved amounts.

Higher commodity costs can increase our working capital requirements, result in higher gross receipts taxes, and lead to increased energy efficiency investments by our customers to reduce utility usage and/or fuel substitution. Higher commodity costs combined with slower economic conditions also expose us to greater risks of accounts receivable write-offs as more customers are unable to pay their bills. See Note 1(d), Revenues and Customer Receivables, for more information on our mechanism that allows for cost recovery or refund of uncollectible expense.

Weather

Our utility rates are based upon estimated normal temperatures. Our electric revenues are unfavorably sensitive to below normal temperatures during the summer cooling season and, to some extent, to above normal temperatures during the winter heating season. Our natural gas revenues are unfavorably sensitive to above normal temperatures during the winter heating season. A summary of actual weather information in our service territory during 2015, 2014 and 2013, as measured by degree days, may be found above in Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations.

Interest Rates

We are exposed to interest rate risk resulting from our short-term borrowings and projected near-term debt financing needs. We manage exposure to interest rate risk by limiting the amount of our variable rate obligations and continually monitoring the effects of market changes on interest rates. When it is advantageous to do so, we enter into long-term fixed rate debt.

Based on our variable rate debt outstanding at December 31, 2015, and December 31, 2014, a hypothetical increase in market interest rates of one-percentage point would have increased annual interest expense by $1.4 million and $3.1 million, respectively. This sensitivity analysis was performed assuming a constant level of variable rate debt during the period and an immediate increase in interest rates, with no other changes for the remainder of the period.

Marketable Securities Return

We use various trusts to fund our pension and OPEB obligations. These trusts invest in debt and equity securities. Changes in the market prices of these assets can affect future pension and OPEB expenses. Additionally, future contributions can also be affected by the investment returns on trust fund assets. We believe that the financial risks associated with investment returns would be partially mitigated through future rate actions by our various utility regulators.

Wisconsin Electric Power Company	B-19	2015 Annual Financial Statements

The fair value of our trust fund assets and expected long-term returns were approximately:

	As of	Expected Return on
(in millions)	December 31, 2015	Assets in 2016
Pension trust funds	$1,179.3	7.00%
OPEB trust funds	$216.1	7.25%

Fiduciary oversight of the pension and OPEB trust fund investments is the responsibility of an Investment Trust Policy Committee. The Committee works with external actuaries and investment consultants on an ongoing basis to establish and monitor investment strategies and target asset allocations. Forecasted cash flows for plan liabilities are regularly updated based on annual valuation results. Target asset allocations are determined utilizing projected benefit payment cash flows and risk analyses of appropriate investments. The targeted asset allocations are intended to reduce risk, provide long-term financial stability for the plans, and maintain funded levels which meet long-term plan obligations while preserving sufficient liquidity for near-term benefit payments. Investment strategies utilize a wide diversification of asset types and qualified external investment managers.

WEC Energy Group consults with its investment advisors on an annual basis to help it forecast expected long-term returns on plan assets by reviewing actual historical returns and calculating expected total trust returns using the weighted-average of long-term market returns for each of the major target asset categories utilized in the fund.

Economic Conditions

Our service territory is within the state of Wisconsin and the Upper Peninsula of Michigan. As such, we are exposed to market risks in the regional midwest economy. In addition, any economic downturn or disruption of national or international markets could adversely affect the financial condition of our customers and demand for their products, which could affect their demand for our products.

Inflation

We continue to monitor the impact of inflation, especially with respect to the costs of medical plans, fuel, transmission access, construction costs, and regulatory and environmental compliance in order to minimize its effects in future years through pricing strategies, productivity improvements, and cost reductions. We do not believe the impact of general inflation will have a material impact on our future results of operations.

For additional information concerning risk factors, including market risks, see the Cautionary Statement Regarding Forward-Looking Information at the beginning of this report.

INDUSTRY RESTRUCTURING

Electric Utility Industry

The regulated energy industry continues to experience significant changes. FERC continues to support large RTOs, which affects the structure of the wholesale market. To this end, MISO implemented the MISO Energy Markets, including the use of LMP to value electric transmission congestion and losses. Increased competition in the retail and wholesale markets, which may result from restructuring efforts, could have a significant and adverse financial impact on us. It is uncertain when retail choice might be implemented, if at all, in Wisconsin. However, Michigan has adopted retail choice.

Restructuring in Wisconsin

Electric utility revenues in Wisconsin are regulated by the PSCW. The PSCW has been focused on electric reliability infrastructure issues for the state of Wisconsin in recent years. The PSCW continues to maintain the position that the question of whether to implement electric retail competition in Wisconsin should ultimately be decided by the Wisconsin legislature. No such legislation has been introduced in Wisconsin to date.

Wisconsin Electric Power Company	B-20	2015 Annual Financial Statements

Restructuring in Michigan

Under Michigan law, our retail customers may choose an alternative electric supplier to provide power supply service. Some of our small retail customers have switched to an alternative electric supplier. The law limits customer choice to 10% of our Michigan retail load, but the two iron ore mines in our service territory are excluded from this cap. See Note 20, Michigan Settlement, for information on the mines’ ability to switch to an alternative electric supplier. When a customer switches to an alternative electric supplier, we continue to provide distribution and customer service functions for the customer.

Natural Gas Utility Industry

Restructuring in Wisconsin

The PSCW previously instituted generic proceedings to consider how its regulation of natural gas distribution utilities should change to reflect a competitive environment in the natural gas industry. To date, the PSCW has made a policy decision to deregulate the sale of natural gas in customer classes with workably competitive market choices and has adopted standards for transactions between a utility and its natural gas marketing affiliates. All of our Wisconsin customer classes have workably competitive market choices and, therefore, can purchase natural gas directly from a third party supplier. However, work on deregulation of the natural gas distribution industry by the PSCW continues to be on hold. Currently, we are unable to predict the impact of potential future deregulation on our results of operations or financial position.

ENVIRONMENTAL MATTERS

Cross-State Air Pollution Rule

In July 2011, the EPA issued the CSAPR, which replaced a previous rule, the Clean Air Interstate Rule (CAIR). The purpose of the CSAPR was to limit the interstate transport of emissions of NOx and SO2 that contribute to fine particulate matter and ozone nonattainment in downwind states through a proposed allocation plan and allowance trading scheme. The rule was to become effective in January 2012. However, in December 2011, the CSAPR requirements were stayed by the United States Court of Appeals for the District of Columbia Circuit (D.C. Circuit Court of Appeals) and CAIR was implemented during the stay period. In August 2012, the D.C. Circuit Court of Appeals issued a ruling vacating and remanding CSAPR and simultaneously reinstating CAIR pending the issuance of a replacement rule by the EPA. The case was appealed to the United States Supreme Court (Supreme Court). In April 2014, the Supreme Court issued a decision largely upholding CSAPR and remanded it to the D.C. Circuit Court of Appeals for further proceedings. In October 2014, the D.C. Circuit Court of Appeals issued a decision that allowed the EPA to begin implementing CSAPR on January 1, 2015. The compliance deadlines were also changed by three years, so that Phase I emissions budgets apply in 2015 and 2016, and Phase 2 emissions budgets will apply to 2017 and beyond.

In December 2015, the EPA published its proposed update to the CSAPR for the 2008 ozone NAAQS and plans to issue a final rule by August 2016. Starting in 2017, this proposed rule would reduce ozone season (May 1 through September 30) NOx emissions from power plants in 23 states in the eastern United States. In this rule, the EPA is proposing to update Phase II CSAPR NOx ozone season budgets for electric generating units in the 23 states. An approximate 60% reduction in NOx emissions is proposed for Wisconsin and an approximate 29% reduction is proposed for Michigan, beginning in May 2017. Additional investments in controls and/or shifts in generation may be required depending upon the final outcome of the rule. We submitted comments to the EPA on the potential impacts of the rule.

See Note 15, Commitments and Contingencies, for a discussion of additional environmental matters affecting us, including rules and regulations relating to air quality, water quality, land quality, renewable energy requirements, and climate change.

OTHER MATTERS

American Transmission Company Allowed Return On Equity Complaint

In November 2013, a group of MISO industrial customer organizations filed a complaint with the FERC requesting to reduce the base ROE used by MISO transmission owners, including ATC, to 9.15%. ATC’s current authorized ROE is

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12.2%. In October 2014, the FERC issued an order to hear the complaint on ROE and set a refund effective date retroactive to November 12, 2013. The FERC conducted hearings in August 2015, and the administrative law judge (ALJ) issued an initial decision in December 2015. The ALJ’s initial decision recommended that ATC and all other MISO transmission owners be authorized to collect a base ROE of 10.32%, as well as the 0.5% incentive adder approved by the FERC in January 2015 for MISO transmission owners. The ALJ’s recommendation is not binding to the FERC. A FERC order related to this complaint is expected during the fourth quarter of 2016.

In February 2015, a second complaint was filed with the FERC requesting a reduction in the base ROE used by MISO transmission owners, including ATC, to 8.67%, with a refund effective date retroactive to the filing date of the complaint. The FERC conducted hearings in February 2016 with respect to this second complaint, and an initial decision is expected by June 30, 2016.

In October 2014, the FERC issued an order, in regard to a similar complaint, reducing the base ROE for New England transmission owners from their existing rate of 11.14% to 10.57%. In this order, the FERC used a revised method for determining the appropriate ROE for FERC-jurisdictional electric utilities. The FERC expects its new methodology will narrow the “zone” of reasonable returns on equity. The FERC has stated that it expects future decisions on pending complaints related to similar ROE issues to be guided by the New England transmission decision.

Any change to ATC’s ROE could result in lower equity earnings and distributions from ATC in the future. We are currently unable to determine how the FERC may rule in these complaints. However, we believe it is probable that refunds will be required upon resolution of these issues. Based on the ALJ’s initial decision in December 2015, ATC reduced its earnings, which resulted in us recognizing lower earnings from our investment in ATC.

Wisconsin Power and Light’s (WP&L) Riverside Energy Center Facility

In April 2015, WP&L filed a CPCN application with the PSCW for approval to construct an approximate 650 MW natural gas-fired combined-cycle generating unit in Beloit, Wisconsin. Recent construction proposals received by WP&L indicate that the unit could generate up to 700 MWs. In the third quarter of 2015, we, along with our affiliated utility, Wisconsin Public Service Corporation (WPS), requested and received intervention in this proceeding. As intervenors, we and WPS proposed purchased power agreement alternatives to the new generating unit. In December 2015, we entered into a settlement agreement with WPS and WP&L that was approved by the PSCW. Based on the settlement agreement, the generating unit cannot become commercially operational before June 1, 2020. In addition, WP&L must enter into a purchased power agreement with us for MISO planning years 2017, 2018, and 2019, whereby we will sell and WP&L will purchase capacity and energy at certain agreed upon prices. WPS will have the option to purchase an undivided ownership interest of up to 100 MWs of generating capacity from the unit during the first two years of operation and up to an aggregate 200 MWs of generating capacity during the third and fourth years of operation. Other major terms of the settlement included agreement on ownership of future natural gas units and negotiation of a renewable generation joint development plan.

Bonus Depreciation Provisions

The Protecting Americans from Tax Hikes Act of 2015 was signed into law on December 18, 2015. This act extended 50% bonus depreciation to assets placed in service during 2015 through 2017, 40% bonus depreciation to assets placed in service during 2018, and 30% bonus depreciation to assets placed in service during 2019. Bonus depreciation is an additional amount of deductible depreciation that is awarded above and beyond what would normally be available. Due to the increase in federal tax depreciation for 2014 and prior years, we did not make federal income tax payments for 2014 or 2013.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Preparation of financial statements and related disclosures in compliance with GAAP requires the application of appropriate technical accounting rules and guidance, as well as the use of estimates. The application of these policies necessarily involves judgments regarding future events, including the likelihood of success of particular projects, legal and regulatory challenges and anticipated recovery of costs. These judgments, in and of themselves, could materially impact the financial statements and disclosures based on varying assumptions. In addition, the financial and operating environment may also have a significant effect, not only on the operation of our business, but on our results reported through the application of accounting measures used in preparing the financial statements and related disclosures, even if the nature of the accounting policies applied have not changed.

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The following is a list of accounting policies that are most significant to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments:

Pension and Other Postretirement Employee Benefits

The costs of providing noncontributory defined benefit pension benefits and OPEB, described in Note 14, Employee Benefits, are dependent on numerous factors resulting from actual plan experience and assumptions regarding future experience.

Pension and OPEB costs are impacted by actual employee demographics (including age, compensation levels, and employment periods), the level of contributions made to the plans, and earnings on plan assets. Pension and OPEB costs may be significantly affected by changes in key actuarial assumptions, including anticipated rates of return on plan assets, mortality and discount rates, and expected health care cost trends. Changes made to the plan provisions may also impact current and future pension and OPEB costs.

Pension and OPEB plan assets are primarily made up of equity and fixed income investments. Fluctuations in actual equity and fixed income market returns, as well as changes in general interest rates, may result in increased or decreased benefit costs in future periods. We believe that such changes in costs would be recovered or refunded through the ratemaking process.

The following table shows how a given change in certain actuarial assumptions would impact the projected benefit obligation and the reported net periodic pension cost. Each factor below reflects an evaluation of the change based on a change in that assumption only.

	Percentage-Point
Actuarial Assumption	Change in	Impact on Projected	Impact on 2015
(in millions, except percentages)	Assumption	Benefit Obligation	Pension Cost
Discount rate	(0.5)	$72.4	$4.6
Discount rate	0.5	(65.6)	(4.9)
Rate of return on plan assets	(0.5)	N/A	6.0
Rate of return on plan assets	0.5	N/A	(6.0)

The following table shows how a given change in certain actuarial assumptions would impact the accumulated OPEB obligation and the reported net periodic OPEB cost. Each factor below reflects an evaluation of the change based on a change in that assumption only.

	Percentage-Point	Impact on	Impact on 2015
Actuarial Assumption	Change in	Postretirement	Postretirement
(in millions, except percentages)	Assumption	Benefit Obligation	Benefit Cost
Discount rate	(0.5)	$21.6	$0.8
Discount rate	0.5	(19.4)	(0.6)
Health care cost trend rate	(0.5)	(13.0)	(1.4)
Health care cost trend rate	0.5	14.7	1.6
Rate of return on plan assets	(0.5)	N/A	1.1
Rate of return on plan assets	0.5	N/A	(1.1)

In the fourth quarter of 2014, the Society of Actuaries published a new set of mortality tables, which updated life expectancy assumptions. We have adjusted the tables to better reflect our plan-specific mortality experience and other general assumptions. We have incorporated the revised mortality tables into the projected pension and OPEB obligations at December 31, 2015.

The discount rates are selected based on hypothetical bond portfolios consisting of noncallable (or callable with make-whole provisions), noncollateralized, high-quality corporate bonds with maturities between 0 and 30 years. The bonds are generally rated “Aa” with a minimum amount outstanding of $50.0 million. From the hypothetical bond portfolios, a single rate is determined that equates the market value of the bonds purchased to the discounted value of the plans’ expected future benefit payments.

We establish our expected return on asset assumption based on consideration of historical and projected asset class returns, as well as the target allocations of the benefit trust portfolios. The assumed long-term rate of return on pension

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plan assets was 7.00% in 2015 and 7.25% in both 2014 and 2013, respectively. The actual rate of return on pension plan assets, net of fees, was (0.6)%, 6.17%, and 10.92%, in 2015, 2014, and 2013, respectively.

In selecting assumed health care cost trend rates, past performance and forecasts of health care costs are considered. For more information on health care cost trend rates and a table showing future payments that we expect to make for our pension and OPEB, see Note 14, Employee Benefits.

Regulatory Accounting

Our electric and natural gas utility segments follow the guidance under the Regulated Operations Topic of the FASB ASC. Our financial statements reflect the effects of the ratemaking principles followed by the various jurisdictions regulating us. Certain items that would otherwise be immediately recognized as revenues and expenses are deferred as regulatory assets and regulatory liabilities for future recovery or refund to customers, as authorized by our regulators. Future recovery of regulatory assets is not assured and is generally subject to review by regulators in rate proceedings for matters such as prudence and reasonableness. Once approved, the regulatory assets and liabilities are amortized into earnings over the rate recovery period. If recovery or refund of costs is not approved or is no longer considered probable, these regulatory assets or liabilities are recognized in current period earnings. Management regularly assesses whether these regulatory assets and liabilities are probable of future recovery or refund by considering factors such as changes in the regulatory environment, earnings at our electric and natural gas utility segments, and the status of any pending or potential deregulation legislation.

The application of the Regulated Operations Topic of the FASB ASC would be discontinued if all or a separable portion of our electric and natural gas utility segments’ operations no longer meet the criteria for application. Our regulatory assets and liabilities would be written off as a charge to income as an unusual or infrequently occurring item in the period in which discontinuation occurred. As of December 31, 2015, we had $1,855.9 million in regulatory assets and $741.2 million in regulatory liabilities. See Note 6, Regulatory Assets and Liabilities, for more information.

Unbilled Revenues

We record utility operating revenues when energy is delivered to our customers. However, the determination of energy sales to individual customers is based upon the reading of their meters, which occurs on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to customers since the date of their last meter reading are estimated and corresponding unbilled revenues are calculated. This unbilled revenue is estimated each month based upon actual generation and throughput volumes, recorded sales, estimated customer usage by class, weather factors, estimated line losses and applicable customer rates. Significant fluctuations in energy demand for the unbilled period or changes in the composition of customer classes could impact the accuracy of the unbilled revenue estimate. Total operating revenues during 2015 of approximately $3.9 billion included accrued revenues of $200.2 million as of December 31, 2015.

Income Tax Expense

We are required to estimate income taxes for each of the jurisdictions in which we operate as part of the process of preparing consolidated financial statements. This process involves estimating current income tax liabilities together with assessing temporary differences resulting from differing treatment of items, such as depreciation, for income tax and accounting purposes. These differences result in deferred income tax assets and liabilities, which are included within our balance sheets. We also assess the likelihood that our deferred income tax assets will be recovered through future taxable income. To the extent we believe that realization is not likely, we establish a valuation allowance, which is offset by an adjustment to the provision for income taxes in our income statements.

Uncertainty associated with the application of tax statutes and regulations and the outcomes of tax audits and appeals requires that judgments and estimates be made in the accrual process and in the calculation of effective tax rates. Only income tax benefits that meet the “more likely than not” recognition threshold may be recognized or continue to be recognized. Unrecognized tax benefits are re-evaluated quarterly and changes are recorded based on new information, including the issuance of relevant guidance by the courts or tax authorities and developments occurring in the examinations of our tax returns.

Significant management judgment is required in determining our provision for income taxes, deferred income tax assets and liabilities, the liability for unrecognized tax benefits, and any valuation allowance recorded against deferred income tax assets. The assumptions involved are supported by historical data, reasonable projections, and interpretations of

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applicable tax laws and regulations across multiple taxing jurisdictions. Significant changes in these assumptions could have a material impact on our financial condition and results of operations. See Note 1(k), Income Taxes, and Note 13, Income Taxes, for a discussion of accounting for income taxes.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

See Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors Affecting Results, Liquidity, and Capital Resources – Market Risks and Other Significant Risks in this report, as well as Note 1(o), Derivative Instruments, and Note 1(n), Fair Value Measurements, for information concerning potential market risks to which we are exposed.

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WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATED INCOME STATEMENTS

Year Ended December 31
(in millions)	2015	2014	2013
Operating revenues	$3,854.1	$4,059.4	$3,800.2

Operating expenses
Cost of sales	1,399.0	1,660.7	1,436.4
Other operation and maintenance	1,384.9	1,356.4	1,417.3
Depreciation and amortization	304.0	278.3	230.6
Property and revenue taxes	117.3	113.6	110.0
Total operating expenses	3,205.2	3,409.0	3,194.3

Operating income	648.9	650.4	605.9

Equity in earnings of transmission affiliate	47.8	57.9	60.2
Other income, net	11.2	8.7	17.4
Interest expense	119.0	116.5	121.4
Other expense	(60.0)	(49.9)	(43.8)

Income before income taxes	588.9	600.5	562.1
Income tax expense	212.0	222.6	200.9
Net income	376.9	377.9	361.2

Preferred stock dividend requirements	1.2	1.2	1.2
Net income attributed to common shareholder	$375.7	$376.7	$360.0

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

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WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATED BALANCE SHEETS

At December 31
(in millions, except share and per share amounts)	2015	2014
Assets
Property, plant, and equipment
In service	$10,917.1	$10,544.4
Accumulated depreciation	(3,461.9)	(3,406.1)
	7,455.2	7,138.3
Construction work in progress	170.6	140.9
Leased facilities, net	2,141.7	2,215.0
Net property, plant, and equipment	9,767.5	9,494.2
Investments
Equity investment in transmission affiliate	382.2	372.9
Other	0.3	0.2
Total investments	382.5	373.1
Current assets
Cash and cash equivalents	27.1	24.0
Accounts receivable and unbilled revenues, net of reserves of $43.0 and $46.8, respectively	461.4	488.4
Accounts receivable from related parties	41.1	8.1
Materials, supplies, and inventories	301.6	320.5
Prepayments	171.8	139.5
Other	19.6	19.0
Total current assets	1,022.6	999.5
Deferred charges and other assets
Regulatory assets	1,855.9	1,626.9
Other	111.1	103.5
Total deferred charges and other assets	1,967.0	1,730.4
Total assets	$13,139.6	$12,597.2

Capitalization and liabilities
Capitalization
Common stock – $10 par value; 65,000,000 shares authorized; 33,289,327 shares outstanding	$332.9	$332.9
Additional paid in capital	999.7	984.4
Retained earnings	2,231.4	2,095.5
Preferred stock	30.4	30.4
Long-term debt	2,658.8	2,162.7
Capital lease obligations	2,692.5	2,712.5
Total capitalization	8,945.7	8,318.4
Current liabilities
Current portion of long-term debt and capital lease obligations	123.6	355.6
Short-term debt	144.0	306.8
Subsidiary note payable to WEC Energy Group	19.6	22.4
Accounts payable	286.4	287.2
Accounts payable to related parties	95.7	87.8
Accrued payroll and benefits	87.5	87.1
Other	115.7	113.7
Total current liabilities	872.5	1,260.6
Deferred credits and other liabilities
Regulatory liabilities	741.2	615.9
Deferred income taxes	2,110.0	1,917.2
Pension and other postretirement benefit obligations	210.9	254.5
Other	259.3	230.6
Total deferred credits and other liabilities	3,321.4	3,018.2

Commitments and contingencies (Note 15)

Total capitalization and liabilities	$13,139.6	$12,597.2

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

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WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31
(in millions)	2015	2014	2013
Operating activities
Net income	$376.9	$377.9	$361.2
Reconciliation to cash provided by operating activities
Depreciation and amortization	323.7	302.6	285.2
Deferred income taxes and investment tax credits, net	178.9	191.4	193.6
Contributions to pension and OPEB plans	(107.6)	(10.4)	(17.6)
Change in –
Accounts receivable and unbilled revenues	(2.9)	91.0	(137.0)
Materials, supplies, and inventories	18.8	(39.5)	31.2
Other current assets	(2.5)	(8.7)	0.7
Accounts payable	(5.9)	18.2	(29.4)
Accrued taxes, net	(42.1)	(7.5)	23.6
Other current liabilities	(1.2)	(36.8)	13.1
Other, net	(61.7)	(15.4)	138.0
Net cash provided by operating activities	674.4	862.8	862.6

Investing activities
Capital expenditures	(519.2)	(561.8)	(538.9)
Investment in transmission affiliate	(4.6)	(11.5)	(9.2)
Other, net	3.6	5.8	(12.0)
Net cash used in investing activities	(520.2)	(567.5)	(560.1)

Financing activities
Dividends paid on common stock	(240.0)	(390.0)	(340.0)
Dividends paid on preferred stock	(1.2)	(1.2)	(1.2)
Issuance of long-term debt	500.0	250.0	250.0
Retirement of long-term debt	(250.0)	(300.0)	(300.0)
Change in total short-term debt	(162.8)	131.9	68.4
Other, net	2.9	12.9	11.3
Net cash used in financing activities	(151.1)	(296.4)	(311.5)

Net change in cash and cash equivalents	3.1	(1.1)	(9.0)
Cash and cash equivalents at beginning of year	24.0	25.1	34.1
Cash and cash equivalents at end of year	$27.1	$24.0	$25.1

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

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WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATED STATEMENTS OF EQUITY

	Wisconsin Electric Power Company Common Shareholders’ Equity
	Common	Additional	Retained	Total Common	Preferred	Total
(in millions)	Stock	Paid-In Capital	Earnings	Shareholders’ Equity	Stock	Equity
Balance at December 31, 2012	$332.9	$944.7	$2,088.8	$3,366.4	$30.4	$3,396.8
Net income	—	—	361.2	361.2	—	361.2
Dividends
Common stock	—	—	(340.0)	(340.0)	—	(340.0)
Preferred stock	—	—	(1.2)	(1.2)	—	(1.2)
Stock-based compensation	—	3.7	—	3.7	—	3.7
Tax benefit of exercised stock options allocated from parent	—	16.7	—	16.7	—	16.7
Balance at December 31, 2013	332.9	965.1	2,108.8	3,406.8	30.4	3,437.2
Net income	—	—	377.9	377.9	—	377.9
Dividends
Common stock	—	—	(390.0)	(390.0)	—	(390.0)
Preferred stock	—	—	(1.2)	(1.2)	—	(1.2)
Stock-based compensation	—	3.5	—	3.5	—	3.5
Tax benefit of exercised stock options allocated from parent	—	15.8	—	15.8	—	15.8
Balance at December 31, 2014	332.9	984.4	2,095.5	3,412.8	30.4	3,443.2
Net income	—	—	376.9	376.9	—	376.9
Dividends
Common stock	—	—	(240.0)	(240.0)	—	(240.0)
Preferred stock	—	—	(1.2)	(1.2)	—	(1.2)
Stock-based compensation	—	3.2	—	3.2	—	3.2
Tax benefit of exercised stock options allocated from parent	—	12.1	—	12.1	—	12.1
Other	—	—	0.2	0.2	—	0.2
Balance at December 31, 2015	$332.9	$999.7	$2,231.4	$3,564.0	$30.4	$3,594.4

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

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WISCONSIN ELECTRIC POWER COMPANY

CONSOLIDATED STATEMENTS OF CAPITALIZATION

At December 31
(in millions, except share and per share amounts)			2015	2014
Common equity (See Consolidated Statements of Equity)
Common stock – $10 par value; authorized 65,000,000 shares; outstanding – 33,289,327 shares			$332.9	$332.9
Additional paid in capital			999.7	984.4
Retained earnings			2,231.4	2,095.5
Total common equity			3,564.0	3,412.8

Preferred stock			30.4	30.4

Long-term debt	Interest Rate	Year Due
Debentures (unsecured)	6.25%	2015	—	250.0
	1.70%	2018	250.0	250.0
	4.25%	2019	250.0	250.0
	2.95%	2021	300.0	300.0
	3.10%	2025	250.0	—
	6.50%	2028	150.0	150.0
	5.625%	2033	335.0	335.0
	5.70%	2036	300.0	300.0
	3.65%	2042	250.0	250.0
	4.25%	2044	250.0	250.0
	4.30%	2045	250.0	—
	6.875%	2095	100.0	100.0

Note (secured, nonrecourse)	4.81%	2030	2.0	2.0

Obligations under capital leases			2,816.1	2,818.1
Total long-term debt and capital lease obligations			5,503.1	5,255.1
Unamortized debt issuance costs			(3.9)	(2.8)
Unamortized discount, net			(24.3)	(21.5)
Total			5,474.9	5,230.8
Current portion of long-term debt and capital lease obligations			(123.6)	(355.6)
Total long-term debt and capital lease obligations			5,351.3	4,875.2
Total long-term capitalization			$8,945.7	$8,318.4

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

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WISCONSIN ELECTRIC POWER COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) General Information—On June 29, 2015, our parent company, Wisconsin Energy Corporation, acquired Integrys and changed its name to WEC Energy Group, Inc. See Note 2, Acquisition, for more information on this acquisition.

We are an electric, natural gas, and steam utility company that services electric customers in Wisconsin and Michigan’s Upper Peninsula, natural gas customers in Wisconsin, and steam customers in metropolitan Milwaukee, Wisconsin.

As used in these notes, the term “financial statements” refers to the consolidated financial statements. This includes the income statements, balance sheets, statements of cash flows, statements of equity, and statements of capitalization, unless otherwise noted.

At December 31, 2015, we had one wholly owned subsidiary, Bostco. Bostco had total assets of $29.8 million and $28.4 million as of December 31, 2015 and 2014, respectively. The financial statements include our accounts and the accounts of our wholly owned subsidiary. The cost method of accounting is used for investments when we do not have significant influence over the operating and financial policies of the investee. Investments in companies not controlled by us, but over which we have significant influence regarding the operating and financial policies of the investee, are accounted for using the equity method.

We prepare our financial statements in conformity with GAAP. We make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

(b) Reclassifications—On the income statements for the years ended December 31, 2014 and 2013, we reclassified $17.4 million and $48.0 million, respectively, from treasury grant to depreciation and amortization. This reclassification was made to be consistent with the current year presentation on the income statements.

During the fourth quarter of 2015, we early implemented ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs. As a result, debt issuance costs of $2.8 million, previously reported as other long-term assets, were reclassified to offset long-term debt on the December 31, 2014 balance sheet. We also early implemented ASU 2015-17, Balance Sheet Classification of Deferred Taxes, during the fourth quarter of 2015. Since we adopted this ASU on a retrospective basis, we reclassified current deferred income taxes of $46.7 million, previously reported as a separate component of current assets, to offset long-term deferred income tax liabilities on the December 31, 2014 balance sheet.

On the statements of cash flows for the years ended December 31, 2014 and 2013, we reclassified $0.8 million and $3.1 million, respectively, from depreciation and amortization to other operating activities. In addition, we reclassified $10.4 million and $17.6 million of nonqualified pension and OPEB contributions from other operating activities to contributions to pension and OPEB plans on the statements of cash flows for the years ended December 31, 2014 and 2013, respectively. These reclassifications were made to be consistent with the current year presentation on the statements of cash flows.

(c) Cash and Cash Equivalents—Cash and cash equivalents include marketable debt securities acquired three months or less from maturity.

(d) Revenues and Customer Receivables—We recognize revenues related to the sale of energy on the accrual basis and include estimated amounts for services provided but not yet billed to customers.

We present revenues net of pass-through taxes on the income statements.

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Below is a summary of the significant mechanisms we had in place that allowed us to recover or refund changes in prudently incurred costs from rate case-approved amounts:

•	Fuel and purchased power costs were recovered from customers on a one-for-one basis by our Wisconsin wholesale electric operations and our Michigan retail electric operations.

•	Our retail electric rates in Wisconsin are established by the PSCW and include base amounts for fuel and purchased power costs. The electric fuel rules set by the PSCW allow us to defer, for subsequent rate recovery or refund, under or over-collections of actual fuel and purchased power costs that exceed a 2% price variance from the costs included in the rates charged to customers. We monitor the deferral of under-collected costs to ensure that it does not cause us to earn a greater return on common equity than authorized by the PSCW.

•	We received payments from MISO under an SSR agreement for our PIPP units through February 1, 2015. We recorded revenue for these payments to recover costs for operating and maintaining these units. See Note 19, Regulatory Environment, and Note 20, Michigan Settlement, for more information.

•	Our natural gas utility rates included a one-for-one recovery mechanism for natural gas commodity costs. We defer any difference between actual natural gas costs incurred and costs recovered through rates as a current asset or liability. The deferred balance is returned to or recovered from customers at intervals throughout the year.

•	Our residential rates included a mechanism for cost recovery or refund of uncollectible expense based on the difference between actual uncollectible write-offs and the amounts recovered in rates.

Revenues are also impacted by other accounting policies related to our participation in the MISO Energy Markets. We sell and purchase power in the MISO Energy Markets, which operate under both day-ahead and real-time markets. We record energy transactions in the MISO Energy Markets on a net basis for each hour. If we were a net seller in a particular hour, the net amount was reported as operating revenue. If we were a net purchaser in a particular hour, the net amount was recorded as cost of sales on our income statements.

We provide regulated electric, natural gas, and steam service to customers in Wisconsin and Michigan’s Upper Peninsula. The geographic concentration of our customers did not contribute significantly to our overall exposure to credit risk. We periodically review customers’ credit ratings, financial statements, and historical payment performance and require them to provide collateral or other security as needed. Our credit risk exposure is mitigated by our recovery mechanism for uncollectible expense discussed above. As a result, we did not have any significant concentrations of credit risk at December 31, 2015. In addition, there were no customers that accounted for more than 10% of our revenues for the year ended December 31, 2015.

(e) Materials, Supplies, and Inventories—Our inventory as of December 31 consisted of:

(in millions)	2015	2014
Materials and supplies	$151.1	$145.0
Fossil fuel	110.5	125.5
Natural gas in storage	40.0	50.0
Total	$301.6	$320.5

Substantially all materials and supplies, fossil fuel, and natural gas in storage inventories are recorded using the weighted-average cost method of accounting.

(f) Regulatory Assets and Liabilities—The economic effects of regulation can result in regulated companies recording costs and revenues that have been or are expected to be allowed in the rate-making process in a period different from the period in which the costs or revenues would be recognized by a nonregulated company. When this occurs, regulatory assets and regulatory liabilities are recorded on the balance sheet. Regulatory assets represent probable future revenue associated with certain costs or liabilities that have been deferred and are expected to be recovered through rates charged to customers. Regulatory liabilities represent amounts that are expected to be refunded to customers in future rates or amounts that are collected in rates for future costs. Recovery or refund of regulatory assets and liabilities is based on specific periods determined by the regulators or occurs over the normal operating period of the assets and liabilities to which they relate. If at any reporting date a previously recorded regulatory asset is no longer probable of recovery, the regulatory asset is reduced to the amount considered probable of recovery with the reduction charged to expense in the reporting period the determination is made. See Note 6, Regulatory Assets and Liabilities, for more information.

Wisconsin Electric Power Company	B-32	2015 Annual Financial Statements

(g) Property, Plant, and Equipment—We record property, plant, and equipment at cost. Cost includes material, labor, overhead, and capitalized interest. Utility property also includes AFUDC - Equity. Additions to and significant replacements of property are charged to property, plant, and equipment at cost; minor items are charged to maintenance expense. The cost of depreciable utility property less salvage value is charged to accumulated depreciation when property is retired.

Our utility depreciation rates are certified by the PSCW and MPSC and include estimates for salvage value and removal costs. Depreciation as a percent of average depreciable utility plant was 3.01%, 2.93%, and 2.90% in 2015, 2014, and 2013, respectively.

For assets other than our regulated assets and leased equipment, we accrue depreciation expense at straight-line rates over the estimated useful lives of the assets, or over the non-cancellable lease term for leased equipment.

(h) Allowance for Funds Used During Construction—AFUDC is included in utility plant accounts and represents the cost of borrowed funds (AFUDC - Debt) used during plant construction, and a return on stockholders’ capital (AFUDC -Equity) used for construction purposes. AFUDC - Debt is recorded as a reduction of interest expense and AFUDC -Equity is recorded in other income, net.

Approximately 50% of our retail jurisdictional CWIP expenditures are subject to the AFUDC calculation. Our average AFUDC retail rates were 8.45% for 2015 and 9.09% for 2014 and 2013, respectively. Our average AFUDC wholesale rates were 1.72%, 0.87%, and 5.89% for 2015, 2014, and 2013, respectively.

We recorded the following AFUDC for the years ended December 31:

(in millions)	2015	2014	2013
AFUDC – Debt	$2.2	$1.8	$7.4
AFUDC – Equity	$5.7	$4.4	$17.6

(i) Asset Retirement Obligations—We recognize, at fair value, legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and normal operation of the assets. A liability is recorded, when incurred, for these obligations as long as the fair value can be reasonably estimated, even if the timing or method of settling the obligation is unknown. The associated retirement costs are capitalized as part of the related long-lived asset and are depreciated over the useful life of the asset. The AROs are accreted to their present value each period using the credit-adjusted risk-free interest rate associated with the expected settlement dates of the AROs. This rate is determined when the obligation is incurred. Subsequent changes resulting from revisions to the timing or the amount of the original estimate of undiscounted cash flows are recognized as an increase or a decrease to the carrying amount of the liability and the associated retirement costs. We recognize regulatory assets or liabilities for the timing differences between when we recover an ARO in rates and when we recognize the associated retirement costs. See Note 8, Asset Retirement Obligations, for more information.

(j) Environmental Remediation Costs—We are subject to federal and state environmental laws and regulations that in the future may require us to pay for environmental remediation at sites where we have been, or may be, identified as a potentially responsible party. Loss contingencies may exist for the remediation of hazardous substances at various potential sites, including coal combustion product landfill sites and manufactured gas plant sites. See Note 15, Commitments and Contingencies, for more information.

We record environmental remediation liabilities when site assessments indicate remediation is probable and we can reasonably estimate the loss or a range of losses. The estimate includes both our share of the liability and any additional amounts that will not be paid by other potentially responsible parties or the government. When possible, we estimate costs using site-specific information but also consider historical experience for costs incurred at similar sites. Remediation efforts for a particular site generally extend over a period of several years. During this period, the laws governing the remediation process may change, as well as site conditions, potentially affecting the cost of remediation.

We have received approval to defer certain environmental remediation costs, as well as estimated future costs, through a regulatory asset. The recovery of deferred costs is subject to the applicable state’s Commission’s approval.

We review our estimated costs of remediation annually for our manufactured gas plant sites and coal combustion product landfill sites. We adjust the liabilities and related regulatory assets, as appropriate, to reflect the new cost estimates. Any material changes in cost estimates are adjusted throughout the year.

Wisconsin Electric Power Company	B-33	2015 Annual Financial Statements

(k) Income Taxes—We follow the liability method in accounting for income taxes. Accounting guidance for income taxes requires the recording of deferred assets and liabilities to recognize the expected future tax consequences of events that have been reflected in our financial statements or tax returns and the adjustment of deferred tax balances to reflect tax rate changes. We are required to assess the likelihood that our deferred tax assets would expire before being realized. If we conclude that certain deferred tax assets are likely to expire before being realized, a valuation allowance would be established against those assets. GAAP requires that, if we conclude in a future period that it is more likely than not that some or all of the deferred tax assets would be realized before expiration, we reverse the related valuation allowance in that period. Any change to the allowance, as a result of a change in judgment about the realization of deferred tax assets, is reported in income tax expense.

Investment tax credits associated with regulated operations are deferred and amortized over the life of the assets. We are included in WEC Energy Group’s consolidated Federal and state income tax returns. In accordance with our tax allocation agreement with WEC Energy Group, we are allocated income tax payments and refunds based upon our separate tax computation. See Note 13, Income Taxes, for more information.

We recognize interest and penalties accrued related to unrecognized tax benefits in income tax expense in our income statements.

(l) Employee Benefits—The costs of pension and OPEB plans are expensed over the periods during which employees render service. These costs are allocated among WEC Energy Group’s subsidiaries based on current employment status and actuarial calculations, as applicable. Our regulators allow recovery in rates for our net periodic benefit cost calculated under GAAP. See Note 14, Employee Benefits, for more information.

(m) Stock-Based Compensation—Our employees participate in the WEC Energy Group stock-based compensation plans. We record costs allocated to us related to awards held by our employees.

In accordance with stockholder approved plans, WEC Energy Group provides a long-term incentive through its equity interests to its outside directors, selected officers, and other key employees. The plans provide for the granting of stock options, restricted stock awards, performance shares, and other share-based awards. Awards may be paid in WEC Energy Group common stock, cash, or a combination thereof. We recognize share-based compensation expense on a straight-line basis. Accordingly, for employee awards classified as equity awards, share-based compensation expense is measured based on the grant-date fair value of the award and is recognized as expense ratably over the requisite service period.

Stock Options

Our employees are granted WEC Energy Group non-qualified stock options that vest on a cliff-basis after a three-year period. The exercise price of a stock option under the plan cannot be less than 100% of the fair market value of WEC Energy Group common stock on the grant date. Historically, all stock options have been granted with an exercise price equal to the fair market value of WEC Energy Group common stock on the date of grant. Options may not be exercised within six months of the grant date except in the event of a change in control. Options expire no later than 10 years from the date of grant. There were no modifications to the terms of outstanding stock options during the year.

The fair value of each WEC Energy Group stock option was calculated using a binomial option-pricing model. The following table shows the estimated fair value per stock option granted along with the weighted-average assumptions used in the valuation models:

	2015	2014	2013
Non-qualified stock options granted	495,550	864,860	1,365,970

Estimated fair value per non-qualified stock option	$5.29	$4.18	$3.45

Risk-free interest rate	0.1% – 2.1%	0.1% – 3.0%	0.1% – 1.9%
Dividend yield	3.7%	3.8%	3.7%
Expected volatility	18.0%	18.0%	18.0%
Expected life (years)	5.8	5.8	5.9
Expected forfeiture rate	2.0%	2.0%	2.0%

Wisconsin Electric Power Company	B-34	2015 Annual Financial Statements

The risk-free interest rate is based on the U.S. Treasury interest rate with a term consistent with the expected life of the stock options. Dividend yield, expected volatility, expected forfeiture rate, and expected life assumptions are based on our historical experience.

Restricted Shares

WEC Energy Group restricted shares have a three-year vesting period, and generally, one-third of the award vests on each anniversary of the grant date. During the vesting period, restricted share recipients also have voting rights and are entitled to dividends in the same manner as other WEC Energy Group shareholders.

Performance Units

Officers and other key employees are granted performance units under the WEC Energy Group Performance Unit Plan. Under the plan, the ultimate number of units that will be awarded is dependent on WEC Energy Group’s total stockholder return (stock price appreciation plus dividends) as compared to the total stockholder return of a peer group of companies over a three-year period. Under the terms of the award, participants may earn between 0% and 175% of the base performance unit award. All grants are settled in cash and are accounted for as liability awards accordingly. We accrue compensation costs over the three-year performance period based on our estimate of the final expected value of the awards.

See Note 9, Common Equity, for more information on WEC Energy Group’s share-based compensation plans.

(n) Fair Value Measurements—Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price).

Fair value accounting rules provide a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are defined as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 – Pricing inputs are observable, either directly or indirectly, but are not quoted prices included within Level 1. Level 2 includes those financial instruments that are valued using external inputs within models or other valuation methods.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methods that result in management’s best estimate of fair value. Level 3 instruments include those that may be more structured or otherwise tailored to customers’ needs.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. We use a mid-market pricing convention (the mid-point price between bid and ask prices) as a practical measure for valuing certain derivative assets and liabilities. We primarily use a market approach for recurring fair value measurements and attempt to use valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

When possible, we base the valuations of our derivative assets and liabilities on quoted prices for identical assets and liabilities in active markets. These valuations are classified in Level 1. The valuations of certain contracts not classified as Level 1 may be based on quoted market prices received from counterparties and/or observable inputs for similar instruments. Transactions valued using these inputs are classified in Level 2. Certain derivatives are categorized in Level 3 due to the significance of unobservable or internally developed inputs.

We recognize transfers between the levels of the fair value hierarchy as of the end of the reporting period.

Due to the short-term nature of cash and cash equivalents, net accounts receivable, accounts payable, and short-term borrowings, the carrying amount of each such item approximates fair value. The fair value of our preferred stock is estimated based upon the quoted market value for the same issue, or by using a perpetual dividend discount model. The

Wisconsin Electric Power Company	B-35	2015 Annual Financial Statements

fair value of our long-term debt, including the current portion of long-term debt, but excluding capitalized leases, is estimated based upon the quoted market value for the same or similar issues or upon the quoted market prices of U.S. Treasury issues having a similar term to maturity, adjusted for the issuing company’s bond rating and the present value of future cash flows.

We conduct a thorough review of fair value hierarchy classifications on a quarterly basis.

See Note 16, Fair Value Measurements, for more information.

(o) Derivative Instruments—We use derivatives as part of our risk management program to manage the risks associated with the price volatility of purchased power, generation, and natural gas costs for the benefit of our customers. Our approach is non-speculative and designed to mitigate risk. Regulated hedging programs are approved by the PSCW.

We record derivative instruments on our balance sheets as an asset or liability measured at fair value, unless they qualify for the normal purchases and sales exception, and are so designated. We continually assess our contracts designated as normal and will discontinue the treatment of these contracts as normal if the required criteria are no longer met. Changes in the derivative’s fair value are recognized currently in earnings unless specific hedge accounting criteria are met or we receive regulatory treatment for the derivative. For most energy related physical and financial contracts in our regulated operations that qualify as derivatives, the PSCW allows the effects of fair value accounting to be offset to regulatory assets and liabilities.

We classify derivative assets and liabilities as current or long-term on our balance sheets based on the maturities of the underlying contracts. Gains and losses on derivative instruments are primarily recorded in cost of sales on our income statements. Cash flows from derivative activities are presented in the same category as the item being hedged within operating activities on our statements of cash flows.

Derivative accounting rules provide the option to present certain asset and liability derivative positions net on the balance sheets and to net the related cash collateral against these net derivative positions. We elected not to net these items. On our balance sheets, cash collateral provided to others is reflected in other current assets. See Note 17, Derivative Instruments, for more information.

(p) Customer Deposits and Credit Balances—When utility customers apply for new service, they may be required to provide a deposit for the service.

Utility customers can elect to be on a budget plan. Under this type of plan, a monthly installment amount is calculated based on estimated annual usage. During the year, the monthly installment amount is reviewed by comparing it to actual usage. If necessary, an adjustment is made to the monthly amount. Annually, the budget plan is reconciled to actual annual usage. Payments in excess of actual customer usage are recorded within other current liabilities on our balance sheets.

NOTE 2—ACQUISITION

On June 29, 2015, our parent company acquired 100% of the outstanding common shares of Integrys, a provider of regulated natural gas and electricity, as well as nonregulated renewable energy and compressed natural gas products and services. The combined company was renamed WEC Energy Group, Inc. Our parent company now owns approximately 60% of ATC, a for-profit transmission company regulated by the FERC. Our ownership interest in ATC did not change as a result of the acquisition.

The acquisition was subject to the approvals of various government agencies, including the PSCW. Approvals were obtained from all agencies subject to several conditions. The PSCW order includes the following conditions:

•	We will be subject to an earnings sharing mechanism for three years beginning January 1, 2016. Under the earnings sharing mechanism, if we earn over our authorized rate of return, 50% of the first 50 basis points of additional utility earnings will be shared with customers and will reduce our transmission escrow. All utility earnings above the first 50 basis points will be solely used to reduce the transmission escrow.

•	Any future electric generation projects affecting Wisconsin ratepayers submitted by WEC Energy Group or its subsidiaries will first consider the extent to which existing intercompany resources can meet energy and capacity

Wisconsin Electric Power Company	B-36	2015 Annual Financial Statements

needs. In September 2015, we and Wisconsin Public Service Corporation filed a joint integrated resource plan with the PSCW for our combined loads, which indicated that no new generation is currently needed.

We do not believe that the conditions set forth in the various regulatory orders approving the acquisition will have a material impact on our operations or financial results.

In 2015, we recorded $6.6 million of severance expense that resulted from employee reductions related to the post-acquisition integration. This expense is included in the other operation and maintenance line item on the income statement. Severance payments of $1.2 million were made during 2015, leaving a severance accrual of $5.4 million on our balance sheet at December 31, 2015. Severance costs to be incurred after December 31, 2015 are not expected to be material. The severance expense was recorded in the following segments:

(in millions)	2015
Electric utility segment	$5.8
Natural gas utility segment	0.7
Steam utility segment	0.1
Total severance expense	$6.6

NOTE 3—RELATED PARTIES

We and our subsidiary, Bostco, routinely enter into transactions with related parties, including WEC Energy Group, its subsidiaries, ATC, and other entities in which we have material interests.

We provide and receive services, property, and other items of value to and from our parent, WEC Energy Group, and other subsidiaries of WEC Energy Group. Following the acquisition of Integrys by Wisconsin Energy Corporation on June 29, 2015, an affiliated interest agreement (Non-WBS AIA) went into effect. The Non-WBS AIA governs the provision and receipt of services by WEC Energy Group’s subsidiaries, except that WBS will continue to provide services to Integrys and its subsidiaries only under the existing WBS affiliated interest agreements (WBS AIAs). WBS will provide services to WEC Energy Group and the former Wisconsin Energy Corporation subsidiaries, including us, under new interim WBS affiliated interest agreements (interim WBS AIAs). The PSCW and all other relevant state commissions have approved the Non-WBS AIA or granted appropriate waivers related to the Non-WBS AIA.

Services under the Non-WBS AIA are subject to various pricing methodologies. All services provided by any regulated subsidiary to another regulated subsidiary are priced at cost. All services provided by any regulated subsidiary to any nonregulated subsidiary are priced at the greater of cost or fair market value. All services provided by any nonregulated subsidiary to any regulated subsidiary are priced at the lesser of cost or fair market value. All services provided by any regulated or nonregulated subsidiary to WBS are priced at cost.

WBS provides 15 categories of services (including financial, human resource, and administrative services) to us pursuant to the interim WBS AIAs, which have been approved, or from which we have been granted appropriate waivers, by the appropriate regulators, including the PSCW. As required by FERC regulations for centralized service companies, WBS renders services at cost. The PSCW must be notified prior to making changes to the services offered under and the allocation methods specified in the interim WBS AIAs. Other modifications or amendments to the interim WBS AIAs would require PSCW approval. Recovery of allocated costs is addressed in our rate cases.

The PSCW orders approving the Non-WBS AIA and the interim WBS AIAs include an April 1, 2016 sunset date for WEC Energy Group and the former Wisconsin Energy Corporation subsidiaries, including us. We may request one extension of the sunset date. Prior to the sunset date, we, along with WEC Energy Group, will file new or modified Non-WBS and WBS AIAs for approval with the PSCW and other state commissions.

We provide services to and receive services from ATC for its transmission facilities under several agreements approved by the PSCW. Services are billed to ATC under these agreements at our fully allocated cost. See Note 4, Investment in American Transmission Company, for more information.

Bostco, our consolidated subsidiary, has a note payable to our parent company, WEC Energy Group. At December 31, 2015 and 2014, the balance of this note payable was $19.6 million and $22.4 million, respectively.

Wisconsin Electric Power Company	B-37	2015 Annual Financial Statements

The following table shows activity associated with our related party transactions for the years ended December 31:

(in millions)	2015	2014	2013
Lease agreements
Lease payments to We Power (1)	$410.5	$389.0	$405.8
Construction work in progress billed to We Power	58.8	41.0	21.9
Electric transactions
Purchases from Wisconsin Public Service Corporation	0.1	—	—
Natural gas transactions
Purchases from Wisconsin Gas	5.3	6.6	5.4
Purchases from Wisconsin Public Service Corporation	0.4	—	—
Interest expense (2)
WEC Energy Group	1.3	1.5	1.4

(1)	We make lease payments to We Power, a subsidiary of WEC Energy Group, for PWGS 1, PWGS 2, OC 1, and OC 2.

(1)	Bostco has a note payable to our parent company, WEC Energy Group.

NOTE 4—INVESTMENT IN AMERICAN TRANSMISSION COMPANY

We own approximately 23% of ATC, a for-profit, transmission-only company regulated by the FERC. We have one representative on ATC’s ten-member board of directors. Each member of the board has only one vote. Due to voting requirements, no individual board member has more than 10% of the voting control. The following table shows changes to our investment in ATC during the years ended December 31:

(in millions)	2015	2014	2013
Balance at beginning of period	$372.9	$354.1	$332.6
Add: Earnings from equity method investment	47.8	57.9	60.2
Add: Capital contributions	4.6	11.5	9.2
Less: Distributions received	42.9	50.5	47.8
Less: Other	0.2	0.1	0.1
Balance at end of period	$382.2	$372.9	$354.1

We pay ATC for transmission and other related services it provides. In addition, we provide a variety of operational, maintenance, and project management work for ATC, which is reimbursed to us by ATC. We are required to pay the cost of needed transmission infrastructure upgrades for new generation projects while the projects are under construction. ATC reimburses us for these costs when the new generation is placed in service. The following table summarizes our significant related party transactions with ATC during the years ended December 31:

(in millions)	2015	2014	2013
Charges to ATC for services and construction	$9.7	$8.1	$9.0
Charges from ATC for network transmission services	238.5	231.4	234.2

As of December 31, 2015 and 2014, our balance sheets included the following receivables and payables related to ATC:

(in millions)	2015	2014
Accounts receivable
Services provided to ATC	$0.6	$0.6
Accounts payable
Services received from ATC	19.9	19.3

Summarized financial data for ATC is included in the tables below:

(in millions)	2015	2014	2013
Income statement data
Revenues	$615.8	$635.0	$626.3
Operating expenses	319.3	307.4	295.0
Other expense	96.1	88.9	83.7
Net income	$200.4	$238.7	$247.6

Wisconsin Electric Power Company	B-38	2015 Annual Financial Statements

(in millions)	December 31, 2015	December 31, 2014
Balance sheet data
Current assets	$80.5	$66.4
Noncurrent assets	3,957.6	3,728.7
Total assets	$4,038.1	$3,795.1

Current liabilities	$330.3	$313.1
Long-term debt	1,800.0	1,701.0
Other noncurrent liabilities	245.0	163.8
Shareholders’ equity	1,662.8	1,617.2
Total liabilities and shareholders’ equity	$4,038.1	$3,795.1

NOTE 5—SUPPLEMENTAL CASH FLOW INFORMATION

(in millions)	2015	2014	2013
Cash paid for interest, net of amount capitalized	$116.2	$117.9	$120.5
Cash paid (received) for income taxes, net of refunds	58.5	20.8	(39.2)

Significant non-cash transactions:
Construction costs funded through accounts payable	11.7	1.7	4.6

NOTE 6—REGULATORY ASSETS AND LIABILITIES

The following regulatory assets were reflected on our balance sheets as of December 31:

(in millions)	2015	2014	See Note
Regulatory assets (1) (2)
Plant related – capital leases	$674.4	$603.0	12
Unrecognized pension and OPEB costs (3)	535.8	498.2	14
Electric transmission costs (4)	191.5	146.0
Income tax related items (5)	177.4	171.5
SSR	86.1	—	20
Energy efficiency programs (6)	50.7	62.2
PTF (7)	45.4	66.6
AROs	36.3	17.6	8
Other, net	58.3	61.8
Total regulatory assets	$1,855.9	$1,626.9

(1)	Based on prior and current rate treatment, we believe it is probable that we will continue to recover from customers the regulatory assets in the table above.

(2)	As of December 31, 2015, we had $11.3 million of regulatory assets not earning a return and $136.6 million of regulatory assets earning a return based on short-term interest rates.

(3)	Represents the unrecognized future pension and OPEB costs resulting from actuarial gains and losses on defined benefit and OPEB plans. We are authorized recovery of this regulatory asset over the average future remaining service life of each plan.

(4)	Represents amounts recoverable from customers related to transmission costs incurred that exceed amounts authorized for recovery in our current rates.

(5)	Adjustments related to deferred income taxes. As the related temporary differences reverse, we prospectively collect taxes from customers for which deferred taxes were recorded in prior years.

(6)	Represents amounts recoverable from customers related to programs designed to meet energy efficiency standards.

(7)	Represents amounts recoverable from customers related to our costs of the PTF units, including subsequent capital additions.

Wisconsin Electric Power Company	B-39	2015 Annual Financial Statements

The following regulatory liabilities were reflected on our balance sheets as of December 31:

(in millions)	2015	2014
Regulatory liabilities
Removal costs (1)	$696.9	$571.2
Mines deferral (2)	31.6	—
Other, net	12.7	44.7
Total regulatory liabilities	$741.2	$615.9

(1)	Represents amounts collected from customers to cover the cost of future removal of property, plant, and equipment.

(2)	Represents the deferral of margins from the sales to the mines, which were not included in the 2015 rate order. We intend to request that this deferral be applied for the benefit of Wisconsin retail electric customers in a future rate proceeding.

NOTE 7—PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consisted of the following utility and non-utility and other assets at December 31:

(in millions)	2015	2014
Electric utility	$9,305.9	$9,024.8
Natural gas utility	1,089.6	1,025.4
Steam utility	104.1	101.5
Common utility	363.5	339.6
Total utility property, plant, and equipment	10,863.1	10,491.3
Less: Accumulated depreciation	3,447.2	3,392.4
Net	7,415.9	7,098.9
Construction work in progress	170.3	140.9
Net utility property, plant, and equipment	7,586.2	7,239.8

Property under capital leases	2,876.7	2,848.6
Less: Accumulated amortization	735.0	633.6
Net leased facilities	2,141.7	2,215.0

Non-utility and other property, plant, and equipment	54.0	53.1
Less: Accumulated depreciation	14.7	13.7
Net	39.3	39.4
Construction work in progress	0.3	—
Net non-utility and other property, plant, and equipment	39.6	39.4

Total property, plant, and equipment	$9,767.5	$9,494.2

NOTE 8—ASSET RETIREMENT OBLIGATIONS

We have recorded AROs primarily for asbestos abatement at certain generation and substation facilities, the removal and dismantlement of generation facilities, and the closure of fly-ash landfills at our generation facilities. We establish regulatory assets and liabilities to record the differences between ongoing expense recognition under the ARO accounting rules and the ratemaking practices for retirement costs authorized by the applicable regulators. On our balance sheets, AROs are recorded within other long-term liabilities.

The following table shows changes to our AROs:

(in millions)	2015		2014	2013
Balance as of January 1	$40.5		$39.4	$41.5
Accretion	2.3		2.2	2.2
Additions	15.9	*	—	—
Liabilities settled	—		(1.1)	(4.3)
Balance as of December 31	$58.7		$40.5	$39.4

*	An ARO was recorded during 2015 for the fly-ash landfills located at our generation facilities.

Wisconsin Electric Power Company	B-40	2015 Annual Financial Statements

NOTE 9—COMMON EQUITY

Share-Based Compensation Plans

The following table summarizes our pre-tax share-based compensation expense and the related tax benefit for the year ended December 31:

(in millions)	2015	2014	2013
Stock options	$3.2	$3.6	$3.8
Restricted stock	2.1	2.1	1.6
Performance units	7.5	12.7	11.9
Share-based compensation expense	$12.8	$18.4	$17.3
Related tax benefit	$5.1	$7.4	$6.9

Stock-based compensation capitalized was not significant during 2015, 2014, and 2013.

Stock Options

The following is a summary of our employees’ WEC Energy Group stock option activity during 2015:

			Weighted-Average
		Weighted-	Remaining	Aggregate
	Number of	Average	Contractual Life	Intrinsic Value
	Options	Exercise Price	(in years)	(in millions)
Outstanding as of January 1, 2015	6,450,277	$30.07
Granted	495,550	$52.90
Exercised	(1,258,113)	$23.19
Outstanding as of December 31, 2015	5,687,714	$33.58	5.7	$101.6
Exercisable as of December 31, 2015	3,087,219	$26.90	4.0	$75.4

The intrinsic value of WEC Energy Group options exercised during the years ended December 31, 2015, 2014, and 2013 was $34.6 million, $47.5 million, and $41.2 million, respectively. Cash received by WEC Energy Group from exercises of its options by our employees was $29.2 million, $47.9 million, and $45.5 million during the years ended December 31, 2015, 2014, and 2013, respectively. The actual tax benefit realized for the tax deductions from option exercises for the same periods was approximately $14.0 million, $18.8 million, and $16.6 million, respectively.

As of December 31, 2015, total compensation costs not yet recognized related to non-vested WEC Energy Group stock options held by our employees was approximately $1.5 million, which is expected to be recognized over the next 19 months on a weighted-average basis.

During the first quarter of 2016, the Compensation Committee awarded 94,740 non-qualified stock options with an exercise price of $50.93 to certain of our officers and other key employees under its normal schedule of awarding long-term incentive compensation.

Restricted Shares

The following activity related to WEC Energy Group restricted stock held by our employees occurred during 2015:

		Weighted-Average
	Number of Shares	Grant Date Fair Value
Outstanding as of January 1, 2015	100,657	$38.81
Granted	126,155	$50.75
Released	(50,230)	$37.73
Forfeited	(1,139)	$46.26
Outstanding as of December 31, 2015	175,443	$47.66

Wisconsin Electric Power Company	B-41	2015 Annual Financial Statements

On July 31, 2015, the Compensation Committee awarded certain of our officers and other employees an aggregate of 82,943 shares of WEC Energy Group restricted stock for the key role each played in WEC Energy Group’s acquisition of Integrys. The restricted stock vests in three equal installments on January 29, 2016, January 31, 2017, and July 31, 2018.

The intrinsic value of WEC Energy Group restricted stock held by our employees that was released was $2.7 million, $2.3 million, and $2.8 million for the years ended December 31, 2015, 2014, and 2013, respectively. The actual tax benefit realized for the tax deductions from released restricted shares for the same years was $1.1 million, $0.9 million, and $1.1 million, respectively.

As of December 31, 2015, total compensation cost not yet recognized related to our share of WEC Energy Group restricted stock was approximately $2.2 million, which is expected to be recognized over the next 20 months on a weighted-average basis.

During the first quarter of 2016, the Compensation Committee awarded 8,211 restricted shares to our officers and other key employees under its normal schedule of awarding long-term incentive compensation.

Performance Units

In January 2015, 2014, and 2013, the Compensation Committee awarded 187,450; 224,735; and 230,245 WEC Energy Group performance units, respectively, to our officers and other key employees under the WEC Energy Group Performance Unit Plan. Performance units earned as of December 31, 2015, 2014, and 2013 vested and were settled during the first quarter of 2016, 2015, and 2014, and had a total intrinsic value of $13.0 million, $11.6 million, and $13.1 million, respectively. The actual tax benefit realized for the tax deductions from the settlement of performance units was approximately $4.4 million, $4.2 million, and $4.7 million, respectively. As of December 31, 2015, total compensation cost related to performance units not yet recognized was approximately $11.8 million, which is expected to be recognized over the next 20 months on a weighted-average basis.

During the first quarter of 2016, the Compensation Committee awarded 35,700 performance units to our officers and other key employees under its normal schedule of awarding long-term incentive compensation.

Restrictions

Various financing arrangements and regulatory requirements impose certain restrictions on our ability to transfer funds to WEC Energy Group in the form of cash dividends, loans or advances. In addition, under Wisconsin law, we are prohibited from loaning funds, either directly or indirectly, to WEC Energy Group.

In accordance with our most recent rate order, we may not pay common dividends above the test year forecasted amount reflected in our rate case, if it would cause our average common equity ratio, on a financial basis, to fall below our authorized level of 51%. A return of capital in excess of the test year amount can be paid by us at the end of the year provided that our average common equity ratio does not fall below the authorized level.

We may not pay common dividends to WEC Energy Group under our Restated Articles of Incorporation if any dividends on our outstanding preferred stock have not been paid. In addition, pursuant to the terms of our 3.60% Serial Preferred Stock, our ability to declare common dividends would be limited to 75% or 50% of net income during a twelve month period if our common stock equity to total capitalization, as defined in the preferred stock designation, is less than 25% and 20%, respectively.

See Note 11, Short-Term Debt and Lines of Credit for discussion of certain financial covenants related to short-term debt obligations.

As of December 31, 2015, restricted retained earnings totaled $1.9 billion. Our equity in undistributed earnings of investees accounted for by the equity method was $125.0 million at December 31, 2015.

We do not believe that these restrictions will materially affect our operations or limit any dividend payments in the foreseeable future.

Wisconsin Electric Power Company	B-42	2015 Annual Financial Statements

NOTE 10—PREFERRED STOCK

The following table shows preferred stock authorized and outstanding at December 31, 2015 and 2014:

	Shares	Shares	Redemption
(in millions, except share and per share amounts)	Authorized	Outstanding	Price Per Share	Total
$100 par value, Six Per Cent. Preferred Stock	45,000	44,498	—	$4.4
$100 par value, Serial Preferred Stock	2,286,500
3.60% Series		260,000	$101	26.0
$25 par value, Serial Preferred Stock	5,000,000	—	—	—
Total preferred stock				$30.4

NOTE 11—SHORT-TERM DEBT AND LINES OF CREDIT

Our commercial paper balance and the corresponding weighted-average interest rate as of December 31 are shown in the following table:

	2015	2014
(in millions, except percentages)	Balance	Balance
Commercial paper
Amount outstanding at December 31	$144.0	$306.8
Average interest rate on amounts outstanding at December 31	0.70%	0.25%
Average amounts outstanding during the year *	159.2	179.5

*	Based on daily outstanding balances during the year.

We have entered into a bank back-up credit facility to maintain short-term credit liquidity which, among other terms, requires us to maintain, subject to certain exclusions, a minimum total funded debt to capitalization ratio of less than 65%.

As of December 31, 2015, we had approximately $338.0 million of available capacity under our bank back-up credit facility and $144.0 million of commercial paper outstanding that was supported by the credit facility. As of December 31, 2015, our subsidiary had a $19.6 million note payable to WEC Energy Group with a weighted-average interest rate of 5.15%.

The information in the table below relates to our revolving credit facility used to support our commercial paper borrowing program, including remaining available capacity under this facility as of December 31:

(in millions)	Maturity	2015
Revolving credit facility	December 2020	500.0
Total short-term credit capacity		$500.0

Less:
Letters of credit issued inside credit facility		$18.0
Commercial paper outstanding		144.0

Available capacity under existing agreement		$338.0

In December 2015, we amended our credit facility to extend its expiration to December 2020. The facility has a renewal provision for two one-year extensions, subject to lender approval.

Our bank back-up credit facility contains customary covenants, including certain limitations on our ability to sell assets. The credit facility also contains customary events of default, including payment defaults, material inaccuracy of representations and warranties, covenant defaults, bankruptcy proceedings, certain judgments, Employee Retirement Income Security Act of 1974 defaults and change of control.

NOTE 12—LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

See our statements of capitalization for details on our long-term debt.

Wisconsin Electric Power Company	B-43	2015 Annual Financial Statements

In May 2015, we issued $250.0 million of 3.10% Debentures due June 1, 2025. The net proceeds were used to repay short-term debt and for general corporate purposes.

In November 2015, we issued $250.0 million of 4.30% Debentures due December 15, 2045. The proceeds were used to repay short-term debt, to repay a portion of our $250.0 million of 6.25% Debentures that matured on December 1, 2015, and for working capital and other corporate purposes.

Debentures and Notes

As of December 31, 2015, the maturities of our long-term debt outstanding (excluding obligations under capital leases) were as follows:

(in millions)
2016	$—
2017	—
2018	250.0
2019	250.0
2020	—
Thereafter	2,187.0
Total	$2,687.0

We amortize debt premiums, discounts, and debt issuance costs over the life of the debt and we include the costs in interest expense.

We are the obligor under two series of tax-exempt pollution control refunding bonds in an outstanding principal amount of $147.0 million. In August 2009, we terminated letters of credit that provided credit and liquidity support for the bonds, which resulted in a mandatory tender of the bonds. We purchased the bonds at par plus accrued interest to the date of purchase. As of December 31, 2015 and 2014, the repurchased bonds were still outstanding, but were not reported in our consolidated long-term debt or included in our capitalization statements because they are held by us. Depending on market conditions and other factors, we may change the method used to determine the interest rate on the bonds and have them remarketed to third parties.

Obligations Under Capital Lease

We are the obligor under a power purchase contract with an unaffiliated third party and we lease power plants from We Power. Under capital lease accounting, we have recorded the leased plants and corresponding obligations under the capital leases on our balance sheets. We treat these agreements as operating leases for rate-making purposes. We record our minimum lease payments under the power purchase contract as purchased power expense on our income statements. We record the lease payments under our PTF leases as rent expense in other operation and maintenance in our income statements. We record the difference between the minimum lease payments and the sum of imputed interest and amortization costs calculated under capital lease accounting as a deferred regulatory asset on our balance sheets. See Note 6, Regulatory Assets and Liabilities, for more information on our plant related capital leases.

Power Purchase Commitment

In 1997, we entered into a 25-year power purchase contract with an unaffiliated independent power producer. The contract, for 236 MW of firm capacity from a natural gas-fired cogeneration facility, includes no minimum energy requirements. When the contract expires in 2022, we may, at our option and with proper notice, renew for another ten years or purchase the generating facility at fair value or allow the contract to expire. We account for this contract as a capital lease and recorded the leased facility and corresponding obligation under the capital lease at the estimated fair value of the plant’s electric generating facilities. We are amortizing the leased facility on a straight-line basis over the original 25-year term of the contract.

Port Washington Generating Station

We are leasing PWGS 1 and PWGS 2, two 545 MW natural gas-fired generation units which were placed in service in July 2005 and May 2008, respectively, from We Power under PSCW approved leases. The leased plants and corresponding obligations for the plants have been recorded at the estimated fair value of $692.5 million. We are amortizing the leased plants on a straight-line basis over the original 25-year term of the leases. The lease payments are

Wisconsin Electric Power Company	B-44	2015 Annual Financial Statements

expected to be recovered through our rates, as supported by the 2001 leased generation law. Due to the timing and the amounts of the minimum lease payments, we expect the regulatory asset to increase to approximately $129.4 million in the year 2021 for PWGS 1 and to approximately $130.1 million in the year 2024 for PWGS 2, at which time the regulatory assets will be reduced to zero over the remaining lives of the contracts. The total obligation under the capital leases for the plants was $636.5 million as of December 31, 2015, and will decrease to zero over the remaining lives of the contracts.

Oak Creek Expansion

We are leasing OC 1, OC 2 and the common facilities, which are also utilized by our Oak Creek Units 5-8, from We Power under PSCW approved leases. We are amortizing the leased plants on a straight-line basis over the 30-year term of the leases. OC 1 and OC 2 were placed in service in February 2010 and January 2011, respectively. The leased plants and corresponding capital lease obligations have been recorded at the estimated fair value of $2,043.9 million. The lease payments are expected to be recovered through our rates, as supported by the 2001 leased generation law. Due to the timing and the amounts of the minimum lease payments, we expect the regulatory asset to increase to approximately $541.3 million in the year 2029 for OC 1 and to approximately $445.3 million in the year 2030 for OC2, at which time the regulatory assets will be reduced to zero over the remaining lives of the contracts. The total obligation under the capital leases was $2,119.7 million as of December 31, 2015, and will decrease to zero over the remaining lives of the contracts.

We paid the following lease payments during 2015, 2014, and 2013:

(in millions)	2015	2014	2013
Long-term power purchase commitment	$36.2	$34.9	$33.7
PWGS	103.8	99.2	99.1
Oak Creek expansion	306.7	277.8	274.9
Total	$446.7	$411.9	$407.7

The following table summarizes our capitalized leased facilities as of December 31:

(in millions)	2015	2014
Long-term power purchase commitment
Under capital lease	$140.3	$140.3
Accumulated amortization	(103.9)	(98.3)
Total long-term power purchase commitment	$36.4	$42.0

PWGS
Under capital lease	$692.5	$682.7
Accumulated amortization	(245.7)	(217.6)
Total PWGS	$446.8	$465.1

Oak Creek expansion
Under capital lease	$2,043.9	$2,025.6
Accumulated amortization	(385.4)	(317.7)
Total Oak Creek	$1,658.5	$1,707.9

Total leased facilities	$2,141.7	$2,215.0

Wisconsin Electric Power Company	B-45	2015 Annual Financial Statements

Future minimum lease payments under our capital leases and the present value of our net minimum lease payments as of December 31, 2015 are as follows:

(in millions)	Power Purchase Commitment	PWGS	Oak Creek Expansion	Total
2016	$45.1	$100.8	$313.6	$459.5
2017	13.9	100.8	314.0	428.7
2018	14.7	100.8	314.0	429.5
2019	15.5	100.8	314.0	430.3
2020	16.4	100.8	314.0	431.2
Thereafter	24.9	1,101.5	6,116.9	7,243.3
Total minimum lease payments	130.5	1,605.5	7,686.5	9,422.5
Less: Estimated executory costs	(47.4)	—	—	(47.4)
Net minimum lease payments	83.1	1,605.5	7,686.5	9,375.1
Less: Interest	(23.2)	(969.0)	(5,566.8)	(6,559.0)
Present value of net
Minimum lease payments	59.9	636.5	2,119.7	2,816.1
Less: Due currently	(30.3)	(11.8)	(81.5)	(123.6)
Long-term obligations under capital lease	$29.6	$624.7	$2,038.2	$2,692.5

NOTE 13—INCOME TAXES

Income Tax Expense

The following table is a summary of income tax expense for each of the years ended December 31:

(in millions)	2015	2014	2013
Current tax expense	$33.1	$31.2	$7.3
Deferred income taxes, net	180.0	192.5	194.7
Investment tax credit, net	(1.1)	(1.1)	(1.1)
Total income tax expense	$212.0	$222.6	$200.9

Statutory Rate Reconciliation

The provision for income taxes for each of the years ended December 31 differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to income before income taxes and preferred dividend as a result of the following:

	2015		2014		2013
(in millions)	Amount	Effective Tax Rate	Amount	Effective Tax Rate	Amount	Effective Tax Rate
Expected tax at statutory federal tax rates	$205.7	35.0%	$209.8	35.0%	$196.3	35.0%
State income taxes net of federal tax benefit	31.0	5.3%	33.0	5.5%	31.7	5.6%
Production tax credits	(17.8)	(3.0)%	(17.4)	(2.9)%	(16.7)	(3.0)%
Domestic production activities deduction	(7.8)	(1.3)%	—	—%	—	—%
AFUDC – Equity	(2.0)	(0.3)%	(1.5)	(0.2)%	(6.1)	(1.1)%
Treasury grant	(1.7)	(0.3)%	(3.8)	(0.6)%	(7.4)	(1.3)%
Investment tax credit restored	(1.1)	(0.2)%	(1.1)	(0.2)%	(1.1)	(0.2)%
Other, net	5.7	0.8%	3.6	0.5%	4.2	0.7%
Total income tax expense	$212.0	36.0%	$222.6	37.1%	$200.9	35.7%

Wisconsin Electric Power Company	B-46	2015 Annual Financial Statements

Deferred Income Tax Assets and Liabilities

The components of deferred income taxes as of December 31 were as follows:

(in millions)	2015	2014
Deferred tax assets
Deferred revenues	$219.9	$221.3
Employee benefits and compensation	103.2	103.8
Future federal tax benefits	72.9	56.0
Construction advances	17.7	15.5
Uncollectible account expense	14.3	15.6
Emission allowances	0.2	0.1
Other	48.7	35.0
Total deferred tax assets	476.9	447.3

Deferred tax liabilities
Property-related	2,058.5	1,942.1
Investment in transmission affiliate	174.9	164.1
Employee benefits and compensation	164.6	131.2
Deferred transmission costs	76.7	58.5
Prepaid tax, insurance, and other	50.6	50.5
Other	61.6	18.1
Total deferred tax liabilities	2,586.9	2,364.5
Deferred tax liability, net	$2,110.0	$1,917.2

Consistent with rate-making treatment, deferred taxes in the table above are offset for temporary differences that have related regulatory assets and liabilities.

As of December 31, 2015, we had approximately $72.9 million of deferred tax assets associated with tax credit carryforwards. As of December 31, 2014, we had approximately $3.9 million and $54.6 million of net operating loss and tax credit carryforwards resulting in deferred tax assets of approximately $1.4 million and $54.6 million, respectively. These tax credit carryforwards begin to expire in 2031. We anticipate having future taxable income sufficient to utilize these deferred tax assets.

Unrecognized Tax Benefits

We previously adopted accounting guidance related to uncertainty in income taxes. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in millions)	2015	2014
Balance as of January 1	$7.2	$8.4
Reductions for tax positions of prior years	(1.1)	(1.2)
Balance as of December 31	$6.1	$7.2

The amount of unrecognized tax benefits as of December 31, 2015 and 2014, excludes deferred tax assets related to uncertainty in income taxes of $6.1 million and $7.2 million, respectively. As of December 31, 2015 and 2014, there were no unrecognized tax benefits that, if recognized, would impact the effective tax rate for continuing operations.

We recognize interest and penalties accrued related to unrecognized tax benefits as a component of income tax expense. For the year ended December 31, 2015, we recognized approximately $0.1 million of interest income in our income statements. For the years ended December 31, 2014 and 2013, we recognized approximately $0.3 million and $0.2 million, respectively, of interest expense in our income statements. For the years ended December 31, 2015, 2014, and 2013, we recognized no penalties in our income statements. We had approximately $0.6 million and $0.7 million of interest accrued on our balance sheets as of December 31, 2015 and 2014, respectively.

We do not anticipate any significant increases or decreases in the total amounts of unrecognized tax benefits within the next 12 months.

Wisconsin Electric Power Company	B-47	2015 Annual Financial Statements

Our primary tax jurisdictions include Federal and the state of Wisconsin. Currently, the tax years of 2012 through 2015 are subject to Federal examination, and the tax years 2011 through 2015 are subject to examination by the state of Wisconsin.

NOTE 14—EMPLOYEE BENEFITS

Pension and Other Postretirement Employee Benefits

We participate in WEC Energy Group’s defined benefit pension plans that cover substantially all of our employees. In addition, we participate in WEC Energy Group’s OPEB plans that cover substantially all of our employees. The benefits for a portion of these plans are funded through irrevocable trusts, as allowed for income tax purposes. We also offer medical, dental, and life insurance benefits to active employees and their dependents. We expense the costs of these benefits as incurred.

Generally, employees who started with us after 1995 receive a benefit based on a percentage of their annual salary plus an interest credit, while employees who started before 1996 receive a benefit based upon years of service and final average salary. Approximately half of the projected benefit obligation relates to benefits based upon years of service and final average salary. New management employees hired after December 31, 2014 receive a 6% annual company contribution to their 401(k) plan instead of being enrolled in the defined benefit plans.

The assets, obligations and the components of our pension costs are allocated by WEC Energy Group’s actuary to each of the participating companies as if each participating company had its own plan. The disclosures below are based on an allocation to us of the amounts for WEC Energy Group’s pension plans.

We use a year-end measurement date to measure the funded status of all of the pension and OPEB plans. Due to the regulated nature of our business, we have concluded that substantially all of the unrecognized costs resulting from the recognition of the funded status of the pension and OPEB plans qualify as a regulatory asset.

The following tables provide a reconciliation of the changes in our plans’ benefit obligations and fair value of assets:

	Pension Costs		OPEB Costs
(in millions)	2015	2014	2015	2014
Change in benefit obligation
Obligation at January 1	$1,315.2	$1,223.1	$322.3	$292.4
Service cost	14.7	9.4	9.0	8.1
Interest cost	52.9	59.3	13.4	14.4
Participant contributions	—	—	8.8	8.4
Plan amendments	—	—	—	(5.2)
Transfer to affiliates	(2.4)	—	—	—
Actuarial loss (gain)	(11.5)	110.8	(22.3)	24.3
Other accrued benefits	—	(0.1)	—	—
Benefit payments	(78.3)	(87.3)	(18.7)	(21.1)
Federal subsidy on benefits paid	N/A	N/A	1.3	1.0
Obligation at December 31	$1,290.6	$1,315.2	$313.8	$322.3

Change in fair value of plan assets
Fair value at January 1	$1,160.0	$1,168.9	$224.9	$222.4
Actual return on plan assets	(7.8)	71.2	(1.5)	12.0
Employer contributions	105.0	7.2	2.6	3.2
Participant contributions	—	—	8.8	8.4
Transfer to affiliates	0.4	—	—	—
Benefit payments	(78.3)	(87.3)	(18.7)	(21.1)
Fair value at December 31	$1,179.3	$1,160.0	$216.1	$224.9

Wisconsin Electric Power Company	B-48	2015 Annual Financial Statements

The amounts recognized on our balance sheets at December 31 related to the funded status of the benefit plans were as follows:

	Pension Costs		OPEB Costs
(in millions)	2015	2014	2015	2014
Other long-term assets	$—	$—	$1.9	$1.9
Pension and other postretirement benefit obligations	111.3	155.2	99.6	99.3
Total net liabilities	$111.3	$155.2	$97.7	$97.4

The accumulated benefit obligation for all defined benefit plans was $1,287.5 million and $1,314.3 million as of December 31, 2015 and 2014, respectively.

The following table shows the amounts that have not yet been recognized in our net periodic benefit cost as of December 31:

	Pension Costs		OPEB Costs
(in millions)	2015	2014	2015	2014
Net regulatory assets
Net actuarial loss	$520.9	$476.4	$14.7	$20.7
Prior service cost (credit)	4.3	6.3	(4.1)	(5.2)
Total	$525.2	$482.7	$10.6	$15.5

We estimate that 2016 periodic pension and OPEB costs will include the amortization of previously unrecognized benefit costs (credits) referred to above of $33.8 million and $(0.1) million, respectively.

The following table shows the components of net periodic benefit cost (including amounts capitalized to our balance sheets) for our benefit plans:

	Pension Costs			OPEB Costs
(in millions)	2015	2014	2013	2015	2014	2013
Service cost	$14.7	$9.4	$13.9	$9.0	$8.1	$9.5
Interest cost	52.9	59.3	52.4	13.4	14.4	12.7
Expected return on plan assets	(83.6)	(79.1)	(77.2)	(16.0)	(16.2)	(14.5)
Amortization of prior service cost (credit)	2.0	2.0	2.2	(1.1)	(1.7)	(1.9)
Amortization of net actuarial loss	35.6	26.9	41.7	1.0	0.2	1.5
Amortization of settlement charge	—	—	1.5	—	—	—
Net periodic benefit cost	$21.6	$18.5	$34.5	$6.3	$4.8	$7.3

Wisconsin Electric Power Company	B-49	2015 Annual Financial Statements

Assumptions – Pension and Other Postretirement Benefit Plans

The weighted-average assumptions used to determine the benefit obligations and net periodic benefit costs for the plans were as follows for the years ended December 31:

	Pension Costs			OPEB Costs
	2015	2014	2013	2015	2014	2013
Weighted-average assumptions used to determine benefit obligations as of Dec. 31
Discount rate	4.45%	4.15%	5.00%	4.45%	4.20%	4.95%
Rate of compensation increase	4.00%	4.00%	4.00%	N/A	N/A	N/A

Weighted-average assumptions used to determine net cost for year ended Dec. 31
Discount rate	4.15%	5.00%	4.10%	4.20%	4.95%	4.15%
Expected return on plan assets	7.00%	7.25%	7.25%	7.25%	7.50%	7.50%
Rate of compensation increase	4.00%	4.00%	4.00%	N/A	N/A	N/A

Assumed health care cost trend rates as of Dec. 31
Health care cost trend rate assumed for next year (Pre 65 / Post 65)				7.5%/7.5%	7.5%/7.5%	7.5%/7.5%
Rate that the cost trend rate gradually adjusts to				5.00%	5.00%	5.00%
Year that the rate reaches the rate it is assumed to remain at (Pre 65 / Post 65)				2021/2021	2021/2021	2021/2021

WEC Energy Group consults with its investment advisors on an annual basis to help forecast expected long-term returns on plan assets by reviewing historical returns as well as calculating expected total trust returns using the weighted-average of long-term market returns for each of the major target asset categories utilized in the fund. For 2016, the expected return on assets assumption is 7.00% for the pension plan and 7.25% for the OPEB plan.

Assumed health care cost trend rates have a significant effect on the amounts reported by us for the health care plans. For the year ended December 31, 2015, a one-percentage-point change in assumed health care cost trend rates would have had the following effects:

(in millions)	1% Increase	1% Decrease
Effect on total of service and interest cost components of net periodic postretirement health care benefit cost	$3.2	$(2.6)
Effect on the health care component of the accumulated postretirement benefit obligation	30.3	(25.2)

Plan Assets

Current pension trust assets and amounts which are expected to be contributed to the trusts in the future are expected to be adequate to meet pension payment obligations to current and future retirees.

The Investment Trust Policy Committee oversees investment matters related to all of our funded benefit plans. The Committee works with external actuaries and investment consultants on an on-going basis to establish and monitor investment strategies and target asset allocations. Forecasted cash flows for plan liabilities are regularly updated based on annual valuation results. Target allocations are determined utilizing projected benefit payment cash flows and risk analyses of appropriate investments. They are intended to reduce risk, provide long-term financial stability for the plans and maintain funded levels which meet long-term plan obligations while preserving sufficient liquidity for near-term benefit payments.

Previously, our pension trust target allocation was 45% equity investments and 55% fixed income investments. A transition to a target asset allocation of 35% equity investments, 55% fixed income investments, and 10% private equity and real estate investments began in late 2014. The current OPEB trusts’ target asset allocations are 60% equity investments and 40% fixed income investments. Equity securities include investments in large-cap, mid-cap, and small-cap companies primarily located in the United States. Fixed income securities include corporate bonds of companies from diversified industries, mortgage and other asset backed securities, commercial paper, and U.S. Treasuries.

Wisconsin Electric Power Company	B-50	2015 Annual Financial Statements

Pension and OPEB plan investments are recorded at fair value. See Note 1(n), Fair Value Measurements, for more information regarding the fair value hierarchy and the classification of fair value measurements based on the types of inputs used.

The following table summarizes the fair values of our investments by asset class:

	As of December 31, 2015
	Pension Plan Assets				OPEB Assets
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Asset Class
Cash and cash equivalents	$15.5	$—	$—	$15.5	$2.4	$—	$—	$2.4
Equity securities:
U.S. equity	368.4	—	—	368.4	86.6	—	—	86.6
International equity	97.3	23.9	—	121.2	26.9	1.6	—	28.5
Fixed income securities: *
U.S. bonds	33.8	509.5	—	543.3	2.3	78.0	—	80.3
International bonds	54.7	32.6	—	87.3	10.8	4.5	—	15.3
Private Equity and Real Estate	—	—	43.6	43.6	—	—	3.0	3.0
Total	$569.7	$566.0	$43.6	$1,179.3	$129.0	$84.1	$3.0	$216.1

*	This category represents investment grade bonds of U.S. and foreign issuers denominated in U.S. dollars from diverse industries.

	As of December 31, 2014
	Pension Plan Assets				OPEB Assets
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Asset Class
Cash and cash equivalents	$5.1	$—	$—	$5.1	$0.9	$—	$—	$0.9
Equity securities:
U.S. equity	404.5	—	—	404.5	98.4	—	—	98.4
International equity	103.3	23.9	—	127.2	28.5	1.7	—	30.2
Fixed income securities: *
U.S. bonds	34.2	481.2	—	515.4	2.4	75.8	—	78.2
International bonds	63.7	34.8	—	98.5	11.8	4.7	—	16.5
Private Equity and Real Estate	—	—	9.3	9.3	—	—	0.7	0.7
Total	$610.8	$539.9	$9.3	$1,160.0	$142.0	$82.2	$0.7	$224.9

*	This category represents investment grade bonds of U.S. and foreign issuers denominated in U.S. dollars from diverse industries.

The following tables set forth a reconciliation of changes in the fair value of pension and OPEB plan assets categorized as Level 3 in the fair value hierarchy:

	Private Equity and Real Estate
(in millions)	Pension	OPEB
Beginning balance at January 1, 2015	$9.3	$0.7
Realized and unrealized gains (losses)	1.4	0.1
Purchases	41.8	2.8
Liquidations	(8.9)	(0.6)
Ending balance at December 31, 2015	$43.6	$3.0

	Private Equity and Real Estate
(in millions)	Pension	OPEB
Beginning balance at January 1, 2014	$—	$—
Purchases	9.3	0.7
Ending balance at December 31, 2014	$9.3	$0.7

Wisconsin Electric Power Company	B-51	2015 Annual Financial Statements

Cash Flows

We expect to contribute $6.6 million to the pension plans and $0.1 million to OPEB plans in 2016, dependent upon various factors affecting us, including our liquidity position and possible tax law changes.

The following table shows the payments, reflecting expected future service, that we expect to make for pension and OPEB:

(in millions)	Pension Costs	OPEB Costs
2016	$96.5	$14.4
2017	96.6	15.6
2018	94.3	16.7
2019	93.5	17.8
2020	91.6	18.6
2021-2025	429.0	101.9

Savings Plans

We sponsor savings plans which allow employees to contribute a portion of their pre-tax and/or after-tax income in accordance with plan-specified guidelines. Under these plans, we expensed matching contributions of $13.0 million during 2015, 2014, and 2013.

NOTE 15—COMMITMENTS AND CONTINGENCIES

We have significant commitments and contingencies arising from our operations, including those related to unconditional purchase obligations, environmental remediation, and enforcement and litigation matters.

Unconditional Purchase Obligations

Energy Related Purchased Power Agreements

We routinely enter into long-term purchase and sale commitments for various quantities and lengths of time. We have obligations to distribute and sell electricity and natural gas to our customers and expect to recover costs related to these obligations in future customer rates.

The following table shows our minimum future commitments related to these purchase obligations as of December 31, 2015.

			Payments Due By Period
(in millions)	Date Contracts Extend Through	Total Amounts Committed	2016	2017	2018	2019	2020	Later Years
Electric utility:
Purchased power	2031	$95.4	$29.4	$25.5	$19.3	$5.3	$3.3	$12.6
Coal supply and transportation	2018	410.3	212.9	130.9	66.5	—	—	—
Nuclear	2033	10,012.5	412.8	415.3	420.0	445.4	475.1	7,843.9
Natural gas utility supply and transportation	2024	257.3	58.3	47.1	43.9	40.0	30.9	37.1
Total		$10,775.5	$713.4	$618.8	$549.7	$490.7	$509.3	$7,893.6

Operating Leases

We lease various property, plant, and equipment with various terms in the operating leases. The operating leases generally require us to pay property taxes, insurance premiums, and maintenance costs associated with the leased property. Many of our leases contain one of the following options upon the end of the lease term: (a) purchase the property at the current fair market value, or (b) exercise a renewal option, as set forth in the lease agreement.

Rental expense attributable to operating leases was $6.7 million, $4.8 million, and $4.0 million in 2015, 2014, and 2013, respectively.

Wisconsin Electric Power Company	B-52	2015 Annual Financial Statements

Future minimum payments under noncancelable operating leases are payable as follows:

Payments
Year Ending December 31	(in millions)
2016	$4.9
2017	3.8
2018	3.3
2019	1.4
2020	1.3
Later years	23.1
Total	$37.8

Environmental Matters

Consistent with other companies in the energy industry, we face significant ongoing environmental compliance and remediation obligations related to current and past operations. Specific environmental issues affecting us include, but are not limited to, current and future regulation of air emissions such as SO2, NOx, fine particulates, mercury, and GHGs; water discharges; disposal of coal combustion products such as fly ash; and remediation of impacted properties, including former manufactured gas plant sites.

We have continued to pursue a proactive strategy to manage our environmental compliance obligations, including:

•	the development of additional sources of renewable electric energy supply;

•	the addition of improvements for water quality matters such as treatment technologies to meet regulatory discharge limits and improvements to our cooling water intake systems;

•	the addition of emission control equipment to existing facilities to comply with new ambient air quality standards and federal clean air rules;

•	the protection of wetlands and waterways, threatened and endangered species, and cultural resources associated with utility construction projects;

•	the retirement of old coal plants and conversion to modern, efficient, natural gas generation and super-critical pulverized coal generation;

•	the beneficial use of ash and other products from coal-fired and biomass generating units; and

•	the remediation of former manufactured gas plant sites.

Air Quality

Sulfur Dioxide National Air Ambient Quality Standards – The EPA issued a revised 1-Hour SO2 NAAQS that became effective in August 2010. The EPA issued a final rule in August 2015 describing the implementation requirements and established a compliance timeline for the revised standard.

The final rule affords state agencies latitude in rule implementation. States have the option of modeling or monitoring to show attainment (subject to EPA approval for this selection) and make attainment designation recommendations. If a state chooses modeling and an area does not show attainment, and sources do not agree to reductions by 2017 to allow attainment, the area would be classified as nonattainment. A plan would need to be developed requiring emission reductions to bring the area back into attainment by 2023. Alternatively, if a state opted out of modeling and instead chose to install air quality monitors, and subsequently monitored nonattainment, then it would face a 2026 compliance date. A nonattainment designation could have negative impacts for a localized geographic area, including additional permitting requirements for new or existing sources in the area.

In March 2015, a federal court entered a consent decree between the EPA and the Sierra Club and others agreeing to specific actions related to implementing the revised standard for areas containing large sources emitting above a certain threshold level of SO2. The consent decree requires the EPA to complete attainment designations for certain areas with

Wisconsin Electric Power Company	B-53	2015 Annual Financial Statements

large sources by no later than July 2, 2016. SO2 emissions from PIPP are above the emission threshold, which means that the Marquette area requires action earlier than would otherwise be required under the revised NAAQS. However, we were able to show through modeling that the area should be designated as attainment. Based upon this modeling, the state of Michigan recommended to the EPA that the Marquette area be designated as attainment. We expect that the EPA will act on this recommendation in 2016.

We believe our fleet overall is well positioned to meet the new regulation.

8-Hour Ozone National Air Ambient Quality Standards – The EPA completed its review of the 2008 8-hour ozone standard in November 2014, and announced a proposal to tighten (lower) the NAAQS. In October 2015, the EPA released the final rule, which lowered the limit for ground-level ozone. This is expected to cause nonattainment designations for some counties in Wisconsin with potential future impacts for our fossil-fueled power plant fleet. For nonattainment areas, the state will have to develop a state implementation plan to bring the areas back into attainment. We will be required to comply with this state implementation plan no earlier than 2020 and are in the process of reviewing and determining potential impacts resulting from this rule.

Mercury and Other Hazardous Air Pollutants – In December 2011, the EPA issued the final MATS rule, which imposes stringent limitations on emissions of mercury and other hazardous air pollutants from coal and oil-fired electric generating units beginning in April 2015. In addition, both Wisconsin and Michigan have state mercury rules that require a 90% reduction of mercury; however, these rules are not in effect as long as MATS is in place. In June 2015, the United States Supreme Court (Supreme Court) ruled on a challenge to the MATS rule and remanded the case back to the United States Court of Appeals for the District of Columbia Circuit (D.C. Circuit Court of Appeals), ruling that the EPA failed to appropriately consider the cost of the regulation. The MATS rule has been remanded to the EPA to address the Supreme Court decision, but remains in effect while the EPA completes its cost evaluation.

Our compliance plans currently include capital projects for PIPP to achieve the required reductions for MATS. Construction on the addition of a dry sorbent injection system for further control of mercury and acid gases at PIPP is essentially complete and going through final startup and tuning.

In April 2013, we received a one year MATS compliance extension from the MDEQ for PIPP through April 2016.

Climate Change – In 2015, the EPA issued the Clean Power Plan, a final rule regulating GHG emissions from existing generating units, a proposed federal plan as an alternative to state compliance plans, and final performance standards for modified and reconstructed generating units and new fossil-fueled power plants. The final rule for existing fossil generating units seeks to achieve state-specific GHG emission reduction goals by 2030, and requires states to submit plans by September 6, 2016. States submitting initial plans and requesting an extension would be required to submit final plans by September 2018, either alone or in conjunction with other states. States will be required to meet interim goals over the period from 2022 through 2029, and a final goal in 2030, with the goal of reducing nationwide GHG emissions by 32% from 2005 levels. The rule is seeking GHG emission reductions in Wisconsin and Michigan of 41% and 39%, respectively, below 2012 levels by 2030. The building blocks used by the EPA to determine each state’s emission reduction requirements include a combination of improving power plant efficiency, increasing reliance on combined cycle natural gas units, and adding new renewable energy resources.

Rules for existing, as well as new, modified, and reconstructed generating units became effective in October 2015. A draft Federal Plan and Model Trading Rule were also published in October 2015 for use in developing state plans or for use in states where a plan is not submitted or approved. In December 2015, the state of Wisconsin submitted petitions for review to the EPA of the final standards for existing as well as new, modified, and reconstructed generating units. A petition for review was also submitted jointly by the Wisconsin utilities. The utilities’ petition narrowly asks the EPA to consider revising the state goal for existing units to reflect the 2013 retirement of the Kewaunee Power Station, which could lower the state’s CO2 equivalent reduction goal by about 10%. The state’s petition asks for review of a number of aspects of the final rules, including an adjustment to reflect the Kewaunee Power Station retirement. In January 2016, we submitted comments on the draft Federal Plan and Model Trading Rule. Michigan state agencies announced modeling results that suggest that the state will be able to meet existing source requirements until 2025, based on planned coal plant retirements, along with a continuation of state renewable standards and current levels of energy efficiency. A stakeholder process began in the middle of January 2016. Michigan plans to submit an interim plan by September 6, 2016, with a request for a two year extension for submittal of a final plan.

We are in the process of reviewing the final rule for existing generating units to determine the potential impacts to our operations. The rule could result in significant additional compliance costs, including capital expenditures, could impact

Wisconsin Electric Power Company	B-54	2015 Annual Financial Statements

how we operate our existing fossil-fueled power plants and biomass facility, and could have a material adverse impact on our operating costs. In October 2015, following publication of the final rule, numerous states (including Wisconsin and Michigan), trade associations, and private parties filed lawsuits challenging the final rule, including a request to stay the implementation of the final rule pending the outcome of these legal challenges. The D.C. Circuit Court of Appeals denied the stay request, but on February 9, 2016, the Supreme Court stayed the effectiveness of the rule until disposition of the litigation in the D.C. Circuit Court of Appeals and to the extent that review is sought, at the Supreme Court. Therefore, it is unlikely that states will move forward on the development of state plans until the litigation is complete. In addition, on February 15, 2016, the Governor of Wisconsin issued Executive Order 186, which prohibits state agencies, departments, boards, commissions, or other state entities from developing or promoting the development of a state plan.

We are required to report our CO2 equivalent emissions from our electric generating facilities under the EPA Greenhouse Gases Reporting Program. For 2014, we reported aggregated CO2 equivalent emissions of approximately 23.3 million metric tonnes to the EPA. Based upon our preliminary analysis of the data, we estimate that we will report CO2 equivalent emissions of approximately 25.3 million metric tonnes to the EPA for 2015. The level of CO2 and other GHG emissions vary from year to year and are dependent on the level of electric generation and mix of fuel sources, which is determined primarily by demand, the availability of the generating units, the unit cost of fuel consumed, and how our units are dispatched by MISO.

We are also required to report CO2 equivalent amounts related to the natural gas that our natural gas operations distribute and sell. For 2014, we reported aggregated CO2 equivalent emissions of approximately 4.4 million metric tonnes to the EPA related to our distribution and sale of natural gas. Based upon our preliminary analysis of the data, we estimate that we will report CO2 equivalent emissions of approximately 3.8 million metric tonnes to the EPA for 2015.

Water Quality

Clean Water Act Cooling Water Intake Structure Rule – In August 2014, the EPA issued a final regulation under Section 316(b) of the Clean Water Act, which requires that the location, design, construction, and capacity of cooling water intake structures at existing power plants reflect the Best Technology Available (BTA) for minimizing adverse environmental impacts from both impingement and entrainment. The rule became effective in October 2014, and applies to all of our existing generating facilities with cooling water intake structures, except for the Oak Creek expansion units, which were permitted under the rules governing new facilities.

Facility owners must select from seven compliance options available to meet the impingement mortality (IM) reduction standard. The rule requires state permitting agencies to make BTA determinations, subject to EPA oversight, for IM reduction over the next several years as facility permits are reissued. Based on our assessment, we believe that existing technologies at our generating facilities, except for VAPP Units 1 and 2, satisfy the IM BTA requirements. For VAPP Unit 2, a project to install fish protection screens to meet the IM BTA standard was completed in October 2015. The same types of screens are scheduled to be installed on VAPP Unit 1 starting in September 2016.

BTA determinations must also be made by the WDNR and MDEQ to address entrainment mortality (EM) reduction on a site-specific basis taking into consideration several factors. We have received an EM BTA determination by the WDNR, with EPA concurrence, for our proposed intake modification at VAPP. BTA determinations for EM will be made in future permit reissuances for PWGS, Pleasant Prairie Power Plant, PIPP, and Oak Creek Power Plant Units 5 through 8.

During 2016-2018, we plan to complete studies and evaluate options to address the EM BTA requirements at our plants. With the exception of Pleasant Prairie Power Plant (which has existing cooling towers that meet EM BTA requirements) and VAPP, we cannot yet determine what, if any, intake structure or operational modifications will be required to meet the new EM BTA requirements at our facilities. In addition, the rule allows the EM BTA requirements to be waived in cases of pending facility retirements, which we are currently considering for PIPP. Based on discussions with the MDEQ, if we submit a signed certification with our next National Pollutant Discharge Elimination System permit application stating that PIPP will be retired no later than the end of the next permit cycle (assumed to be October 1, 2022), then the EM BTA requirements will be waived.

Steam Electric Effluent Guidelines – The EPA’s final steam electric effluent guidelines rule took effect in January 2016 and applies to discharges of wastewater from our power plant processes in Wisconsin and Michigan. Unless pending challenges to the final guidelines are successful, the WDNR and MDEQ will modify the state rules and incorporate the new requirements into our facility permits, which are renewed every five years. We expect the new requirements to be phased in between 2018 and 2023 as our permits are renewed. Our power plant facilities already have advanced wastewater treatment technologies installed that meet many of the discharge limits established by this rule. However,

Wisconsin Electric Power Company	B-55	2015 Annual Financial Statements

these standards will require additional wastewater treatment retrofits as well as installation of other equipment to minimize process water use. The final rule phases in new or more stringent requirements related to limits of arsenic, mercury, selenium, and nitrogen in wastewater discharged from wet scrubber systems. New requirements for wet scrubber wastewater treatment will likely require additional biological treatment capital improvements for the Oak Creek and Pleasant Prairie facilities. The rule also requires dry fly ash handling, which is already in place at all of our power plants. Dry bottom ash transport systems are also required by the new rule, and modifications will be required at Oak Creek Units 5 and 6, the Pleasant Prairie units, and PIPP Units 5 through 9. We are beginning preliminary engineering for compliance with the rule and estimate a total cost range of $60 million to $80 million for these biological treatment and bottom ash transport systems.

Valley Power Plant Wisconsin Pollution Discharge Elimination System Permit – The WDNR issued a WPDES permit for VAPP that became effective in January 2013. The permit contained several additional requirements including effluent toxicity testing and monitoring for additional parameters (phosphorous, mercury and ammonia-nitrogen), and a new heat addition limit from the cooling water discharges that all took effect immediately. Other long-term compliance requirements included thermal discharge studies, phosphorous evaluation and feasibility for reduction, mercury minimization planning, and the installation of new cooling water intake fish protection screens. Installation of wedge wire screens for fish protection on the VAPP Unit 2 cooling water intake structure is complete. An identical modification is planned for VAPP Unit 1 in 2016. We are also currently involved in planning to meet the remaining long-term requirements.

Land Quality

Coal Combustion Residuals Rule – In April 2015, the Hazardous and Solid Waste Management System; Disposal of Coal Combustion Residuals from Electric Utilities final rule was entered into the Federal Register. The final rule regulates the disposal of coal combustion residuals as a non-hazardous waste. We do not expect the compliance costs will be significant because we currently have a program of beneficial utilization for most of our coal combustion products. If needed, we have landfill capacity that meets the rule requirements for our remaining coal combustion product sources.

Coal Combustion Product Landfill Sites – We aggressively seek environmentally acceptable, beneficial uses for our coal combustion products. However, some coal combustion products have been, and to a small degree continue to be, managed in company-owned, licensed landfills. Some early designed and constructed landfills have at times required some level of monitoring or remediation. Where we have become aware of these conditions, and where necessary, we have worked to define the nature and extent of the impact, if any, and work has been performed to address these conditions. During 2015, 2014 and 2013, landfill remediation expenses were not material. See Note 8, Asset Retirement Obligations, for more information about obligations related to these sites.

Renewables, Efficiency, and Conservation

Wisconsin Act 141

In 2006, Wisconsin revised the requirements for renewable energy generation by enacting Act 141. Act 141 established a goal that 10% of all electricity consumed in Wisconsin be generated by renewable resources by December 31, 2015. Under Act 141, we are required to increase our renewable energy percentage to 8.27%. To comply with these requirements, we constructed the Blue Sky Green Field wind park, the Glacier Hills wind park, and the Rothschild biomass facility. We also rely on renewable energy purchases to meet our renewable portfolio standard commitments.

We are in compliance with Act 141’s 2015 standard and have entered into agreements for renewable energy credits, which should allow us to remain in compliance through 2022. If market conditions are favorable, we may purchase more renewable energy credits. Act 141 assigned responsibility for the administration of energy efficiency, conservation, and renewable programs to the PSCW and/or contracted third parties. The funding required by Act 141 for 2015 was 1.2% of our annual operating revenues.

Michigan Act 295

In 2008, Michigan revised the requirements for renewable energy generation by enacting Act 295. Act 295 requires 10% of the state’s energy to come from renewables by 2015 and energy optimization (efficiency) targets up to 1% annually by 2015. We are currently in compliance with this requirement. Act 295 specifically calls for current recovery of costs incurred to meet the standards and provides for ongoing review and revision to assure the measures taken are cost-effective.

Wisconsin Electric Power Company	B-56	2015 Annual Financial Statements

Manufactured Gas Plant Remediation

We have identified sites at which we or a predecessor company owned or operated a manufactured gas plant or stored manufactured gas. We have also identified other sites that may have been impacted by historical manufactured gas plant activities. We are responsible for the environmental remediation of these sites. We are also working with various state jurisdictions in our investigation and remediation planning. These sites are at various stages of investigation, monitoring, remediation, and closure.

The future costs for detailed site investigation, future remediation, and monitoring are dependent upon several variables including, among other things, the extent of remediation, changes in technology, and changes in regulation. Historically, our regulators have allowed us to recover incurred costs, net of insurance recoveries and recoveries from potentially responsible parties, associated with the remediation of manufactured gas plant sites. Accordingly, we have established regulatory assets for costs associated with these sites.

We have established the following regulatory assets and reserves related to manufactured gas plant sites as of December 31:

(in millions)	2015	2014
Regulatory assets	$16.9	$18.7
Reserves for future remediation	5.6	6.5

Enforcement and Litigation Matters

We are involved in legal and administrative proceedings before various courts and agencies with respect to matters arising in the ordinary course of business. Although we are unable to predict the outcome of these matters, management believes that appropriate reserves have been established and that final settlement of these actions will not have a material effect on our financial condition or results of operations.

Paris Generating Station Wisconsin Pollution Discharge Elimination System Permit

In November 2014, the WDNR reissued the WPDES permit for the PSGS. We believed that the WDNR imposed unreasonable permit conditions with respect to temperature monitoring, the control of water treatment additive, and phosphorus discharges. To address these permit conditions, we filed a petition for a contested case hearing with the WDNR in January 2015. On the same day, we also filed a request to be covered by the statewide phosphorus variance to address one of our concerns with the permit. We reached an agreement with the WDNR with respect to the permit conditions for temperature monitoring and for restrictions related to the use of a water treatment additive. In March 2015, the WDNR issued a final WPDES permit with agreed upon modifications, and we withdrew our petition for a contested case hearing. In July 2015, the Milwaukee County Circuit Court entered a stipulation and Order for Judgment between the WDNR and Wisconsin Department of Justice. This order resolves the litigation by allowing us to maintain the ability to apply for and be covered by the statewide phosphorus variance.

Paris Generating Station Units 1 and 4 Construction Permit

In December 2013, Act 91 was signed into law in Wisconsin, creating a process by which the EPA and WDNR were able to revise the regulations and emissions rates applicable to PSGS Units 1 and 4, allowing those units to restart after a temporary outage related to a construction permit matter with the WDNR. We received an “after the fact” permit from the WDNR, and the units are now available for service. In October, 2014, the Sierra Club filed for a contested case hearing with the WDNR challenging this permit.

In February 2013, the Sierra Club also filed for a contested case hearing with the WDNR in connection with the administration order issued in this matter, which was granted. However, a hearing has not yet been scheduled.

Valley Power Plant Title V Air Permit

In February 2011, the WDNR renewed VAPP’s Title V operating permit for five years. In March 2011, the Sierra Club petitioned the EPA for additional reductions and monitoring for particulate matter and revisions to certain applicable requirements. No timeline has been set by the EPA to respond to that petition. In May 2012, the Sierra Club filed a notice of intent to bring suit to force the EPA to issue a response to that petition. We believe that the permit was properly issued

Wisconsin Electric Power Company	B-57	2015 Annual Financial Statements

and that the plant is in compliance with all applicable regulations and standards. However, if as a result of this proceeding the permit is remanded to the WDNR, the plant will continue to operate under the previous operating permit.

Solvay Coke and Gas Site

In August 2004, we were identified as a potentially responsible party at the Solvay Coke and Gas Site located in Milwaukee, Wisconsin. A predecessor company of ours owned a parcel of property that is within the property boundaries of the site. In 2007, we and several other parties entered into an Administrative Settlement Agreement and Order with the EPA to perform additional investigation and assessment and reimburse the EPA’s oversight costs. The final remedial investigation report was submitted to the EPA in December 2015, and work will now begin on the feasibility study. Under the Administrative Settlement Agreement, we did not admit to any liability for the site, waive any liability defenses, or commit to perform future site remedial activities. Our share of the costs to perform the required work and reimburse the EPA’s oversight costs, as well as potential future remediation cost estimates and reserves, are included in the estimated manufactured gas plant values reported above.

NOTE 16—FAIR VALUE MEASUREMENTS

The following tables summarize our financial assets and liabilities that were accounted for at fair value on a recurring basis, categorized by level within the fair value hierarchy:

	December 31, 2015
(in millions)	Level 1	Level 2	Level 3	Total
Derivative assets
Natural gas contracts	$0.5	$—	$—	$0.5
FTRs	—	—	1.6	1.6
Petroleum products contracts	1.2	—	—	1.2
Coal contracts	—	2.0	—	2.0
Total derivative assets	$1.7	$2.0	$1.6	$5.3

Derivative liabilities
Natural gas contracts	$9.2	$0.2	$—	$9.4
Petroleum products contracts	4.4	—	—	4.4
Coal contracts	—	7.6	—	7.6
Total derivative liabilities	$13.6	$7.8	$—	$21.4

	December 31, 2014
(in millions)	Level 1	Level 2	Level 3	Total
Derivative assets
Natural gas contracts	$0.4	$1.9	$—	$2.3
FTRs	—	—	7.0	7.0
Coal contracts	—	3.3	—	3.3
Total derivative assets	$0.4	$5.2	$7.0	$12.6

Derivative liabilities
Natural gas contracts	$6.8	$0.3	$—	$7.1
Coal contracts	—	0.2	—	0.2
Total derivative liabilities	$6.8	$0.5	$—	$7.3

The derivative assets and liabilities listed in the tables above include options, swaps, futures, physical commodity contracts, and other instruments used to manage market risks related to changes in commodity prices. They also include FTRs, which are used to manage electric transmission congestion costs in the MISO Energy Markets. See Note 17, Derivative Instruments, for more information.

Wisconsin Electric Power Company	B-58	2015 Annual Financial Statements

The following table summarizes the changes to derivatives classified as Level 3 in the fair value hierarchy:

(in millions)	2015	2014	2013
Balance as of January 1	$7.0	$3.5	$4.7
Purchases	3.9	15.6	10.6
Settlements	(9.3)	(12.1)	(11.8)
Balance as of December 31	$1.6	$7.0	$3.5

Unrealized gains and losses on Level 3 derivatives are deferred as regulatory assets or liabilities. Therefore, these fair value measurements have no impact on earnings. Realized gains and losses on these instruments flow through cost of sales on our income statements.

Fair Value of Financial Instruments

The following table shows the financial instruments included on our balance sheets that are not recorded at fair value:

	December 31, 2015		December 31, 2014
(in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Preferred stock	$30.4	$27.3	$30.4	$27.1
Long-term debt including current portion *	$2,658.8	$2,888.2	$2,412.7	$2,759.6

*	Long-term debt excludes capital lease obligations.

NOTE 17—DERIVATIVE INSTRUMENTS

The following table shows our derivative assets and derivative liabilities:

		December 31, 2015		December 31, 2014
(in millions)	Balance Sheet Presentation	Derivative Assets	Derivative Liabilities	Derivative Assets	Derivative Liabilities
Natural gas	Other current	$0.5	$8.1	$2.3	$6.4
Natural gas	Other long-term	—	1.3	—	0.7
Petroleum products	Other current	0.9	3.3	—	—
Petroleum products	Other long-term	0.3	1.1	—	—
FTRs	Other current	1.6	—	7.0	—
Coal	Other current	1.7	3.4	2.7	0.2
Coal	Other long-term	0.3	4.2	0.6	—
	Other current	4.7	14.8	12.0	6.6
	Other long-term	0.6	6.6	0.6	0.7
Total		$5.3	$21.4	$12.6	$7.3

Our estimated notional volumes and gains (losses) were as follows:

	December 31, 2015		December 31, 2014		December 31, 2013
(in millions)	Volume	Gains (Losses)	Volume	Gains	Volume	Gains (Losses)
Natural gas	24.0 Dth	$(12.6)	21.4 Dth	$4.0	24.0 Dth	$(4.0)
Petroleum products	4.0 gallons	(0.2)	9.2 gallons	0.5	8.6 gallons	0.5
FTRs	22.8 MWh	3.2	26.1 MWh	12.7	25.3 MWh	14.9
Total		$(9.6)		$17.2		$11.4

As of December 31, 2015 and 2014, we posted collateral of $14.9 million and $6.9 million, respectively, in our margin accounts.

Wisconsin Electric Power Company	B-59	2015 Annual Financial Statements

The following table shows derivative assets and derivative liabilities if derivative instruments by counterparty were presented net on the balance sheet:

	December 31, 2015		December 31, 2014
	Derivative	Derivative	Derivative	Derivative
(in millions)	Assets	Liabilities	Assets	Liabilities
Gross amount recognized on the balance sheet	$5.3	$21.4	$12.6	$7.3
Gross amount not offset on the balance sheet *	(0.7)	(13.5)	(0.4)	(6.8)
Net amount	$4.6	$7.9	$12.2	$0.5

*	Includes cash collateral posted of $12.8 million and $6.4 million as of December 31, 2015 and 2014, respectively.

NOTE 18—VARIABLE INTEREST ENTITIES

The primary beneficiary of a variable interest entity must consolidate the entity’s assets and liabilities. In addition, certain disclosures are required for significant interest holders in variable interest entities.

We assess our relationships with potential variable interest entities, such as our coal suppliers, natural gas suppliers, coal and natural gas transporters, and other counterparties related to power purchase agreements, investments, and joint ventures. In making this assessment, we consider, along with other factors, the potential that our contracts or other arrangements provide subordinated financial support, the obligation to absorb the entity’s losses, the right to receive residual returns of the entity, and the power to direct the activities that most significantly impact the entity’s economic performance.

American Transmission Company

We own approximately 23% of ATC, a for-profit, transmission-only company regulated by the FERC. We have determined that ATC is a variable interest entity but that consolidation is not required since we are not ATC’s primary beneficiary. We do not have the power to direct the activities that most significantly impact ATC’s economic performance. We instead account for ATC as an equity method investment. See Note 4, Investment in American Transmission Company, for more information.

The significant assets and liabilities related to ATC recorded on our balance sheet at December 31, 2015 included our equity investment and accounts payable. At December 31, 2015, our equity investment was $382.2 million, which approximates our maximum exposure to loss as a result of our involvement with ATC. In addition, we had $19.9 million of accounts payable due to ATC at December 31, 2015 for network transmission services.

Purchased Power Agreement

We have identified a purchased power agreement that represents a variable interest. This agreement is for 236 MW of firm capacity from a natural gas-fired cogeneration facility, and we account for it as a capital lease. The agreement includes no minimum energy requirements over the remaining term of approximately 6 years. We have examined the risks of the entity, including operations and maintenance, dispatch, financing, fuel costs, and other factors, and have determined that we are not the primary beneficiary of the entity. We do not hold an equity or debt interest in the entity, and there is no residual guarantee associated with the purchased power agreement.

We have approximately $130.5 million of required payments over the remaining term of this agreement. We believe that the required lease payments under this contract will continue to be recoverable in rates. Total capacity and lease payments under this contract for the years ended December 31, 2015, 2014, and 2013 were $53.6 million, $53.0 million, and $50.3 million, respectively. Our maximum exposure to loss is limited to the capacity payments under the contract.

Wisconsin Electric Power Company	B-60	2015 Annual Financial Statements

NOTE 19—REGULATORY ENVIRONMENT

2015 Wisconsin Rate Order

In May 2014, we applied to the PSCW for a biennial review of costs and rates. In December 2014, the PSCW approved the following rate adjustments, effective January 1, 2015:

•	A net bill increase related to non-fuel costs for our retail electric customers of approximately $2.7 million (0.1%) in 2015. This amount reflects the receipt of SSR payments from MISO that were higher than we anticipated when we filed our rate request in May 2014, as well as an offset of $26.6 million related to a refund of prior fuel costs and the remainder of the proceeds from a Treasury Grant that we received in connection with our biomass facility. The majority of this $26.6 million was returned to customers in the form of bill credits in 2015.

•	A rate increase for our retail electric customers of $26.6 million (0.9%) in 2016, related to the expiration of the bill credits provided to customers in 2015.

•	A rate decrease of $13.9 million (-0.5%) in 2015 related to a forecasted decrease in fuel costs.

•	A rate decrease of $10.7 million (-2.4%) for our natural gas customers in 2015, with no rate adjustment in 2016.

•	A rate increase of approximately $0.5 million (2.0%) for our Downtown Milwaukee (Valley) steam utility customers in 2015, with no rate adjustment in 2016.

•	A rate increase of approximately $1.2 million (7.3%) for our Milwaukee County steam utility customers in 2015, with no rate adjustment in 2016.

Our authorized ROE was set at 10.2%, and our common equity component remained at an average of 51%. The PSCW order reaffirmed the deferral of our transmission costs, and it verified that 2015 and 2016 fuel costs should continue to be monitored using a 2% tolerance window. The PSCW approved a change in rate design for us, which includes higher fixed charges to better match the related fixed costs of providing service. The PSCW order also authorized escrow accounting for SSR revenues because of the uncertainty of the actual revenues we will receive under the PIPP SSR agreements. Under escrow accounting, we will record SSR revenues from MISO of $90.7 million a year. If actual SSR payments from MISO exceed $90.7 million a year, the difference will be deferred and returned to customers, with interest, in a future rate case. If actual SSR payments from MISO are less than $90.7 million a year, the difference will be deferred and recovered from customers with interest, in a future rate case.

In January 2015, certain parties appealed a portion of the PSCW’s final decision adopting our specific rate design changes, including new charges for customer-owned generation within our service territory. The Dane County Circuit Court, in its November 2015 order, ruled that there was not enough evidence provided in our rate case to support a demand charge for customer-owned generation. As a result, this demand charge did not take effect on January 1, 2016. No other rates approved by the PSCW in the rate case were impacted by the Dane County Circuit Court order.

Earnings Sharing Agreement

In May 2015, the PSCW approved the acquisition of Integrys subject to the condition of an earnings sharing mechanism for us. See Note 2, Acquisition, for more information on this earnings sharing mechanism.

2013 Wisconsin Rate Order

In March 2012, we initiated a rate proceeding with the PSCW. In December 2012, the PSCW approved the following rate adjustments, effective January 1, 2013:

•	A net bill increase related to non-fuel costs for our retail electric customers of approximately $70.0 million (2.6%) in 2013. This amount reflected an offset of approximately $63.0 million (2.3%) for bill credits related to the proceeds of the Treasury Grant, including associated tax benefits. Absent this offset, the retail electric rate increase for non-fuel costs was approximately $133.0 million (4.8%) in 2013.

•	An electric rate increase for our electric customers of approximately $28.0 million (1.0%) in 2014, and a $45.0 million (-1.6%) reduction in bill credits.

Wisconsin Electric Power Company	B-61	2015 Annual Financial Statements

•	Recovery of a forecasted increase in fuel costs of approximately $44.0 million (1.6%) in 2013.

•	A rate decrease of approximately $8.0 million (-1.9%) for our natural gas customers in 2013, with no rate adjustment in 2014. The rates reflect a $6.4 million reduction in bad debt expense.

•	An increase of approximately $1.3 million (6.0%) for our Downtown Milwaukee (Valley) steam utility customers in 2013 and another $1.3 million (6.0%) in 2014.

•	An increase of approximately $1.0 million (7.0%) in 2013 and $1.0 million (6.0%) in 2014 for our Milwaukee County steam utility customers.

Based on the PSCW order, our authorized ROE remained at 10.4%. In addition, the PSCW approved escrow accounting treatment for the Treasury Grant. The PSCW also determined the construction costs for the Oak Creek expansion units were prudently incurred, and it approved the recovery of the majority of these costs in rates.

NOTE 20—MICHIGAN SETTLEMENT

In March 2015, we, along with Wisconsin Energy Corporation, entered into an Amended and Restated Settlement Agreement with the Attorney General of the State of Michigan, the Staff of the MPSC, Tilden Mining Company, and Empire Iron Mining Partnership (Amended Agreement) to resolve all objections these parties raised with the MPSC related to Wisconsin Energy Corporation’s acquisition of Integrys. The agreement includes the following provisions:

•	The parties to the Amended Agreement agree that the acquisition satisfies the applicable requirements under Michigan law and should be approved by the MPSC.

•	We will not enter into an SSR agreement for the operation of PIPP so long as both mines, if operational, remain full requirements customers of ours until the earlier of (i) the date a new, clean generation plant located in the Upper Peninsula of Michigan commences commercial operation or (ii) December 31, 2019. The prior SSR agreement was terminated effective February 1, 2015, with the return of the mines as full requirements customers.

•	Wisconsin Energy Corporation commits to invest, either through an ownership interest or a purchased power agreement, or to have, if formed, a future Michigan jurisdictional utility invest, in a plant subject to the issuance of a Certificate of Necessity from the MPSC. The costs of this plant would be recovered from Michigan customers.

In addition, in March 2015, we entered into a special contract with each of the mines to provide full requirements electric service through December 31, 2019.

In April 2015, the MPSC approved the acquisition of Integrys, the Amended Agreement, and the special contracts with the two mines.

NOTE 21—SEGMENT INFORMATION

At December 31, 2015, we reported three segments, which are described below. We manage our reportable segments separately due to their different operating and regulatory environments.

•	Our electric utility segment is engaged in the generation, distribution, and sale of electricity in southeastern (including metropolitan Milwaukee), east central, and northern Wisconsin and the Upper Peninsula of Michigan.

•	Our natural gas utility segment is engaged in the purchase, distribution, and sale of natural gas to retail customers and the transportation of customer-owned natural gas in our three service areas within southeastern, east central, and northern Wisconsin.

•	Our steam utility segment produces, distributes, and sells steam to space heating and processing customers in metropolitan Milwaukee, Wisconsin.

Wisconsin Electric Power Company	B-62	2015 Annual Financial Statements

Operating income is used to measure segment profitability and to allocate resources to our utility businesses. Total asset information is not provided for our reportable segments since, as an integrated electric, natural gas, and steam utility company, significant assets are not dedicated to a specific reportable segment. Reporting assets by segment would require arbitrary and potentially misleading allocations, which may not necessarily reflect the assets that would be required for the operation of the reportable segments on a stand-alone basis.

All of our operations and assets are located within the United States. The following tables show summarized financial information concerning our reportable segments for the years ended December 31, 2015, 2014, and 2013.

				Wisconsin Electric
		Natural Gas		Power Company
2015 (in millions)	Electric Utility	Utility	Steam Utility	Consolidated
Operating revenues *	$3,413.4	$399.7	$41.0	$3,854.1
Other operation and maintenance	1,309.1	59.2	16.6	1,384.9
Depreciation and amortization	270.4	29.1	4.5	304.0
Operating income	582.7	60.6	5.6	648.9
Equity in earnings of transmission affiliate	47.8	—	—	47.8
Capital expenditures	444.6	71.7	2.9	519.2

				Wisconsin Electric
		Natural Gas		Power Company
2014 (in millions)	Electric Utility	Utility	Steam Utility	Consolidated
Operating revenues *	$3,401.1	$614.2	$44.1	$4,059.4
Other operation and maintenance	1,268.9	70.0	17.5	1,356.4
Depreciation and amortization	244.1	30.5	3.7	278.3
Operating income	565.6	77.2	7.6	650.4
Equity in earnings of transmission affiliate	57.9	—	—	57.9
Capital expenditures	489.3	69.3	3.2	561.8

				Wisconsin Electric
		Natural Gas		Power Company
2013 (in millions)	Electric Utility	Utility	Steam Utility	Consolidated
Operating revenues *	$3,308.7	$451.9	$39.6	$3,800.2
Other operation and maintenance	1,323.8	75.0	18.5	1,417.3
Depreciation and amortization	201.5	25.5	3.6	230.6
Operating income	533.2	69.8	2.9	605.9
Equity in earnings of transmission affiliate	60.2	—	—	60.2
Capital expenditures	467.8	60.0	11.1	538.9

*	We account for all intersegment revenues at rates established by the PSCW. Intersegment revenues were not material.

NOTE 22—QUARTERLY FINANCIAL INFORMATION (Unaudited)

(in millions)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
2015
Operating revenues	$1,084.6	$883.0	$981.1	$905.4	$3,854.1
Operating income	204.7	128.7	169.8	145.7	648.9
Net income attributed to common shareholder	121.4	74.6	100.1	79.6	$375.7

2014
Operating revenues	$1,226.7	$905.7	$937.8	$989.2	$4,059.4
Operating income	221.8	144.2	156.2	128.2	650.4
Net income attributed to common shareholder	127.0	90.0	89.8	69.9	376.7

Due to various factors, the quarterly results of operations are not necessarily comparable.

Wisconsin Electric Power Company	B-63	2015 Annual Financial Statements

NOTE 23—NEW ACCOUNTING PRONOUNCEMENTS

Revenue Recognition

In May 2014, the FASB and the International Accounting Standards Board issued their joint revenue recognition standard, ASU 2014-09, Revenue from Contracts with Customers. This guidance is effective for fiscal years and interim periods beginning after December 15, 2017, and can either be applied retrospectively or as a cumulative-effect adjustment as of the date of adoption. We are currently assessing the effects this guidance may have on our financial statements.

Classification and Measurement of Financial Instruments

In January 2016, the FASB issued ASU 2016-01, Classification and Measurement of Financial Assets and Liabilities. This guidance is effective for fiscal years and interim periods beginning after December 15, 2017, and will be recorded with a cumulative-effect adjustment to beginning retained earnings as of the beginning of the fiscal year in which the guidance is effective. We are currently assessing the effects this guidance may have on our financial statements.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. We are currently assessing the effects this guidance may have on our financial statements.

Wisconsin Electric Power Company	B-64	2015 Annual Financial Statements

Deloitte & Touche LLP Suite 1400 555 E. Wells Street Milwaukee, WI 53202-3824 USA Tel: +1 414 271 3000 Fax: +1 414 347 6200

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Wisconsin Electric Power Company:

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Wisconsin Electric Power Company and subsidiary (the “Company”) as of December 31, 2015 and 2014, and the related consolidated income statements, statements of equity, and statements of cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Wisconsin Electric Power Company and subsidiary as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

February 26, 2016

B-65	Member of Deloitte Touche Tohmatsu

WISCONSIN ELECTRIC POWER COMPANY

COMPARATIVE SELECTED FINANCIAL DATA AND OTHER STATISTICS

As of or for Year Ended December 31
(in millions)	2015	2014	2013	2012	2011
Operating revenues	$3,854.1	$4,059.4	$3,800.2	$3,613.3	$3,727.6
Net income attributed to common shareholder	375.7	376.7	360.0	366.1	338.4
Total assets (1) (2)	13,139.6	12,597.2	12,207.2	12,016.2	11,659.3
Long-term debt and capital lease obligations (excluding current portion) (1)	5,351.3	4,875.2	4,876.7	4,917.5	4,982.1

(1)	In the fourth quarter of 2015, we early implemented ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs. As a result, debt issuance costs previously reported as other long-term assets were reclassified to offset long-term debt for all periods presented. Amounts reclassified were $2.8 million in 2014, $2.6 million in 2013, $2.3 million in 2012, and $2.0 million in 2011.

(2)	In the fourth quarter of 2015, we early implemented ASU 2015-17, Balance Sheet Classification of Deferred Taxes. As a result, current deferred income taxes previously reported as a separate component of current assets were reclassified to offset long-term deferred income tax liabilities. Amounts reclassified were $46.7 million in 2014, $75.8 million in 2013, and $4.1 million in 2012. No reclassification was needed for 2011.

Wisconsin Electric Power Company	B-66	2015 Annual Financial Statements

MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

DIVIDENDS

Dividends declared on our common stock during the two most recent fiscal years are set forth below. Dividends were paid entirely in cash. Dividends were paid to our sole common stockholder, WEC Energy Group. There is no established public trading market for our common stock.

Quarter
(in millions)	2015	2014
First	$60.0	$110.0
Second	60.0	110.0
Third	60.0	110.0
Fourth	60.0	60.0
Total	$240.0	$390.0

Subject to any regulatory restriction or other limitations on the payment of dividends, future dividends will be at the discretion of the Board of Directors and will depend upon, among other factors, our earnings, financial condition, and other requirements.

Various financing arrangements and regulatory requirements impose certain restrictions on our ability to transfer funds to WEC Energy Group in the form of cash dividends, loans or advances. Under Wisconsin law, we are prohibited from loaning funds, either directly or indirectly, to WEC Energy Group. See Note 9, Common Equity, for more information regarding restrictions on our ability to pay dividends.

Wisconsin Electric Power Company	B-67	2015 Annual Financial Statements

DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

The information under “Nominees for Election to the Board of Directors” in Wisconsin Electric Power Company’s definitive Information Statement dated March 31, 2016, attached hereto, is incorporated herein by reference.

EXECUTIVE OFFICERS

The names and positions as of December 31, 2015 of Wisconsin Electric’s executive officers are listed below.

Gale E. Klappa - Chairman of the Board and Chief Executive Officer.

Allen L. Leverett - President.

J. Kevin Fletcher - Executive Vice President-Customer Service and Operations.

Robert M. Garvin - Executive Vice President-External Affairs.

J. Patrick Keyes - Executive Vice President and Chief Financial Officer.

Susan H. Martin - Executive Vice President, General Counsel and Corporate Secretary.

Joan M. Shafer - Executive Vice President-Human Resources and Organizational Effectiveness.

William J. Guc - Vice President and Controller.

Scott J. Lauber - Vice President and Treasurer.

The following actions with respect to the Company’s executive leadership team have also been announced:

•	Effective May 1, 2016, Allen L. Leverett has been named Chief Executive Officer.
•	Effective May 1, 2016, J. Kevin Fletcher has been named President.
•	Effective April 1, 2016, Scott J. Lauber has been named Executive Vice President and Chief Financial Officer.
•	Effective April 1, 2016, Tom Metcalfe has been named Executive Vice President - Generation.
•	Effective April 1, 2016, James A. Schubilske has been named Vice President and Treasurer.

Wisconsin Electric Power Company	B-68	2015 Annual Financial Statements